UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Procera Networks, Inc.
(Name of small business issuer in its charter)

Nevada	7371	33-0974674
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial classification Code Number)	(IRS Employer Identification No.)

100C Cooper Court
Los Gatos, California 95032
(408) 354-7200
(Address and telephone number of principal executive offices and principal place of business)

Douglas J. Glader
President
Procera Networks, Inc.
100C Cooper Court
Los Gatos, California 95032
(Name, address and telephone number of agent for service)

Copies to:
Eric C. Jensen, Esq.
Michael E. Tenta, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square, 3000 El Camino Real
Palo Alto, CA 94306
Phone; (650) 843-5636   Fax:  (650) 849-7400

Approximate Date of Proposed Sale to Public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed Maximum offering price per unit (2)	Proposed Maximum aggregate offering price (2)	Amount of registration fee

COMMON STOCK, $0.001 PAR VALUE	21,519,322 SHARES	$2.87	$ 61,760,454	$1,896.05

TOTAL	21,519,322 SHARES	$2.87	$ 61,760,454	$1,896.05

(1) Includes 4,515,459 shares of common stock issuable upon exercise of outstanding warrants.  In accordance with Rule 416 under the Securities Act, there are also being registered hereby such indeterminate number of additional shares of common stock as may become issuable pursuant to adjustment provisions of the warrants.

(2) The maximum aggregate offering price is estimated in accordance with Rule 457(c) under the Securities act of 1933, as amended, solely for the purpose of calculating the registration fee and is equal to the product resulting from multiplying 21,519,322, the number of shares registered by this Registration Statement, by $2.87, the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on  a date within five days prior to the filing of this Registration Statement..

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITYHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, October 5, 2007

PRELIMINARY PROSPECTUS

PROCERA  NETWORKS, INC

21,519,322 Shares of Common Stock

The shares of common stock covered by this Prospectus are being registered to permit the selling stockholders to sell such shares from time to time in the public market.  Such sales may occur through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution”.  If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.  We will not receive any of the proceeds from the sale of common stock by selling stockholders.  We will receive proceeds from the exercise by certain selling stockholders who have warrants to purchase our common stock.

Our common stock is listed on the American Stock Exchange. Our trading symbol is "PKT".  On October 1, 2007, the closing price of our common stock was $2.92 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE "RISK FACTORS" BEGINNING AT PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2007

PROCERA NETWORKS, INC.

Part I

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus.  We have not authorized any person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

Procera and our logo are trademarks of Procera Networks, Inc.  All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus.  Investors should read carefully the entire prospectus including the information set forth under "Risk Factors" and the documents incorporated by reference in this prospectus before making an investment decision.  Unless the context otherwise requires, the terms "Procera Networks, Inc.," "Procera Networks," "we," "us," and "our" refer to Procera Networks, Inc.

THE OFFERING

Common stock offered by the selling stockholders:	21,519,322 shares, including shares of common stock issuable upon exercise of the warrants held by certain selling stockholders.

Use of proceeds:
We will not receive any of the proceeds from the sale of shares by the selling stockholders; however, if certain selling stockholders who have warrants decide to exercise such warrants, we may receive proceeds from the exercise of those warrants, which will be used for working capital and general corporate purposes.

Risk Factors:	An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus.

AMEX Symbol:	"PKT"

OUR COMPANY

Procera Networks, Inc. (“Procera”) is a Nevada corporation and is headquartered in Los Gatos, California. Procera’s mission is to develop and market intelligent network products to protect, control and optimize internet based traffic.  Procera common stock trades under the symbol ”PKT”.

On June 28, 2006, Procera and all shareholders of Netintact AB, a Swedish corporation ("Netintact") entered into a Stock Exchange Agreement and Plan of Reorganization to make Netintact a wholly owned subsidiary of Procera.  The agreement was amended with the First Amended and Restated Stock Exchange Agreement and Plan of Reorganization (the "Agreement effective as of August 18, 2006.  The Agreement was amended again on January 24, 2007 to, among other things, amend several of the terms and conditions of the incentive warrants, closing date warrants and incentive share plan.

On September 29, 2006, Procera and two of the three shareholders of Netintact PTY, an Australian company (“Netintact PTY”) entered into a certain Stock Exchange Agreement and Plan of Reorganization and closed the transaction effective as of September 29, 2006.  Netintact, the remaining shareholder of Netintact PTY, owns 51 shares of Common Stock of Netintact PTY, constituting fifty-one percent (51%) of the issued and outstanding securities of Netintact PTY.

From May 1, 2002, the date of our inception, through July 2, 2006, we operated as a development stage company, devoting substantially all of our efforts and resources to developing and testing new products and raising capital.  During the three months ended October 1, 2006, we emerged from the development stage as a result of our acquisition on August 18, 2006 of Netintact, a private enterprise located in Varberg, Sweden and its line of mature software products for managing the flow of network traffic on local area networks.

As a result of the Netintact and Netintact PTY transactions, the core products and business of Procera have changed dramatically.  Today, Procera is looking to become one of the prominent next generation traffic management providers for broadband service networks.  Netintact’s flagship product and technology, PacketLogic, now form the core of Procera’s product offering.  There are over 750 PacketLogic installations at more than 400 service providers, telephone companies, enterprises, colleges and universities around the world.

Our principal executive offices are located at 100 Cooper Court Los Gatos, California 95032.  Our telephone number is (408) 354-7200.  The address of our website is www.proceranetworks.com.  Information on our website is not part of this prospectus.

SUMMARY FINANCIAL DATA

The summary financial data set forth below with respect to our consolidated statements of operations and balance sheets for the fiscal years ended December 31, 2006 and January 1, 2006 are derived from our audited consolidated financial statements and the related notes which are contained elsewhere herein.  The statement of operations data for the six months ended June 30, 2007 and July 2, 2006 and the balance sheet data at June 30, 2007 are derived from our unaudited consolidated financial statements, which have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for such period.  The operating results for the six months ended June 30, 2007 and July 2, 2006 are not necessarily indicative of the operating results to be expected in the future.  Such financial data should be read in conjunction with our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Fiscal Years Ended		Six Months Ended
	December 31,	January 1,	June 30,	July 2,
	2006	2006	2007	2006
STATEMENT OF OPERATIONS DATA:
Sales	$1,914,430	$254,809	$4,101,929	$77,083
Cost of sales	630,788	307,799	1,116,944	213,110
Gross Margin	1,283,642	(52,990)	2,984,985	(136,027)
Total operating expenses	9,046,598	6,696,503	7,988,827	3,515,096
Loss from operations	(7,762,956)	(6,749,493)	(5,003,842)	(3,651,123)
Net loss	$(7,503,479)	$(6,738,915)	$(4,467,996)	$(3,649,375)
Net Loss per share-basic and diluted	$(0.15)	$(0.22)	$(0.07)	$(0.09)

	As of
	June 30,	December 31,	January 1,
	2007	2006	2006
BALANCE SHEET DATA:
Cash and cash equivalents	$8,926,380	$5,214,177	$1,254,831
Working Capital	9,062,190	5,410,971	733,993
Total assets	21,187,401	17,503,421	1,697,531
Total current liabilities	3,179,829	1,347,388	830,328
Stockholders’ equity	15,674,672	13,289,660	850,974

RISK FACTORS

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control.  The following discussion highlights some of the risks that could materially adversely affect our business, financial condition, or operating results.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

We completed the merger of Netintact on August 18, 2006 and Netintact, PTY on September 29, 2006.  The products we sell are exclusively from the merged company.  While we have the experience of Netintact operations on a stand alone basis, we have had limited operating history on a combined basis upon which we can evaluate our business and prospects.  We have yet to develop sufficient experience regarding actual revenues to be achieved from our combined operations.

We have only recently launched many of the products and services on a worldwide basis. You must consider the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition could be materially and adversely affected.

WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE.

For the six months ended June 30, 2007 we had losses from operations of $(4,467,996).  We will continue to incur losses from operations for the foreseeable future.  These losses will result primarily from costs related to investment in sales and marketing, product development and administrative expenses.  Our management believes these expenditures are necessary to build and maintain hardware and software technology and to further penetrate the markets for our products.  If our revenue growth is slower than anticipated or our operating expenses exceed expectations, our losses will be greater.  We may never achieve profitability.

WE MAY NEED FURTHER CAPITAL.

Based on current reserves and anticipated cash flow from operations, our working capital will be sufficient to meet the needs of our business through the end of 2008.  However a number of factors including lower than anticipated revenues, higher than expected cost of goods sold or expenses, or the inability of our customers to pay for the goods and services ordered may negatively impact our expectations.  As a result, we anticipate raising additional capital in the near term.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock.  There can be no assurance that additional financing will be available on terms favorable to us or at all.  If adequate funds are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated growth or acquisition opportunities, develop or enhance services or products or respond to competitive pressures.  In addition, we may be required to cancel product development programs and/or lay-off employees.  Such inability could have a material adverse effect on our business, results of operations and financial condition.

HOLDERS OF OUR COMMON STOCK MAY BE DILUTED IN THE FUTURE.

We are authorized to issue up to 100,000,000 shares of common stock and 15,000,000 shares of preferred stock and to the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock and/or preferred stock in the future for such consideration as our Board of Directors may consider sufficient.  The issuance of additional common stock and/or preferred stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders.  At August 31, 2007 there were 73,912,263, shares of common stock outstanding, warrants to purchase 8,100,790 shares of common stock, stock options to purchase 5,472,250 shares of common stock.  In addition, there are ungranted stock options to purchase 1,969,345 shares of common stock pursuant to our stock option plans, 72,727 shares committed but not yet issued for services rendered, and 4,902,000 shares of common stock reserved but not issued for incentive and escrow shares resulting from Procera's acquisition of Netintact and Netintact PTY.

On July 16, 2007, the company issued 3,999,750 restricted common shares to investors who participated in a private placement sale of stock and warrants to purchase 199,988 shares of restricted common stock were issued as compensation to placement agents.

On July 26, 2007, 247,500 restricted common shares were issued for investor relations services to be performed from June 1, 2007 through August 31, 2008.

COMPETITION FOR EXPERIENCED PERSONNEL IS INTENSE AND OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD SIGNIFICANTLY INTERRUPT OUR BUSINESS OPERATIONS.

Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group.  We are dependent on our ability to attract, retain and motivate high caliber key personnel.  We plan to expand in all areas and will require experienced personnel to augment our current staff.  We expect to be recruiting experienced professionals in such areas as software and hardware development, sales, technical support, product marketing and management.  We currently plan to expand our indirect channel partner program and we need to attract qualified business partners to broaden these sales channels.  Economic conditions may result in significant competition for qualified personnel and we may not be successful in attracting and retaining such personnel.  Our business will suffer if it encounters delays in hiring these additional personnel.

Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees, particularly Douglas J. Glader (Chief Executive Officer), Gary J. Johnson (Senior Vice President of Sales and Marketing), Sven-Eric Nowicki (President of Netintact), David Stepner (Chief Operating Officer), Alexander Havang (Chief Technical Officer), Thomas Williams (Chief Financial Officer), Jon Linden (Vice President, European Sales) Albert Lopez (Vice President Product Management) and Paul Eovino (Controller).  The loss of the services of any of our executive officers or other key employees could materially and adversely affect our business.  We believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful.  We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.  Competitors and others have in the past, and may in the future, attempt to recruit our employees.  We currently do not have key person insurance in place.  If we lose one of the key officers, we must attract, hire, and retain an equally competent person to take their place.  There is no assurance that we would be able to find such an employee in a timely fashion.  If we fail to recruit an equally qualified replacement or incur a significant delay, our business plans may slow down or stop.  We could fail to implement our strategy or lose the sales and marketing and development momentum.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES IN OUR MARKET SECTOR WHO ARE SUBSTANTIALLY LARGER AND MORE ESTABLISHED AND HAVE SIGNIFICANTLY GREATER RESOURCES.

We compete in a rapidly evolving and highly competitive sector of the networking technology market.  We expect competition to persist and intensify in the future from a number of different sources.  Increased competition could result in reduced prices and gross margins for our products and could require increased spending by us on research and development, sales and marketing and customer support, any of which could have a negative financial impact on our business.  We compete with Cisco Systems/P-Cube, Allot, Ellocoya, and Sandvine, as well as other companies which sell products incorporating competing technologies.  In addition, our products and technology compete for information technology budget allocations with products that offer monitoring capabilities, such as probes and related software.  Lastly, we face indirect competition from companies that offer service providers increased bandwidth and infrastructure upgrades that increase the capacity of their networks, which may lessen or delay the need for bandwidth management solutions.

Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels.  These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can.  We have encountered, and expect to encounter, customers who are extremely confident in and committed to the product offerings of our competitors.  Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers.  These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the bandwidth management solutions market, we also expect that other companies may enter our market with alternative products and technologies, which could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete.  If any technology that is competing with ours is or becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would harm our business.

OUR PACKETLOGIC FAMILY OF PRODUCTS IS CURRENTLY OUR ONLY SUITE OF PRODUCTS, AND ALL OF OUR CURRENT REVENUES AND A SIGNIFICANT PORTION OF OUR FUTURE GROWTH DEPENDS ON ITS COMMERCIAL SUCCESS.

All of our current revenues and a significant portion of our future growth depend on the commercial success of our PacketLogic family of products.  If we target customers that do not widely adopt, purchase and successfully deploy our PacketLogic products, our revenues will not grow significantly.

THE MARKET IN WHICH WE COMPETE IS SUBJECT TO RAPID TECHNOLOGICAL PROGRESS AND TO COMPETE WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

The network equipment market is characterized by rapid technological progress, frequent new product introductions, changes in customer requirements and evolving industry standards.  If we do not regularly introduce new products in this dynamic environment, our product lines will become obsolete.  Developments in routers and routing software could also significantly reduce demand for our products.  Alternative technologies could achieve widespread market acceptance and displace the technology on which we have based our product architecture.  We cannot assure you that our technological approach will achieve broad market acceptance or that other technology or devices will not supplant our products and technology.

IF THE BANDWIDTH MANAGEMENT SOLUTIONS MARKET FAILS TO GROW, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

The market for bandwidth management solutions is in an early stage of development and our success is not guaranteed.  Therefore, we cannot accurately predict the future size of the market, the products needed to address the market, the optimal distribution strategy, or the competitive environment that will develop.  In order for us to be successful, our potential customers must recognize the value of more sophisticated bandwidth management solutions, decide to invest in the management of their networks and the performance of important business software applications and, in particular, adopt our bandwidth management solutions.  The growth of the bandwidth management solutions market also depends upon a number of factors, including the availability of inexpensive bandwidth, especially in international markets, and the growth of wide area networks.  The failure of the market to rapidly grow would adversely affect our sales and sales prospects leading to sustained financial losses.

FUTURE PERFORMANCE WILL DEPEND ON THE INTRODUCTION AND ACCEPTANCE OF NEW PRODUCTS.

Our future performance will also depend on the successful development, introduction and market acceptance of new and enhanced products that address customer requirements in a timely and cost-effective manner. In the past, we have experienced delays in product development and such delays may occur in the future.  The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. Such actions would substantially hurt sales and negatively affect future profitability.

INTRODUCTION OF NEW PRODUCTS MAY CAUSE CUSTOMERS TO DEFER PURCHASES OF OUR EXISTING PRODUCTS WHICH COULD HARM OUR OPERATING RESULTS.

When we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products.  These actions could harm our operating results by unexpectedly decreasing sales and exposing us to greater risk of product obsolescence.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH, WE MAY EXPERIENCE OPERATING INEFFICIENCIES AND HAVE DIFFICULTY MEETING DEMAND FOR OUR PRODUCTS.

We have been careful to regulate our growth due to capital requirements.  If our customer base and market grow rapidly, we would need to expand to meet this demand.  This expansion could place a significant strain on our management, products and support operations, sales and marketing personnel and other resources, which could harm our business.

In the future, we may experience difficulties meeting the demand for our products and services.  The installation and use of our products requires training.  If we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower.  In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services.  We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations.  The failure to meet the challenges presented by rapid customer and market expansion would cause us to miss sales opportunities and otherwise have a negative impact on our sales and profitability.

We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

WE HAVE LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND DEFEND AGAINST CLAIMS WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

For our primary line of PacketLogic products, we rely on trade secret law, contractual rights and trademark law to protect our intellectual property rights and for the intellectual property we developed prior to the acquisition of Netintact, we rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  We cannot assure you that the actions we have taken will adequately protect our intellectual property rights or that other parties will not independently develop similar or competing products that do not infringe on our patents.  We enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of the software, documentation and other proprietary information.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise misappropriate or use our products or technology.

In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements.  These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information.  These agreements may be breached, and we may not become aware of, or have adequate remedies in the event of, any such breach.  In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships.  Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights.  If we are found to infringe the proprietary rights of others, or if we otherwise settle such claims, we could be compelled to pay damages or royalties and either obtain a license to those intellectual property rights or alter our products so that they no longer infringe upon such proprietary rights.  Any license could be very expensive to obtain or may not be available at all.  Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.  Litigation resulting from claims that we are infringing the proprietary rights of others could result in substantial costs and a diversion of resources, and could have a material adverse effect on our business, financial condition and results of operations.

WE EXPECT OUR PRODUCTION VOLUME TO INCREASE CAUSING DEPENDENCE ON CONTRACT MANUFACTURERS WHICH COULD HARM OUR OPERATING RESULTS.

If the demand for our products grows, we will need to increase our capacity for material purchases, production, test and quality control functions.  Any disruptions in product flow could limit our revenue growth and adversely affect our competitive position and reputation, and result in additional costs or cancellation of orders under agreements with our customers.

If we rely on independent contractors to manufacture our products, we will be reliant on their performance to meet business demand.  We may experience delays in product shipments from contract manufacturers.  Contract manufacturer performance problems may arise in the future, such as inferior quality, insufficient quantity of products, or the interruption or discontinuance of operations of a manufacturer, any of which could have a material adverse effect on our business and operating results.

We do not know whether we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality and quantity.  We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers.  The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or a reduction in the general capacity of the contract manufacturing industry may cause a delay in our ability to fulfill orders and may have a material adverse effect on our business, operating results and financial condition.

As part of our cost-reduction efforts, we will need to realize lower per unit product costs from our contract manufacturers by means of volume efficiencies and the utilization of manufacturing sites in lower-cost geographies.  However, we cannot be certain when or if such price reductions will occur.  The failure to obtain such price reductions would adversely affect our gross margins and operating results.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

Network products frequently contain undetected software or hardware errors when new products or new versions or updates of existing products are first released to the marketplace.  In the past, we have experienced such errors in connection with new products and product upgrades.  We expect that such errors or component failures will be found from time to time in the future in new or existing products, including the components incorporated therein, after the commencement of commercial shipments.  These problems may have a material adverse effect on our business by causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from new product development efforts, delaying the recognition of revenue and causing significant customer relations problems.  Further, if our product is not accepted by customers due to defects, and such returns exceed the amount we accrued for defect returns based on our historical experience, our operating results would be adversely affected.

Our products must successfully interface with products from other vendors.  As a result, when problems occur in a computer or communications network, it may be difficult to identify the sources of these problems.  The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products and any necessary revisions may cause us to incur significant expenses.  The occurrence of any such problems would likely have a material adverse effect on our business, operating results and financial condition.

WE EXPECT THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO DECREASE, WHICH MAY REDUCE GROSS MARGIN OR REVENUE.

The network equipment industry has traditionally experienced a rapid erosion of average selling prices due to a number of factors, including competitive pricing pressures, promotional pricing, technological progress and a slowdown in the economy that has resulted in excess inventory and lower prices as companies attempt to liquidate this inventory.  We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, excess inventories, increased sales discounts and new product introductions by us or our competitors.  We may experience substantial decreases in future operating results due to the erosion of our average selling prices.

SOME OF OUR CUSTOMERS MAY NOT HAVE THE RESOURCES TO PAY FOR OUR PRODUCTS.

Some of our customers may experience serious cash flow problems and, as a result, find it increasingly difficult to finance their operations.  If some of these customers are not successful in generating sufficient revenue or securing alternate financing arrangements, they may not be able to pay, or may delay payment for, the amounts that they owe us.  Furthermore, they may not order as many products from us as forecast, or cancel orders entirely.  The inability of some of our potential customers to pay us for our products may adversely affect our cash flow, the timing of our revenue recognition and the amount of revenue, which may cause our stock price to decline.

LEGISLATIVE ACTIONS, HIGHER INSURANCE COSTS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

Recent regulatory changes, including the Sarbanes-Oxley Act of 2002, and future accounting pronouncements and regulatory changes will have an impact on our future financial position and results of operations.  These changes and proposed legislative initiatives are likely to affect our general and administrative costs.  In addition, insurance costs, including health and workers' compensation insurance premiums, have been increasing on a historical basis and are likely to continue to increase in the future.  Recent and future pronouncements associated with expensing executive compensation and employee stock option may also impact operating results.  These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND COMPLEX GOVERNMENT REGULATIONS OR ELSE OUR PRODUCTS MAY NOT BE WIDELY ACCEPTED, WHICH MAY PREVENT US FROM GROWING OUR NET REVENUE OR ACHIEVING PROFITABILITY.

The market for network equipment products is characterized by the need to support new standards as different standards emerge, evolve and achieve acceptance.  We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards.  In the past, we have introduced new products that were not compatible with certain technological standards, and in the future we may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards.  Our products must comply with various United States federal government requirements and regulations and standards defined by agencies such as the Federal Communications Commission, in addition to standards established by governmental authorities in various foreign countries and recommendations of the International Telecommunication Union.  Some of our product offerings are used to support compliance of our customers with the regulatory act commonly known as Communications Assistance for Law Enforcement Agencies (“CALEA”).  Accordingly we must comply with the changing requirements of CALEA.  If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates we will not be able to sell our products where these standards or regulations apply, which may prevent us from sustaining our net revenue or achieving profitability.

FAILURE TO SUCCESSFULLY EXPAND OUR SALES AND SUPPORT TEAMS OR EDUCATE THEM ABOUT TECHNOLOGIES AND OUR PRODUCT FAMILIES MAY HARM OUR OPERATING RESULTS.

The sale of our products and services requires a concerted effort that is frequently targeted at several levels within a prospective customer's organization.  We may not be able to increase net revenue unless we expand our sales and support teams in order to address all of the customer requirements necessary to sell our products.

We cannot assure you that we will be able to successfully integrate our employees into the company or to educate current and future employees in regard to rapidly evolving technologies and our product families.  Failure to do so may hurt our revenue growth and operating results.

WE MUST CONTINUE TO DEVELOP AND INCREASE THE PRODUCTIVITY OF OUR INDIRECT DISTRIBUTION CHANNELS TO INCREASE NET REVENUE AND IMPROVE OUR OPERATING RESULTS.

Our distribution strategy focuses primarily on developing and increasing the productivity of our indirect distribution channels through resellers and distributors.  If we fail to develop and cultivate relationships with significant resellers, or if these resellers are not successful in their sales efforts, sales of our products may decrease and our operating results could suffer.  Many of our resellers also sell products from other vendors that compete with our products.  We cannot assure you that we will be able to enter into additional reseller and/or distribution agreements or that we will be able to successfully manage our product sales channels.  Our failure to do any of these could limit our ability to grow or sustain revenue.  In addition, our operating results will likely fluctuate significantly depending on the timing and amount of orders from our resellers.  We cannot assure you that our resellers and/or distributors will continue to market or sell our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Such failure would negatively affect revenue and profitability.

OUR HEADQUARTERS ARE LOCATED IN NORTHERN CALIFORNIA WHERE DISASTERS MAY OCCUR THAT COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

Our corporate headquarters are located in Silicon Valley in Northern California.  Historically, this region has been vulnerable to natural disasters and other risks, such as earthquakes, which at times have disrupted the local economy and posed physical risks to us and our manufacturers' property.  In addition, terrorist acts or acts of war targeted at the United States, and specifically Silicon Valley, could cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and resellers, and customers, which could have a material adverse effect on our operations and financial results.  We currently have significant redundant, capacity in Sweden in the event of a natural disaster or catastrophic event in Silicon Valley.  In the event of such an occurrence, our business could none the less suffer.  The operations in Sweden are subject to disruption by extreme winter weather.

ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

We may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy.  Growth through acquisitions has been a successful strategy used by other network control and management technology companies.  These acquisitions could distract our management and employees and increase our expenses.  Furthermore, Procera had to issue equity securities to pay for these acquisitions which had a dilutive effect on its existing stockholders and it may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to Procera’s existing stockholders.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF PROCERA DIFFICULT.

We are a Nevada corporation.  Anti-takeover provisions of Nevada law and our charter documents could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders.  Our articles of incorporation provide that our Board of Directors may issue preferred stock without stockholder approval.  The issuance of preferred stock could make it more difficult for a third party to acquire us.  All of the foregoing could adversely affect prevailing market prices for our common stock.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

The market price of our common stock is likely to be highly volatile as is the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile.  Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility.  We cannot assure you that our stock will trade at the same levels of other stocks in our industry or that industry stocks, in general, will sustain their current market prices.  Factors that could cause such volatility may include, among other things:

-	actual or anticipated fluctuations in our quarterly operating results;
-	announcements of technological innovations;
-	changes in financial estimates by securities analysts;
-	conditions or trends in the network control and management industry;
-	changes in the market valuations of other such industry related companies; and
-	the acceptance of market makers and institutional investors of our stock.

OUR COMMON STOCK IS CONSIDERED "A PENNY STOCK" AND MAY BE DIFFICULT TO SELL.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions.  As the market price of our common stock has been less than $5.00 per share during this quarter, our common stock is considered a "penny stock" according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

Sales of a substantial number of shares of common stock after the date of this report could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.  As of August 31, 2007, we had 73,912,263 shares of common stock outstanding.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act").  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

-	general economic and business conditions, both nationally and in our markets,
-	our history of losses,
-	our expectations and estimates concerning future financial performance, financing plans and the impact of competition,
-	our ability to implement our growth strategy,
-	anticipated trends in our business,
-	advances in technologies, and
-	other risk factors set forth under "Risk Factors" in this prospectus.

In addition, in this prospectus, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, if those selling stockholders who have warrants decide to exercise those warrants, we will receive the proceeds from the exercise of those warrants.  We expect to use the proceeds received from the exercise of the warrants if any, for general working capital purposes.

SELLING STOCKHOLDERS

The following tables set forth information, as of July 31, 2007 with respect to the selling stockholders and the respective number of shares of common stock owned by each selling stockholder that may be offered pursuant to this prospectus together with the number of shares of common stock and the percentage of our issued and outstanding common stock owned by each selling stockholder prior to this offering.  This information was supplied to us by the selling stockholders named in the table and may change from time to time. We have not sought to verify the information contained in the table.  Because the selling stockholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares that will be held by the selling stockholders upon termination of this offering.  In addition, some of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act.

See "Plan of Distribution."

Unless otherwise disclosed in the footnotes to the table below, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates and owns less than 5% of our outstanding common stock.

Each selling stockholder listed below may, under this prospectus, from time to time offer and sell the number of shares of common stock listed opposite its name.  Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling stockholder below or its transferee, pledgee, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell up to 21,519,322 shares of our common stock, 17,003,863 shares of which they have acquired and 4,515,459 shares of which they may acquire through the exercise of warrants or stock options.  All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.  All of these transactions are set forth in greater detail below.

The July 2007 Investors.

In July 2007, we completed the sale of 3,999,750 shares of our restricted common stock for $2.00 per share for a total of $7,999,500 to institutional and accredited investors (the “July 2007 Investors”).  Chadbourn Securities, Inc. served as placement agent for the transaction.  We paid as compensation to the placement agents cash fees totaling $639,960 and issued warrants to purchase an aggregate of 199,988 shares of our common stock at a per share price of $2.00, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.  The warrants are exercisable, in whole or in part, until July 17, 2012. Each July 2007 Investor completed a subscription agreement and a registration rights agreement, forms of which are filed as exhibits to the registration statement of which this prospectus is a part, and represented to us that they were accredited investors purchasing the shares for their own account.  The July 2007 investors received registration rights with respect to the shares of common stock issued and to the shares of common stock underlying their warrants, and this registration statement satisfies our obligations.

The November 2006 Investors.

In November 2006, we completed the sale of 5,100,000 shares of our restricted common stock for $1.00 per share for a total of $5,100,000 and issued warrants to purchase an aggregate of 1,020,000 shares of our restricted common stock at a price of $1.50 per share to 15 institutional and accredited investors (the “November 2006 Investors”).  The warrants are exercisable, in whole or in part, until November 30, 2011. Chadbourn Securities, Inc. served as the primary placement agent for the transaction.  We paid as compensation to the placement agents cash fees totaling $259,640 and issued warrants to purchase an aggregate of 360,000 shares of our common stock at a per share price of $1.50, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.  The warrants are exercisable, in whole or in part, until November 30, 2011. Each November 2006 Investor completed a subscription agreement and a registration rights agreement, forms of which are filed as exhibits to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account.  The November 2006 Investors received registration rights with respect to the shares of common stock issued and to the shares of common stock underlying their warrants, and this registration statement satisfies our obligations.

The February 2006 Investors

In February 2006, we completed the sale of 15,000,025 shares of our restricted common stock for $0.40 per share for a total of $6,000,010 to 33 institutional and accredited investors (the " February 2006 Investors ").  Chadbourn Securities, Inc. served as the primary placement agent for the transaction.  We paid as compensation to the placement agents cash fees totaling $480,000, and issued  warrants to purchase an aggregate of 1,500,000 of our restricted common stock at a per share exercise price of $0.40, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.  The warrants are exercisable, in whole or in part, until February 28, 2011. Each February 2006 Investor completed a subscription agreement and a registration rights agreement, forms of which are filed as exhibits to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account.

The shares offered pursuant to this registration from the February 2006 Investors are for shares not currently saleable under Rule 144 as a result of the volume and time restrictions of that Rule.

The December 2004 Investors.

In December 2004, we completed the sale of 5,762,500 shares of our restricted common stock for $0.80 per share for a total of $4,610,000 to institutional and accredited investors (the “December 2004 Investors”).  The December 2004 Investors purchased the shares pursuant to subscription agreements under which the Company also issued warrants (the "Warrants") to purchase an aggregate of 1,728,750 shares of our restricted common stock at a per share exercise price of $1.25, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part, and warrants to purchase an aggregate of 1,728,750 shares of our restricted common stock at a per share exercise price of $1.37, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.  These Warrants are exercisable, in whole or in part, until June 30, 2008.  Seidler Companies and Pacific Wave Capital served as placement agents for the transaction.  We issued as compensation to the placement agents, warrants to purchase 173,206 shares of our restricted common stock at a per share exercise price of $1.25 and warrants to purchase 173,203 shares of our restricted common stock at a per share exercise price of $1.37.  These warrants are exercisable in whole or in part, until June 30, 2008.  Each December 2004 Investor completed a subscription agreement, warrant agreement, and a registration rights agreement, and represented to us that they were accredited investors purchasing the shares for their own account.

The shares offered pursuant to this registration from the December 2004 Investors are for shares not currently saleable under Rule 144 as a result of the volume and time restrictions of that Rule.

The June 2003 Investors.

In June 2003, we completed the sale of 808,000 shares of our restricted common stock at a price of $0.50 per share for a total of $404,000 to accredited investors (the “June 2003 Investors”).  The June 2003 Investors purchased the shares pursuant to subscription agreements, under which the Company also issued warrants (the “Warrants”) to purchase an aggregate of 404,000 shares of our restricted common stock at a price of $0.75 per share.  The Warrants are exercisable, in whole or in part, until June 2008.  Each June 2003 Investor completed a subscription agreement and a warrant agreement, forms of which are filed as exhibits to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account.

The shares offered pursuant to this registration from the June 2003 Investors are for shares issuable upon the exercise of outstanding warrants and for shares received on exercise of warrants less than one year prior to the date of filing of this prospectus.

Service Providers and Employees.

On November 15, 2002, we issued to Ravinder Sajwan, a technical adviser to the Company, warrants to purchase 20,000 shares of our common stock at a per share exercise price of $0.075, which may be exercised in whole or in part within 60 days of August 31, 2007.  The warrants were issued as an incentive for Mr. Sajwan to make an interest-bearing, convertible loan to the Company in the principal amount of $100,000.  On August 6, 2003, Mr. Sajwan agreed to convert his loan principal of $100,000 and accrued interest and finance charges thereon through July 31, 2003 into 251,000 shares of our common stock.

On April 30, 2003, we issued to Douglas Glader 148,970 shares of our common stock as compensation.  Subsequently, Mr. Glader transferred 22,000 of his salary shares to other members of his family and does not exercise beneficial control over these transferred shares.

In August 2004, we issued to Equity Media, Inc., for investor advisory services provided, warrants to purchase 100,000 shares of our restricted common stock at a per share exercise price of $1.56.  On August 9, 2007, Equity Media, Inc. exercised its warrants and purchased for cash 100,000 shares of our restricted common stock.

In October 2004, we issued to Jeffrey Gigoux, an independent contractor, 11,000 shares of our restricted common stock, for marketing services provided to us during the period of August 9, 2004 through October 31, 2004.

In February 2005, we issued to Mark Trimue, for sales services, warrants to purchase 100,000 shares, of our restricted common stock at a per share exercise price of $1.78.  These warrants are exercisable, in whole or in part, until February 2010.

In April 2005, we issued to Thomas Williams, a Director of our Company, for financial consulting services provided, warrants to purchase 10,000 shares of our restricted common stock at a per share exercise price of $1.86.  These warrants are exercisable, in whole or in part, until April 2008.

In June 2005, we issued to Thomas Williams, a Director of our Company, for financial consulting services provided, warrants to purchase 75,000 shares of our restricted common stock at a per share exercise price of $1.42.  These warrants are exercisable, in whole or in part, until June 2008.

In June 2005, we issued to Vasona Business Park, our landlord, warrants to purchase 25,000 shares of our restricted common stock at a per share exercise price of $1.22.  These warrants are exercisable, in whole or in part, for thirty-six (36) months following the effective date of this registration.

In September 2005, we issued to Summit Technologies, Inc., for sales services, warrants to purchase 15,000 shares of our restricted common stock at a per share exercise price of $0.68.  These warrants are exercisable, in whole or in part, until thirty-six (36) months following the date this registration is declared effective.

In January 2007, we issued to Don Henry, for sales services to be provided, warrants to purchase 100,000 shares of our restricted common stock at a per share exercise price of $2.14.  These warrants are exercisable, in whole or in part, until January 2010.

In April 2007, Thomas Costello exercised employee incentive stock options and purchased 20,000 shares and 7,784 shares of our restricted common stock at a per share exercise price of $0.92 and $0.83, respectively.

In May 2007, Tai Nguyen exercised employee incentive stock options and purchased 3,000 shares of our restricted common stock at a per share exercise price of $0.72.

In June 2007, Tai Nguyen exercised employee incentive stock options and purchased 11,676 shares and 2,833 shares of our restricted common stock at a per share exercise price of $0.83 and $0.72, respectively.

In July 2007, we issued to Joseph A. Noel, for consulting services provided, warrants to purchase 70,000 shares of our restricted common stock at a per share exercise price of $1.12.  These warrants are exercisable, in whole or in part, until July 2010.

	Beneficial Ownership of			Number of	Beneficial Ownership of
	Common Shares Prior to the			Shares to	Common Shares after
	Offering			be Sold	the Offering
	Number of		Percent	under this	Number	Percent
	Shares		of Class	Prospectus	of Shares	of Class
Abundance Partners, LP	130,000	(1)	*	50,000	80,000	*
ACT Capital Partners, L.P.	120,000	(2)	*	120,000	-	*
Maria Mercedes Hernandez Albarran	40,000	(3)	*	40,000	-	*
Alpha Capital	225,000	(4)	*	225,000	-	*
AS Capital Partners, LLC	18,750	(5)	*	18,750	-	*
Robert A. Ayerle	254,500	(6)	*	180,000	74,500	*
Joseph R. Bailey	150,000	(7)	*	150,000	-	*
Elaine Barnes	25,000	(3)	*	25,000	-	*
Steven J. Barnes	187,879	(8)	*	100,000	87,879	*
Basso Multi-Strategy Holding Fund Ltd.	296,250	(9)	*	296,250	-	*
Basso Private Opportunity Holding Fund Ltd.	78,750	(10)	*	78,750	-	*
Brad Berk	75,000	(11)	*	75,000	-	*
Hanley Bloom Living Trust UA 8/14/03	8,500	(3)	*	8,500	-	*
Michael C. Brown Trust dated June 30, 2000	2,450,000	(12)	3.3%	2,450,000	-	*
Anne M. Brimberg	1,041	(78)	*	1,041	-	*
Jack Brimberg	12,911	(78)	*	12,911	-	*
Bertrum Cohen	75,000	(13)	*	75,000	-	*
The Cook Family Trust	258,110	(14)	*	240,000	18,110	*
Thomas Costello (c)	27,784	(15)	*	27,784	-	*
Larry Cramer	12,000	(3)	*	12,000	-	*
Crescent International Ltd	300,000	(3)	*	300,000	-	*
Gary and Jenifer Decker	25,000	(3)	*	25,000	-	*
Warren L. DeMaio Trust	112,500	(16)	*	112,500	-	*
Diamond Opportunity Fund, LLC	175,000	(3)	*	175,000	-	*
David Dickstein	25,000	(3)	*	25,000	-	*
Frank H. DiCristina III	25,000	(3)	*	25,000	-	*
Double U Master Fund, LP	100,000	(3)	*	100,000	-	*
Amir L. Ecker	120,000	(17)	*	120,000	-	*
Bertam Ellis	50,000	(3)	*	50,000	-	*
Ellis International	112,500	(18)	*	112,500	-	*
Scott Elstein	10,000	(3)	*	10,000	-	*
Enable Growth Partners, L.P.	300,000	(19)	*	300,000	-	*
Equity Media, Inc. (d)	100,000	(20)	*	100,000	-	*
Dr. Stephan Eschmann	50,000	(3)	*	50,000	-	*

	Beneficial Ownership of			Number of	Beneficial Ownership of
	Common Shares Prior to the			Shares to	Common Shares after
	Offering			be Sold	the Offering
	Number of		Percent	under this	Number	Percent
	Shares		of Class	Prospectus	of Shares	of Class
Paul Bartoletti	30,000	(21)	*	25,000	5,000	*
Gerry Fershtman	13,752	(22)	*	6,250	7,502	*
Kevin S. Fitzpatrick	112,500	(23)	*	112,500	-	*
Noel Fleischer	16,500	(24)	*	12,500	4,000	*
Robert D. Frei	150,000	(25)	*	150,000	-	*
Debbie Furuichi	5,000	(3)	*	5,000	-	*
Jeff Gigoux (b)	231,000	(26)	*	11,000	220,000	*
Douglas J. Glader (a)	4,126,970	(27)	5.6%	126,970	4,000,000	5.4%
Christopher Glass	50,000	(3)	*	50,000	-	*
Glebe Holdings LLC	40,000	(3)	*	40,000	-	*
Halsey Advisory & Management, LLC	225,000	(28)	*	225,000	-	*
Carlos Hausner	16,500	(29)	*	12,500	4,000	*
HCM Healthcare Venture Fund, L.P.	150,000	(30)	*	150,000	-	*
Don Henry (b)	290,000	(31)	*	100,000	190,000	*
John Holdridge	10,000	(3)	*	10,000	-	*
David L. Holewinski	35,000	(32)	*	20,000	15,000	*
T. Kendall Hunt Trust	125,000	(3)	*	125,000	-	*
Kenneth Ikemiya	168,000	(33)	*	50,000	118,000	*
Iroquois Associates LLC	35,000	(3)	*	35,000	-	*
J & M Trust	22,500	(34)	*	12,500	10,000	*
Gerald Josephson	65,000	(35)	*	50,000	15,000	*
Jupiter Partners	225,000	(36)	*	225,000	-	*
Alan I. Kazden	161,750	(37)	*	36,750	125,000	*
Dr. Robert Klein	50,000	(3)	*	50,000	-	*
Linda V. Kuhlman Trust dtd 7/12/94	50,000	(3)	*	50,000	-	*
William S. Lapp	85,000	(38)	*	75,000	10,000	*
Robert W. Ledoux	30,000	(39)	*	30,000	-	*
Erich A. Lempin & Mary M. Lempin	7,500	(3)	*	7,500	-	*
William A. Lewis IV	215,000	(40)	*	215,000	-	*
Murray A. Lewis	5,000	(3)	*	5,000	-	*
David J. Lies	3,265,000	(41)	4.4%	3,100,000	165,000	*
Peter Lies	25,000	(3)	*	25,000	-	*
Linden Capital Management, LLC	3,271,959	(42)	4.4%	2,750,000	521,959	*
Clifford Byron Long	25,000	(3)	*	25,000	-	*
L. Joseph Loveland	25,000	(3)	*	25,000	-	*
Seymour G. Mandell & Miriam G. Mandell	150,000	(43)	*	50,000	100,000	*
Robert J. McGrath, Jr.	7,500	(78)	*	7,500	-	*
Meadowbrook Opportunity Fund, LLC	120,000	(44)	*	120,000	-	*
Mario Mele	411,511	(45)	*	100,000	311,511	*
Abner G Moore	85,000	(47)	*	50,000	35,000	*
James A. Mott	787,650	(48)	1.1%	250,000	537,650	*
Francis A. Mlynarczyk, Jr.	6,456	(78)	*	6,456	-	*
Tai Nguyen (b)	17,509	(49)	*	17,509	-	*
Joseph A. Noel (d)	70,000	(50)	*	70,000	-	*
Nathaniel Orme	6,250	(3)	*	6,250	-	*
Pacific Wave Partners Limited	9,409	(78)	*	9,409	-	*
August J. Pellizzi, Jr.	187,500	(51)	*	187,500	-	*
Michael L. Peterson	550,000	(52)	*	240,000	310,000	*
Jim Phillips	10,000	(3)	*	10,000	-	*
Julie Phillips	50,000	(3)	*	50,000	-	*

	Beneficial Ownership of			Number of	Beneficial Ownership of
	Common Shares Prior to the			Shares to	Common Shares after
	Offering			be Sold	the Offering
	Number of		Percent	under this	Number	Percent
	Shares		of Class	Prospectus	of Shares	of Class
Platinum Partners Value Arbitrage Fund	187,500	(76)	*	187,500	-	*
Poplar Securities	25,000	(3)	*	25,000	-	*
Miguel Poyastro & Leslie Poyastro	60,000	(53)	*	50,000	10,000	*
Primarious Partners Offshore	112,500	(54)	*	112,500	-	*
Primarius Partners	262,500	(55)	*	262,500	-	*
Proximity Fund, L.P.	850,000	(56)	1.2%	225,000	625,000	*
Bradley C. Reifler	66,750	(57)	*	66,750	-	*
Paul D. Petrino/Carol A. Reinbold	37,500	(58)	*	25,000	12,500	*
Michael J. Robinson	6,250	(3)	*	6,250	-	*
Eric Rodrick	455,000	(59)	*	100,000	355,000	*
Bradford Roller	50,000	(3)	*	50,000	-	*
Brian Rommel	10,000	(3)	*	10,000	-	*
Bradley N. Rotter	1,078,350	(60)	1.5%	1,063,350	15,000	*
Ravinder Sajwan	20,000	(77)	*	20,000	-	*
Raza Sammia	25,000	(3)	*	25,000	-	*
Bruce L. & Judi Schindler	225,000	(3)	*	225,000	-	*
David Scoffone	97,500	(61)	*	50,000	47,500	*
The Seidler Companies	159,750	(78)	*	159,750	-	*
Leslie Eichenbaum Seidman Trust	62,500	(62)	*	32,500	30,000	*
Louis Shor	6,250	(3)	*	6,250	-	*
Robert W. Sievers	75,000	(63)	*	75,000	-	*
Herbert B. Soroca	46,050	(64)	*	46,050	-	*
William F. Spengler	360,000	(65)	*	360,000	-	*
William F. Spengler, Sr.	120,000	(66)	*	120,000	-	*
Stanley Partners LLP	50,000	(3)	*	50,000	-	*
T. Bahnson Stanley	55,000	(67)	*	50,000	5,000	*
Donald R. Stephen	360,000	(68)	*	360,000	-	*
Summit Technologies, Inc. (d)	15,000	(69)	*	15,000	-	*
James Svoboda	180,900	(70)	*	50,000	130,900	*
Symmetry Peak	500,000	(3)	*	500,000	-	*
Texas LLC - Manager Bruce L. Schindler	80,000	(3)	*	80,000	-	*
Toibb Investment LLC	1,250,000	(71)	1.7%	1,250,000	-	*
Jay C. Tomlinson	9,342	(78)	*	9,342	-	*
Mark Trimue (b)	125,000	(72)	*	100,000	25,000	*
Vasona Business Park (d)	25,000	(73)	*	25,000	-	*
Frederick WB Vogel	470,000	(74)	*	470,000	-	*
Art Walker	12,500	(3)	*	12,500	-	*
Ross & Maureen Wezmar	25,000	(3)	*	25,000	-	*
Brian Y. Wilkinson	7,500	(78)	*	7,500	-	*
Thomas Williams (a)	1,417,000	(75)	1.9%	85,000	1,332,000	1.8%
Ronald Charles Wilson	12,500	(3)	*	12,500	-	*
Jeffrey A. Wolfson	300,000	(3)	*	300,000	-	*
Totals	31,072,333			21,519,322	9,553,011

(a)	Denotes a selling stockholder who is an officer and a director of the Company.

(b)	Denotes a selling stockholder who is an employee of the Company.

(c)	Denotes a selling stockholder who is the beneficiary of a deceased employee of the Company.

(d)	Denotes a selling stockholder who is a vendor that has provided services to the Company.

(1)
Shares beneficially owned by Abundance Partners, L.P. include 50,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 80,000 shares of our common stock acquired through prior purchases.

(2)
Shares beneficially owned by ACT Capital Partners, L.P. include warrants to purchase 20,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 100,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(3)	Shares beneficially owned by this selling stockholder represent shares of our common stock acquired through our July 2007 private placement sale.

(4)
Shares beneficially owned by Alpha Capital include 112,500 shares of our common stock acquired through the exercise of warrants and warrants to purchase 112,500 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(5)	Shares beneficially owned by AS Capital Partners, LLC represent warrants to purchase 18,750 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(6)
Shares beneficially owned by Robert A. Ayerle include warrants to purchase 30,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 150,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(7)
Shares beneficially owned by Joseph R. Bailey include warrants to purchase 25,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 125,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(8)
Shares beneficially owned by Steven J. Barnes include 100,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 87,879 shares of our common stock acquired through prior purchases.

(9)
Shares beneficially owned by Basso Multi-Strategy Holding Fund Ltd. represent warrants to purchase 296,250 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(10)
Shares beneficially owned by Basso Private Opportunity Holding Fund Ltd. represent warrants to purchase 78,750 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(11)	Shares beneficially owned by Brad Berk represent warrants to purchase 75,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(12)
Shares beneficially owned by Michael C. Brown Trust include warrants to purchase 200,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007, 1,000,000 shares of our common stock acquired through purchase in our November 2006 private placement sale and 1,250,000 shares of our common stock acquired through purchase in our February 2006 private placement sale.

(13)	Shares beneficially owned by Bertrum Cohen represent warrants to purchase 75,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(14)
Shares beneficially owned by The Cook Family trust include warrants to purchase 40,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 200,000 shares of our common stock acquired through purchase in our November 2006 private placement sale and 18,110 of our common stock acquired in prior purchases.

(15)	Shares beneficially owned by Thomas Costello represent 27,784 shares of our common stock acquired through the exercise of incentive stock options.

(16)	Shares beneficially owned by Warren L. DeMaio Trust represent warrants to purchase 112,500 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(17)
Shares beneficially owned by Amir L. Ecker include warrants to purchase 20,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 100,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(18)	Shares beneficially owned by Ellis International represent warrants to purchase 112,500 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(19)	Shares beneficially owned by Enable Growth Partners, L.P. represent warrants to purchase 300,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(20)
Shares beneficially owned by Equity Media, Inc. represent 100,000 shares of our common stock acquired through the exercise of warrants.  Subsequent to July 31, warrants were exercised for cash on August 9, 2007

(21)
Shares beneficially owned by Paul Bartoletti include 25,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 5,000 shares of our common stock acquired through prior purchases.

(22)
Shares beneficially owned by Gerry Fershtman include 6,250 shares of our common stock acquired through purchase in our July 2007 private placement sale and 7,502 shares of our common stock acquired through prior purchases.

(23)	Shares beneficially owned by Kevin S. Fitzpatrick represent warrants to purchase 112,500 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(24)
Shares beneficially owned by Noel Fleischer include 12,500 shares of our common stock acquired through purchase in our July 2007 private placement sale and 4,000 shares of our common stock acquired through prior purchases.

(25)
Shares beneficially owned by Robert D. Frei include warrants to purchase 25,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 125,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(26)
Shares beneficially owned by Jeff Gigoux include 11,000 shares of our common stock issued as compensation for services provided and incentive stock options to acquire 220,000 shares of our common stock.

(27)
Shares beneficially owned by Douglas J. Glader include 4,000,000 shares of our common stock purchased as founders' shares and 148,970 shares of our common stock acquired as compensation in lieu of salary.

(28)
Shares beneficially owned by Halsey Advisory & Management, LLC represent warrants to purchase 225,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(29)
Shares beneficially owned by Carlos Hausner include 12,500 shares of our common stock acquired through purchase in our July 2007 private placement sale and 4,000 shares of our common stock acquired through prior purchases.

(30)
Shares beneficially owned by HCM Healthcare Venture Fund, L.P. represent warrants to purchase 150,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(31)
Shares beneficially owned by Don Henry include warrants to purchase 100,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007 and incentive stock options to purchase 190,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(32)
Shares beneficially owned by David L. Holewinski include 20,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 15,000 shares of our common stock acquired through prior purchases.

(33)
Shares beneficially owned by Kenneth Ikemiya include 50,000 shares of our common stock acquired through the exercise of warrants and 118,000 shares of our common stock acquired through previous purchases.

(34)
Shares beneficially owned by J & M Trust include 12,500 shares of our common stock acquired through purchase in our July 2007 private placement sale and 10,000 shares of our common stock acquired through prior purchases.

(35)
Shares beneficially owned by Gerald Josephson include 50,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 15,000 shares of our common stock acquired through prior purchases.

(36)	Shares beneficially owned by Jupiter Partners represent warrants to purchase 225,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(37)
Shares beneficially owned by Alan I. Kazden include 36,750 shares of our common stock acquired through purchase in our July 2007 private placement sale and 125,000 shares of our common stock acquired through prior purchases.

(38)
Shares beneficially owned by William S. Lapp include 75,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 10,000 shares of our common stock acquired through prior purchases.

(39)	Shares beneficially owned by Robert W. Ledoux represent warrants to purchase 30,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(40)
Shares beneficially owned by William A. Lewis IV include warrants to purchase 165,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007, and 50,000 shares of our common stock acquired through purchase in our November 2006 private placement.

(41)
Shares beneficially owned by David J. Lies include 2,500,000 shares of our common stock acquired through purchase in our February 2006 private placement sale, 500,000 shares of our common stock acquired through purchase in our November 2006 private placement sale, warrants to purchase 100,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 165,000 shares our common stock acquired through prior purchases.

(42)
Shares beneficially owned by Linden Capital Management, LLC include 2,750,000 shares of our common stock acquired through purchase in our February 2006 private placement sale and 521,959 shares of our common stock acquired through prior purchases.

(43)
Shares beneficially owned by Seymour G. Mandell & Miriam G. Mandell include 50,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 100,000 shares of our common stock acquired through prior purchases.

(44)	Shares beneficially owned by Meadowbrook Opportunity Fund, LLC represent 120,000 shares of our common stock acquired through the exercise of warrants.

(45)
Shares beneficially owned by Mario Mele include 100,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 311,511 shares of our common stock acquired through prior purchases.

(46)	Unused

(47)
Shares beneficially owned by Abner G. Moore include 50,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 35,000 shares of our common stock acquired through prior purchases.

(48)
Shares beneficially owned by James A. Mott include 250,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 537,650 shares of our common stock acquired through prior purchases.

(49)	Shares beneficially owned by Tai Nguyen represent 17,509 shares of our common stock acquired through the exercise of incentive stock options.

(50)	Shares beneficially owned by Joseph A. Noel represent warrants to purchase 70,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(51)	Shares beneficially owned by August J. Pellizzi, Jr. represent warrants to purchase 187,500 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(52)
Shares beneficially owned by Michael L. Peterson include warrants to purchase 40,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007, 200,000 shares of our common stock acquired through purchase in our November 2006 private placement sale, and 310,000 shares of our common stock acquired through prior purchases.

(53)
Shares beneficially owned by Miguel Poyastro & Leslie Poyastro include 50,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 10,000 shares of our common stock acquired through prior purchases.

(54)	Shares beneficially owned by Primarius Partners Offshore represent warrants to purchase 112,500 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(55)	Shares beneficially owned by Primarius Partners represent warrants to purchase 262,500 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(56)
Shares beneficially owned by Proximity Fund, L.P. include 225,000 shares of our common stock acquired through exercise of warrants, and 625,000 shares of our common stock acquired through prior purchases.

(57)
Shares beneficially owned by Bradley C. Reifler include warrants to purchase 37,500 shares of our common stock acquired in the ordinary course of business in our December 2004 private placement sale and warrants to purchase 29,250 shares of our common stock acquired as compensation for placement agent services provided in our December 2004 private placement sale.  All warrants may be exercised, in whole or in part, within 60 days of July 31, 2007.

(58)
Shares beneficially owned by Paul D. Petrino/Carol A. Reinbold include 25,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 12,500 shares of our common stock acquired through prior purchases.

(59)
Shares beneficially owned by Eric Rodrick include 100,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 355,000 shares of our common stock acquired through previous purchases.

(60)
Shares beneficially owned by Bradley N. Rotter include 913,350 shares of our common stock acquired through purchase in our February 2006 private placement sale, 150,000 shares  of our common stock acquired through purchase in our July 2007 private placement  sale,  and 15,000 shares of our common stock acquired through prior purchases.

(61)	Shares beneficially owned by David Scoffone include 50,000 shares of our common stock acquired through the exercise of warrants and 47,500 shares of our common stock acquired through prior purchases.

(62)
Shares beneficially owned by Leslie Eichenbaum Seidman Trust include 32,500 shares of our common stock acquired through purchase in our July 2007 private placement sale and 30,000 shares of our common stock acquired through prior purchases.

(63)	Shares beneficially owned by Robert W. Sievers represent warrants to purchase 75,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(64)
Shares beneficially owned by Herbert B. Soroca include warrants to purchase 18,750 shares of our common stock acquired in the ordinary course of business in our December 2004 private placement sale and warrants to purchase 27,300 shares of our common stock acquired as compensation for placement agent services provided in our December 2004 private placement sale.  All warrants may be exercised, in whole or in part, within 60 days of July 31, 2007.

(65)
Shares beneficially owned by William F. Spengler include warrants to purchase 60,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 300,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(66)
Shares beneficially owned by William F. Spengler, Sr. include warrants to purchase 20,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007 and 100,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(67)
Shares beneficially owned by T. Bahnson Stanley include 50,000 shares of our common stock acquired through purchase in our July 2007 private placement sale and 5,000 shares of our common stock acquired through prior purchases.

(68)
Shares beneficially owned by Donald R. Stephen include warrants to purchase 60,000 shares of our common stock which may  be exercised, in whole or in part, within 60 days of July 31, 2007 and 300,000 shares of our common stock acquired through purchase in our November 2006 private placement sale.

(69)	Shares beneficially owned by Summit Technologies, Inc. represent warrants to purchase 15,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(70)
Shares beneficially owned by James Svoboda include warrants to purchase 50,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007 and 130,900 shares of our common stock acquired through prior purchases.

(71)	Shares beneficially owned by Toibb Investment LLC represent 1,250,000 shares of our common stock acquired through purchase in our February 2006 private placement sale.

(72)
Shares beneficially owned by Mark Trimue represent warrants to purchase 100,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007 and non-qualified stock options to acquire 25,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(73)	Shares beneficially owned by Vasona Business Park represent warrants to purchase 25,000 shares of our common stock which may be exercised in whole or in part within 60 days of July 31, 2007.

(74)
Shares beneficially owned by Frederick WB Vogel include warrants to purchase 70,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007, 350,000 shares of our common stock acquired through purchase in our November 2006 private placement sale, and 50,000 shares of our common stock acquired through purchase in our July 2007 private placement sale.

(75)
Shares beneficially owned by Thomas Williams include 100,000 shares of our common stock acquired through the purchase of  founders' shares, warrants to purchase 85,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007, non-qualified stock options to acquire 32,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007, and incentive stock options to acquire 1,200,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007.

(76)	Shares beneficially owned by Platinum Partners Value Arbitrage Fund represent warrants to purchase 187,500 shares of our common stock which may be exercised within 60 days of July 31, 2007.

(77)	Shares beneficially owned by Ravinder Sajwan represent warrants to purchase 20,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of July 31, 2007.

(78)
Shares beneficially owned by this stockholder represent warrants to purchase shares of our common stock issued as compensation for placement agent services provided in our December 2004 private placement sale.  Warrants may be exercised, in whole or in part, within 60 days of July 31, 2007.

The number of shares set forth in the tables represents an estimate of the number of common shares to be offered by the selling stockholders.  We have assumed the sale of all of the shares of common stock offered under this prospectus will be sold.  However, as the selling stockholders can offer all, some, or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will offer or sell under this prospectus.

OTHER THAN AS SET FORTH ABOVE, NONE OF THE SELLING STOCKHOLDERS:  (I) HAS HAD A MATERIAL RELATIONSHIP WITH US OTHER THAN AS AN EMPLOYEE, A VENDOR, A PLACEMENT AGENT, OR A STOCKHOLDER AT ANY TIME WITHIN THE PAST THREE YEARS; AND (II) ONLY TWO HAVE EVER BEEN AN OFFICER OR DIRECTOR OF PROCERA NETWORKS, INC.OR BOTH.

PLAN OF DISTRIBUTION

We are registering a total of 21,519,322 shares of our common stock that are being offered by the selling stockholders.  As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests in the common stock.  We will pay the costs and fees of registering the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.  We will not receive the proceeds from the sale of the shares by the selling stockholders.  However, some of the shares we are registering will be issued upon the exercise of warrants.  Although warrant holders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

The selling stockholders and any of their pledgees, donees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus

LEGAL PROCEEDINGS

Procera is not as of the date of this prospectus a party to any legal proceedings

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding our directors, and executive officers and certain key employees as of August 31, 2007:

NAME	AGE	POSITION
Douglas J. Glader	64	President, Chief Executive Officer and Director
Thomas Williams	69	Director, Chief Financial Officer and Secretary
David Stepner	62	Chief Operating Officer
Gary J. Johnson	62	Senior Vice President of Sales and Marketing
Sven Nowicki	44	Director, EVP, General Manager EMEA
Paul Eovino	58	Vice President, Principal Accounting Officer
Scott McClendon	68	Director
Thomas Saponas	58	Director
Staffan Hillberg	43	Director
Mary Losty	47	Director

DOUGLAS J. GLADER has served as President and Chief Executive Officer and as a member of Board of Directors since the October 2003 merger.  He served as President and Chief Executive Officer of Procera Networks, Inc prior to the 2003 merger (“PNI”) since founding PNI in May 2002. Prior to founding PNI, Mr. Glader served from 1996 to 2002 in key senior executive positions at Digi International, Inc., including Executive Vice President, Chief Operating Officer, Senior Vice President of Worldwide Manufacturing and Operations, and General Manager of Milan Technology, Digi's LAN products division.  Mr. Glader has more than 27 years of experience in general management with firms such as Memorex, Measurex Corporation, Altus Corporation and Direct Incorporated, all located in the San Francisco Bay Area.  In addition to co-founding Greyhawk Systems, Inc., a manufacturer of electronic imaging hardware and software, Mr. Glader has managed manufacturing operations in Belgium, Ireland, Mexico and the Pacific Rim.  Mr. Glader serves on the board of directors of Uromedica, a privately held company in Plymouth, Minnesota.

THOMAS H. WILLIAMS has served as a member of Board of Directors since the October 2003 merger.  On March 23, 2006, we appointed Thomas H. Williams as our Chief Financial Officer and Secretary, effective March 20, 2006.  He served as a Director of PNI from May 2002 to October 2003.  Mr. Williams has 20 years' experience as CFO and General Counsel in start-up and medium-sized venture capital-backed technology companies.  Mr. Williams' early years were spent with IBM and Shell Oil Company in engineering and legal positions.  In 1971, Mr. Williams joined the management team of Measurex Corp., a process control start-up, responsible for engineering project budgeting and patent matters as the company grew from $4 million to $50 million in revenues.  In 1976, Mr. Williams and two partners took over management of Altus Corporation, guided the company through bankruptcy and raised venture capital.  From 1984 though 1993, Mr. Williams was CFO and General Counsel for Greyhawk Systems, an innovator in high-resolution electronic imaging, which was sold in 1993.  From 1993 to 1997, Mr. Williams was in the private practice of law.  In 1997 he was appointed as CFO of IC WORKS, Inc., a venture capital-backed semiconductor company, on an interim basis to guide a financial turnaround.  Within six months, the company was brought from near bankruptcy to a cash positive position, which allowed the company to be sold in 1998 for more than $100 million.  From 1999 through 2004, Mr. Williams was CFO at Bandwidth9, a company developing tunable lasers for the fiber optics industry.  Mr. Williams holds a B.S. degree in electrical engineering, and a law degree from the University of Minnesota and a M.B.A. from the University of California at Berkeley.  He is a member of the California, New York (inactive), Federal and Patent bars.  Early in fiscal 2006, Mr. Williams resigned his position on the Audit Committee but will continue to perform as one of our Directors.

DAVID STEPNER Dr. Stepner is a Silicon Valley veteran with extensive experience in aggressively growing a variety of successful high-tech companies.  From June 2001 to March 2007, Dr. Stepner was CEO of Teja Technologies, a software company targeting the networking equipment market.  Prior to that, he was general manager of the platforms business unit of Wind River Systems, developer of the Tornado development environment and VxWorks operating system through 2000.  He came to Wind River via its acquisition of Integrated Systems Inc. (ISI), where he served as president of its Diab-SDS subsidiary, and earlier as vice president of R&D from 1994.  Dr. Stepner also held executive positions at Greyhawk Systems, which he co-founded, and Diasonics, which conducted the largest IPO in history up to its time, and was vice president of R&D at Measurex Corp.  Dr. Stepner received a B.S. from Brown University, and an M.S. and Ph.D. in electrical engineering from Stanford.

GARY J. JOHNSON has served as Senior Vice President of Sales & Marketing since October 2004.  Mr. Johnson has more than 25 years experience as an executive in the Silicon Valley high technology industry.  He is a highly respected senior executive, who has held positions as CEO and president, executive vice president of sales and marketing, vice president of operations and numerous other senior management roles.  Prior to joining us, Mr. Johnson was CEO at Force Field, Inc.  From November 1999 until June 2001, he served as president and CEO of Berkeley Software Design, Inc. (BSDi), where he pioneered the Internet server category, built the company with 1000 percent revenue growth, orchestrated the acquisition of two companies leading to the acquisition of BSDi by Wind River Systems Inc.  From December 1996 to November 1999, he served as President of Click Software Inc. an enterprise service scheduling software provider, where he developed their presence in North America, developed relationships with numerous OEM and channel partners, grew the customer base with dozens of significant enterprise accounts and positioned the firm to raise over $50 million in its NASDAQ IPO.  Mr. Johnson also held various senior sales management positions at SCO (The Santa Cruz Operation, Inc.) now (Caldera/SCO), Convergent Technologies, now (Unisys), and Tandem Computers, now (Compaq/HP).  He was also employed by Fairchild Semiconductor and Measurex Corporation early in his career.  Mr. Johnson holds a Bachelor's Degree in Business Administration from Michigan State University.

SVEN NOWICKI  has served as a member of our Board of Directors since the merger of Netintact AB in September 2006.  Sven has worked within the IT industry for over 15 years.  He is the former CEO of Netintact which he founded in 2000 together with four colleagues.  Mr. Nowicki executed and closed the merger of Netintact AB with Procera Networks in August, 2006.  Prior to Netintact, Mr. Nowicki started his first company in 1990 building computers and networks for small business and private customers, and in 1996 he started a web hosting company together with two of the cofounders of Netintact.  Sven is the IT manager for The Federation of Private Enterprises, a non-government organization for entrepreneurs and business owners.  He is also an active member of S I B - The Swedish IT Security Industry council – an association for the Swedish IT and information security companies, and an active member of SIG Security in Sweden.

PAUL EOVINO Mr. Eovino has over 30 years experience in executive and managerial financial positions in companies ranging in size from startup to over $2 billion in annual sales.  Mr. Eovino joined Procera Networks in September 2006 in a consulting role and became our Corporate Controller and Principal Accounting Officer in March 2007.  From February 2004 to January 2007, Mr. Eovino held the dual positions of CFO for Expresso Fitness, a virtual reality exercise bicycle manufacturer, and Synfora, an EDA Software developer.  From December 2000 to January 2004, Mr. Eovino was the Corporate Controller for Bandwidth9, a MEMS manufacturer of tunable lasers for the fiber optic market.  Mr. Eovino’s early career included over 15 years experience in various international financial management positions with NCR, GenRad, and BICC-Boschert as well as 8 years with Greyhawk Systems.  Mr. Eovino graduated from Rider University with a degree in Accounting and Financial Management.

SCOTT MCCLENDON has served as a member of Board of Directors since March 1, 2004.  He is currently a member of the Audit and Compensation Committees.  Mr. McClendon served as the President and Chief Executive Officer of Overland Storage, Inc. (NASDAQ: OVRL) from October 1991 to March 2001, when he was named Chairman, and was an officer and employee until June 2001.  He was employed by Hewlett-Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing.  He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett-Packard in San Diego, California.  Mr. McClendon is a director of SpaceDev, Inc., an aerospace development company.  Mr. McClendon has a BSEE and MSEE from Stanford University.

THOMAS SAPONAS has served as a member of Board of Directors since April 1, 2004.  Mr. Saponas served as the Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (NYSE: A) from August 1999 until he retired in October 2003. Prior to being named Chief Technology Officer, from June 1998 to April 1999, Mr. Saponas was Vice President and General Manager of Hewlett-Packard's Electronic Instruments Group.  Mr. Saponas has held a number of positions since the time he joined Hewlett-Packard. Mr. Saponas served as General Manager of the Lake Stevens Division from August 1997 to June 1998 and General Manager of the Colorado Springs Division from August 1989 to August 1997.  In 1986, he was a White House Fellow in Washington, D.C. Mr. Saponas has a BSEE/CS (Electrical Engineering and Computer Science) and an MSEE from the University of Colorado.  Mr. Saponas is a director of nGimat, a nanotechnology company, a director of Time Domain, an ultra wideband communications company, and a director of Keithley Instruments (KEI on NYSE), an electronic instruments company.  He also serves on the Visiting Committee on Advanced Technology at the National Institute of Standards and Technology.  On March 23, 2006, Mr. Saponas filled the vacancy left by Tom Williams as a member of our Audit Committee.  Mr. Saponas is currently a member of the Audit and Compensation committees.

STAFFAN HILLBERG has served as a member of our Board of Directors since January 24, 2007 and is currently a member of our Nominating and Compensation committees.  Mr. Hillberg is currently the CEO of Scandinavian Financial Management AB, a private equity group based in Sweden. Earlier he held the position of Managing Partner at the MVI Group, one of the largest and oldest business angel networks in Europe with over 175 million Euros invested in 75 companies internationally.  While at MVI he oversaw a number of successful exits among them, two IPO's in 2006 on the AIM exchange in London as well as an IPO on the Swiss Stock Exchange.  Prior to MVI he ran a local venture capital company as well as co-founded and was the CEO of the computer security company AppGate with operations in Europe and the USA, raising US$20M from ABN Amro, Deutsche Telecom and GE Equity. Before this he was responsible for the online activities of the Bonnier Group, the largest media group in Scandinavia, spearheading their internet activities and heading up their sponsorship of MIT Media Lab. Earlier he was the QuickTime Product Manager at Apple in Cupertino and before this Multimedia Evangelist with Apple Computer Europe in Paris, France.  He has extensive experience as an investor and business angel having been involved in the listing of two companies in Sweden, Mirror Image and Digital Illusions where the later was acquire by Electronic Arts. Mr. Hillberg attended the M.Sc. program at Chalmers University of Technology in Sweden and has an MBA from INSEAD in France.

MARY LOSTY has served as a member of our Board of Directors since March, 2007.  She is currently a member of the Audit and Nominating committees.  Ms. Losty is currently the General Partner at Cornwall Asset Management, LLC, a portfolio management firm located in Baltimore, Maryland, where she is responsible for the firm's investment in numerous companies.  Ms. Losty's prior experience includes working as a portfolio manager at Duggan & Associates and as an equity research analyst at M. Kimelman & Company.  Prior to that she worked as an investment banker at Morgan Stanley and Co., and for several years prior to that she was the top aide to James R. Schlesinger, a five-time U.S. cabinet secretary.  Ms. Losty received both her B.S. and Juris Doctorate degrees from Georgetown University, the latter with magna cum laude distinction.  She is a member of the American Bar Association and a commissioner for Cambridge, Maryland's Planning and Zoning Commission.  Ms. Losty also sits on the board of directors of the American Board of the United Nations University for Peace, an institution which enjoys the exclusive status of being sanctioned by all 192 member states of the United Nations.

Our executive officers are elected by the Board of Directors and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with us, until their successors have been duly elected and qualified or until their earlier resignation or removal.  There are no family relationships between any directors and executive officers.  To the best of our knowledge, (i) there are no material proceedings to which any of our directors is a party, or had a material interest, adverse to us; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.

DIRECTOR INDEPENDENCE

The Board of Directors affirmatively determines the independence of each director and nominee for election as a director; and has adopted the independence standards set forth in Section 121A of the American Stock Exchange Company Guide.  At this time, the Board has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:  Mr. McClendon, Mr. Saponas, Mr. Hillberg and Ms. Losty.

BOARD COMMITTEES

We currently have three committees of our Board of Directors: the Audit Committee, the Nominating Committee and the Compensation Committee.

The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. There are currently three members of the Audit Committee, Mr. McClendon and Mr. Saponas and Ms Losty.

The Nominating Committee identifies, reviews and evaluates candidates to serve as directors of the Company and makes other recommendations to the Board regarding affairs relating to the directors.  There are currently two members of the Nominating Committee, Mr. Hillberg and Ms. Losty.

The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees.  The Compensation Committee also administers our stock option plan. There are currently three members of the Compensation Committee, Mr. Saponas, Mr. McClendon and Mr. Hillberg.

Audit Committee Financial Expert

Our Board of Directors has determined that it does not have an audit committee financial expert serving on our audit committee.  Under the applicable Securities and Exchange Commission standard, an audit committee financial expert means a person who has the following attributes:

•	An understanding of generally accepted accounting principles and financial statements;
•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
•
Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls and procedures for financial reporting; and
•	An understanding of audit committee functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of August 31, 2007 and: (i) all persons who are known to us to be beneficial owners of five percent or more of the common shares; (ii) each of our directors: (iii) the principal executive officer and the two most highly compensated executive officers serving in such capacity since December 31, 2006; and (iv) all current directors and executive officers as a group.

NAME AND ADDRESS** OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENT OF CLASS BENEFICIALLY OWNED
Douglas Glader	4,126,970	5.6%

Sven Nowicki	2,906,998	3.9%

Gary Johnson (1)	1,000,000	1.4%

Thomas Williams (2)	1,417,000	1.9%

Scott McClendon (3)	94,000	*

Thomas Saponas (4)	94,000	*

Mary Losty (5)	1,800,000	2.4%

Staffan Hillberg (6)	50,000	*

All executive officers and directors as a group (eight persons)	11,488,968	15.5%

**	The Address of each of the officers and directors listed above is c/o Procera Networks, Inc. 100 Cooper Court, Los Gatos, CA 95032
*	Indicates less than 1%

(1)
Shares beneficially owned by Gary Johnson represent incentive stock options to purchase 1,000,000 shares of our common stock of which 972,223 are exercisable in whole or in part within 60 days of August 31, 2007.

(2)
Shares beneficially owned by Thomas H. Williams include 100,000 shares of our common stock acquired through the purchase of founders shares, warrants to purchase 85,000 shares of our common stock which may be exercised within 60 days of August 31, 2007, non-qualified stock options to acquire 32,000 shares of our common stock which may be exercised within 60 days of August 31, 2007, and incentive stock options to purchase 1,200,000 shares of our common stock which may be exercised within 60 days of August 31, 2007.

(3)	Shares beneficially owned by Scott McClendon represent non-qualified options to purchase 94,000 shares of our common stock that are exercisable in whole or in part within 60 days of August 31, 2007.

(4)	Shares beneficially owned by Thomas Saponas represent non-qualified options to purchase 94,000 shares of our common stock that are exercisable in whole or in part within 60 days of August 31, 2007.

(5)
Shares beneficially owned by Mary Losty include warrants to purchase 300,000 shares of our common stock that are exercisable in whole or in part within 60 days of August 31, 2007 and 1,500,000 shares of our common stock acquired through  purchase in our November 2006 private placement sale .

(6)	Shares beneficially owned by Staffan Hillberg represent non-qualified options to purchase 50,000 shares of our common stock which are exercisable in whole or in part within 60 days of August 31, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.  Common shares subject to options or warrants that are currently exercisable or exercisable within 60 days of August 31, 2007 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.  Unless otherwise indicated, the address for each of the individuals listed in the table is care of Procera Networks, Inc., 100 Cooper Court, Los Gatos, California 95032.  Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws.  Percentage of beneficial ownership is based on 73,912,263 shares of our common stock outstanding as of August 31, 2007.

DESCRIPTION OF SECURITIES

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore.  No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any shares of common stock subject to redemption or convertible into other of our securities.  Upon liquidation, dissolution or winding up of our company and after payment of creditors and any preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.  All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

Pursuant to our articles of incorporation, each share of common stock is entitled to one vote with respect to the election of any Director or any other matter upon which stockholders are required or permitted to vote.  Holders of the common stock do not have cumulative voting rights under our articles of incorporation.  Consequently, the holders of more than 50% of the combined shares voting for the election of Directors may elect all of the Directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.  Please review our articles of incorporation and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our common stock.

Since currently a majority of our business operations, revenue and payroll is conducted in, derived from, and paid to residents of California, Procera may also be subject to Section 2115 of the California General Corporation Law, which provides that corporations that are incorporated in jurisdictions other than California and that meet various tests are subject to several provisions of the California General Corporation Law, to the exclusion of the law of the jurisdiction in which the corporation is incorporated.  Consequently, we may currently be subject to, among other provisions of the California General Corporation Law, Section 708 which governs cumulative voting.

Therefore, notwithstanding the rights that are expressly conveyed to our stockholders pursuant to our articles of incorporation or bylaws, if, in connection with the election of our directors, any stockholder gives notice in accordance with California General Corporation Law of his or her intention to vote cumulatively, then each stockholder eligible to vote may be entitled to cumulate his or her votes and to give any one or more of the nominees whose names have been placed in nomination prior to the voting an aggregate number of votes equal to the total number of directors to be elected multiplied by the number of shares that the stockholder is entitled to vote.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders.  Any preferred stock so issued by the Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the company, or both.  In addition, any such shares of preferred stock may have class or series voting rights.  Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control of us.

No shares of preferred stock are currently outstanding.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

As of August 31, 2007, we currently have outstanding warrants to acquire up to 8,100,790 shares of common stock.  Each warrant is exercisable at any time after the date of issuance of the warrant, at exercise prices ranging from $0.01 to $2.14 as set forth in the table below.  The warrants contain features such as cashless exercise privileges and anti-dilution provisions.

Issue		Term.	Warrant	Exercise
Date	Warrant Holder	Date	Shares	Price
11/15/02	Technical Director--Ravinder Sajwan	11/15/07	20,000	$0.075
12/20/02	Banking Consultant--Steve Rubin	7/20/09	201,268	$0.01
6/5/03	Legal Counsel--Silicon Valley Law Group	6/6/08	50,000	$0.50
6/23/03	June 2003 Investor	6/23/08	50,000	$0.75
12/30/04	December 2004 Investors	6/30/08	1,500,000	$1.25
12/30/04	December 2004 Investors	6/30/08	1,668,750	$1.37
12/30/04	Dec. 2004 Placement Agents	6/30/08	173,206	$1.25
12/30/04	Dec. 2004 Placement Agents	6/30/08	173,203	$1.37
2/23/05	Ind.Sales Rep.--Mark Trimue	2/23/10	100,000	$1.78
4/13/05	Finance Consultant--Tom Williams	4/13/08	10,000	$1.86
6/1/05	Landlord--Vasona Business Park	Reg+36	25,000	$1.22
6/14/05	Finance Consultant--Tom Williams	6/14/08	75,000	$1.42
9/13/05	Summit Technologies, Inc.	Reg+36	15,000	$0.68
2/28/06	Feb. 2006 Placement Agents	2/28/11	1,180,438	$0.40
8/2/06	Investor Relations Service Provider	8/2/08	400,000	$1.40
8/18/06	Netintact AB Investors	60 Mos.	693,937	$0.60
11/30/06	Nov. 2006 Investors	11/30/11	1,020,000	$1.50
11/30/06	Nov. 2006 Placement Agents	11/30/11	360,000	$1.00
1/24/07	Ind.Sales Rep.--Don Henry	1/24/12	100,000	$2.14
1/24/07	Personnel Consultant--Al Salottolo	1/24/12	15,000	$2.14
7/16/07	July 2007 Placement Agents	7/17/12	199,988	$2.00
7/31/07	Consultant--Joseph Noel	7/31/10	70,000	$1.12
---	Total Warrants Outstanding	---	8,100,790	---

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of any common stock offered by this prospectus has been passed upon for us by McDonald Carano Wilson LLP.  McDonald Carano Wilson LLP holds no shares or warrants in Procera Networks, Inc.

The financial statements included in the Annual Report on Form 10-KSB for the year ended December 31, 2006 included in this prospectus have been included in reliance on the report of PMB Helin Donovan, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements included in Annual Report on Form 10-KSB for the year ended January 1, 2006, included in this prospectus have been included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

History

Procera Networks, Inc. (“Procera”) is a Nevada corporation and is headquartered in Los Gatos, California. Procera was spun out from Digi International of Eden Prairie, Minnesota by Douglas Glader on May 1, 2002.  Procera's mission was to develop and market intelligent network products to protect, control and optimize IP-based traffic.  On October 16, 2003, Procera merged with Zowcom, Inc, a publicly-traded Nevada corporation.  The merged company started trading under the symbol OTC: BB:PRNW.OB and since September 19, 2007, trades on the American Stock Exchange under the symbol “PKT”.

On June 28, 2006, Procera and all shareholders of Netintact AB, a Swedish corporation ("Netintact") entered into a Stock Exchange Agreement and Plan of Reorganization (the " Agreement ").  The agreement was amended with the First Amended and Restated Stock Exchange Agreement and closed effective as of August 18, 2006, making Netintact a wholly owned subsidiary of Procera.  The Agreement were amended again on January 24, 2007 to, among other things, amend several of the terms and conditions of the incentive warrants, closing date warrants and incentive share plan.

On September 29, 2006, Procera and two of the three shareholders of Netintact PTY, an Australian company (“Netintact PTY”) entered into a certain Stock Exchange Agreement and Plan of Reorganization and closed the transaction effective as of September 29, 2006.  Netintact, the remaining shareholder of Netintact PTY, owns 51 shares of Common Stock of Netintact PTY, constituting fifty-one (51%) of the issued and outstanding securities of Netintact PTY.

As a result of the Netintact and Netintact PTY transactions, the core products and business of Procera have changed dramatically.  Today, Procera is looking to become one of the prominent next generation traffic management solutions for broadband service networks.  Netintact's flagship product and technology, PacketLogic, now forms the core of Procera's product offering.  There are over 750 PacketLogic installations at more than 400 service providers, telcos, enterprises, colleges and universities around the world.

Industry Background

According to a May 2006 report by International Data Corporation, or IDC, a provider of information about the telecommunications market, the number of broadband subscribers globally is expected to reach 396 million by 2010, representing a compound annual growth rate of 14% of the 206 million estimated subscribers in 2005.  There has been tremendous growth in broadband network access in recent years as both home and business users worldwide demand faster and more reliable access to the Internet.

We believe there looms an emerging crisis on the network, characterized by changing patterns of use, new applications, and shifting adoption habits, altering the landscape for Internet Service Providers (“ ISP's”) and enterprises worldwide.  Triple-play networks (video, voice, and data) are now common, with mobile devices and applications increasingly being supported.  Today's applications are incorporating voice and video freely as demonstrated by YouTube, Skype, Slingbox, Internet TV, Voice-over-IP, and Internet Gaming.  These new applications demand more bandwidth and are less tolerant of network delays. Furthermore, these applications are increasingly harder to detect often disguising themselves, jumping ports, or encrypting to avoid detection.  Unless service providers and enterprises have advanced tools to visualize, analyze and manage application traffic on their networks, they can fall victim to poor network performance.

Without the appropriate network traffic management systems a multitude of problems can arise, such as the inability to:
-	Identify application viruses, hacker attacks and bandwidth hogs;
-	Filter hazardous and unwanted traffic based on Layer 7 properties;
-	Limit non-prioritized traffic, e.g. peer-to-peer (“P2P”), to secure quality of service (“QoS”) for crucial applications;
-	Optimize utilization of transit and Wide Area Network (“WAN”) connection;
-	Postpone unnecessary investments in new technology and bandwidth;
-	Apply fairness policies between users;
-	Analyze and optimize network utilization; and
-	Offer differentiated and personalized broadband services.

The impact can be ruinous for the enterprise, e-mail, customer relationship management (“CRM”), enterprise resource planning (“ERP”), and other mission-critical applications and for service providers.  To compound matters, regulatory compliance requirements such as (CALEA/Homeland Security and cardholder information security program (“CISP”)/Bank Fraud) will soon mandate an unprecedented level of visibility, traceability, and accountability over network activity.

In this new complex network, the current approaches of simply adding more bandwidth and/or inspecting packets (a method called deep packet inspection (“DPI”)) are insufficient. The dot-com boom led to an overbuilding and overcapacity of bandwidth.  Building more bandwidth to the problem was the cheap, easy solution.  Now, the demand for bandwidth is catching up.  More alarming is that these new breed of applications behave in such a way that the havoc they cause cannot be addressed or kept in check by simply adding more bandwidth.

Packet inspection solutions, like DPI, currently in the marketplace cannot cope with the new environment.  Why?  Because tracking packets is similar to receiving fragments of a conversation.  A packet sampling based approach often leads to incorrect conclusions and identification especially now that applications commonly disguise, morph and encrypt themselves to avoid detection.  This has led to the realization that a new solution is needed.  We believe an advanced system like PacketLogic which is based on a new, more accurate approach called Deep Flow Inspection, is necessary to manage the increasingly complicated network traffic and compliance requirements.

The Procera Solution

PacketLogic is a flow-based intelligent network traffic and service management system.  The core of PacketLogic is a proprietary engine called Datastream Recognition Definition Language (“DRDL”). DRDL utilizes an approach called Deep Flow Inspection (“DFI”).  DFI yields significantly more accurate identification of applications when compared to packet-based approaches like DPI.  DFI examines entire flows and context and is able to detect even disguised, morphed and encrypted traffic.  Furthermore, PacketLogic does not introduce latency into a network on which it is used.  Procera believes it is the only company that currently delivers DFI.

Applications

Procera's core market is the commercial broadband service providers.  This includes ISP's, telcos, wireless ISP (WiSP's), FTTx (Fiber-to-the-Home, Fiber-to-the-Premise), and cable companies.

Additionally, Procera has customers concentrated in certain vertical markets where broadband service deployments are accelerating, particularly utilizing wireless technologies or where compliance mandates value our highly accurate identification methodology.  These segments include:
-	Hospitality;
-	Multi-Tenant Units and Multi-Dwelling Units;
-	Municipalities;
-	Universities and Colleges;
-	Banking (CISP Compliance); and
-	Other Compliance Markets (SOX, HIPAA, CALEA, CISP/PCI).

Procera's market strategy for these segments is heavily driven through solution, VAR and channel partners.

Distribution

Procera utilizes its own direct sales force to target the largest broadband service providers, telcos, carriers and enterprises.  Procera also leverages a worldwide network of distributors and VAR's to penetrate particular geographic regions, and mid-market segments including medium to small enterprises and ISP's.  The direct and indirect sales mix varies by geography and target industry.

Intellectual Property

We rely primarily on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology.  For example, we seek to avoid disclosure of our trade secrets by requiring those persons with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our software source code.  We also rely on unpatented proprietary know-how in developing our products, and employ various methods, including confidentiality and invention assignment agreements with employees, consultants and others to protect our trade secrets and know-how.

Governmental Regulation

Our products must comply with various United States federal government requirements and regulations and standards defined by agencies such as the Federal Communications Commission, in addition to standards established by governmental authorities in various foreign countries and recommendations of the International Telecommunication Union.  Some of our product offerings are to support compliance of our customers with the regulatory act commonly known as Communications Assistance for Law Enforcement Agencies (“CALEA”).  Accordingly we must comply with the changing requirements of CALEA. Our international product sales are not subject to approval from the United States government, with the exception of export restrictions to embargoed destinations and prohibited end users.  Our business operations are subject to various federal, state and local employee workplace protection regulations including OSHA.  We do not anticipate current or future government regulation to have a material adverse effect on our capital expenditures, earnings or competitive position.

Competition

The traffic network management space is served by many companies.

Within the traffic and quality of service (“QoS”) management segment, our primary competitors are Allot, Sandvine, Cisco/P-cube and Ellocoya.  These companies generally employ some form of packet inspection methodology, implemented to some degree in custom hardware or ASIC's.

In the Enterprise space, most vendors are positioning primarily as Wide Area Network (“WAN”) Optimization solutions.  WAN Optimization products that claim some QoS functionality in their offering include Packeteer, Citrix, Riverbed, Cisco, F5 Networks and Juniper.

Procera competes favorably in its market sub-segments.  This is because PacketLogic's DFI approach yields significantly higher identification accuracy, coupled with unmatched agility to adapt rapidly with newly released internet applications without hardware changes.  Procera believes it can deliver a superior product to its customers from a performance, quality, and cost perspective.

Employees

As of December 31, 2006, we had 45 employees all of which were full time employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited financial statements as of December 31, 2006 for the fiscal years ended December 31, 2006 and January 1, 2006 and our unaudited interim financial statements for the three and six month period ended June 30, 2007 and the notes thereto, all of which are included elsewhere in this prospectus.

In an effort to ease the comparison of our reported financial periods for the readers of this prospectus, we have modified the presentation and format of the data reported in the respective Management’s Discussion and Analysis of Financial Condition and Results of Operations financial statements.  The values in the Consolidated Financial Statements (Balance Sheets, Statement of Operations and Comprehensive Income, Statement of Cash Flow and Statement of Shareholders Equity) have not been modified.  The original Management’s Discussion and Analysis of Financial Condition and Results of Operations for each included time period is available to the reader in our reports on Form 10KSB filed on April 14, 2007 and on Form 10QSB filed on August 15, 2007.

THE FOLLOWING INFORMATION SPECIFIES CERTAIN FORWARD-LOOKING STATEMENTS OF MANAGEMENT WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ESTIMATE THE HAPPENING OF FUTURE EVENTS AND ARE NOT BASED ON HISTORICAL FACT. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY", "SHALL", "WILL", "COULD", "EXPECT", "ESTIMATE", "ANTICIPATE", "PREDICT", "PROBABLE", "POSSIBLE", "SHOULD", "CONTINUE", OR SIMILAR TERMS, VARIATIONS OF THOSE TERMS OR THE NEGATIVE OF THOSE TERMS. THE FORWARD-LOOKING STATEMENTS SPECIFIED IN THE FOLLOWING DISCUSSION HAVE BEEN COMPILED BY OUR MANAGEMENT ON THE BASIS OF ASSUMPTIONS MADE BY MANAGEMENT AND CONSIDERED BY MANAGEMENT TO BE REASONABLE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF. OUR FUTURE OPERATING RESULTS, HOWEVER, ARE IMPOSSIBLE TO PREDICT AND NO REPRESENTATION, GUARANTY, OR WARRANTY IS TO BE INFERRED FROM THOSE FORWARD-LOOKING STATEMENTS.

Overview

Procera is a Nevada corporation and is headquartered in Los Gatos, California.  Procera was spun out from Digi International of Eden Prairie, Minnesota by Douglas Glader on May 1, 2002.  Procera’s mission is to develop and market intelligent network products to protect, control and optimize IP-based traffic.  On October 16, 2003, Procera merged with Zowcom, Inc., a publicly-traded Nevada corporation.  The merged company started trading under the symbol OTC: BB:PRNW.OB and since September 19, 2007 on the American Stock Exchange under the symbol “PKT”.

On June 28, 2006, Procera and all shareholders of Netintact AB, a Swedish corporation ("Netintact") entered into a Stock Exchange Agreement and Plan of Reorganization to make Netintact a wholly owned subsidiary of Procera.  The agreement was amended with the First Amended and Restated Stock Exchange Agreement and Plan of Reorganization (the "Agreement"), effective as of August 18, 2006.  The Agreement was amended again on January 24, 2007 to, among other things, amend several of the terms and conditions of the incentive warrants, closing date warrants and incentive share plan.

On September 29, 2006, Procera and two of the three shareholders of Netintact PTY, an Australian company (“Netintact PTY”) entered into a certain Stock Exchange Agreement and Plan of Reorganization and closed the transaction effective as of September 29, 2006.  Netintact, the remaining shareholder of Netintact PTY, owns 51 shares of Common Stock of Netintact PTY, constituting fifty-one (51%) of the issued and outstanding securities of Netintact PTY.

From May 1, 2002, the date of our inception, through July 2, 2006, we operated as a development stage company, devoting substantially all of our efforts and resources to developing and testing new products and raising capital.  During the three months ended October 1, 2006, we emerged from the development stage as a result of our acquisition on August 18, 2006 of Netintact, a private enterprise located in Varberg, Sweden and its line of mature software products for managing the flow of network traffic on local area networks.

As a result of the Netintact and Netintact PTY transactions, the core products and business of Procera have changed dramatically.  Today, Procera is looking to become one of the prominent next generation traffic management providers for broadband service networks.  Netintact’s flagship product and technology, PacketLogic, now forms the core of Procera’s product offering.  There are over 750 PacketLogic installations at more than 400 service providers, telephone companies, enterprises, colleges and universities around the world.

Critical Accounting Policies and Estimates

In accordance with SEC guidance, those material accounting policies that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed below.

Our discussion and analysis of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with generally accepted accounting principles in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate these estimates.  We base our estimates on historical experience and on assumptions that are believed to be reasonable.  These estimates and assumptions provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.  Our significant accounting policies are summarized in Note 2 to our audited financial statements for the year ended December 31, 2006 included elsewhere in this prospectus.

Revenue Recognition

Procera recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”).

When a customer order contains multiple items such as hardware, software, and services which are delivered at varying times, the Company determines whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”).  EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in Procera’s control.

In these circumstances, the Company allocates revenue to each element based on its relative vendor specific objective evidence of fair value (“VSOE”).  VSOE for products and software is established based on the Company’s approved pricing schedules.  To establish VSOE for services, the Company uses standard billing rates based on said services.  Generally, the Company is able to establish VSOE for all elements of the sales order and bifurcate the customer order or contract accordingly.  In these instances, sales are recognized on each element separately.  However, if VSOE cannot be established or if the delivered items do not have stand alone value to the customer without additional services provided, the Company recognizes revenue on the contract as a whole based on either the completed-performance or proportional-performance methods as described below.

In most cases, revenue from hardware and software product sales is recognized when title passes to the customer.  Based upon the Company’s standard shipping terms, FCA Procera, title passes upon shipment to the customer.

Revenue is recognized on service contracts using either the completed-performance or proportional-performance method depending on the terms of the service agreement.  When the amount of services to be performed in the last series of acts is so significant in relation to the entire service contract that performance is deemed not to have occurred until the final act is completed or when there are acceptance provisions based on customer-specified subjective criteria, the completed-performance method is used.  Once the last significant act has been performed, revenue is recognized.  The Company uses the proportional-performance method when a service contract specifies a number of acts to be performed and the Company has the ability to produce reasonable estimates.  The estimates used on these contracts are periodically updated during the term of the contract and may result in the Company’s revision of recognized sales in the period in which they are identified.

Deferred Revenue

Revenue under maintenance agreements is deferred and recognized over the term of the agreements (typically one year) on a straight-line basis. At December 31, 2006, deferred revenue totaled $383,231 and is included under “Deferred revenue” in the accompanying Balance Sheet.

Stock Based Compensation

Effective January 2, 2006, the Company adopted the provisions of SFAS No. 123 (R), “Share-Based Payment.” SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services.  Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period.  All of the Company’s stock compensation is accounted for as an equity instrument.  The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Prior to the Adoption of SFAS No. 123(R)

Prior to the adoption of SFAS No. 123 (R), the Company provided the disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosures.”  The Company recorded employee stock-based compensation for the twelve months ended December 31, 2005 for options granted to employees with a market value of the underlying common stock greater than exercise price on the date of grant.

Goodwill

Effective September 29, 2006, the Company acquired Netintact AB and Netintact PTY, a privately held software company.  The Company issued 18,299,514 shares of common stock with a total fair value of $9.4 million, in exchange for all outstanding shares of Netintact AB and Netintact PTY.  The Company accounted for the acquisition using the purchase method of accounting for business combinations.  The purchase price and costs associated with the acquisition did not exceed the preliminary estimated fair value of net worth of $0.5million and intangible assets acquired by $8.9 million.

Subsequent to September 29, 2006, the Company completed the valuation of the intangible assets and analysis of deferred tax liabilities (pursuant to SFAS No. 109, paragraphs 30 and 258-260) it acquired in the Netintact transaction.  Based on this analysis, an additional portion of the purchase price of $3.1 million was assigned to amortizable intangible assets of $2 million and $1 million to goodwill.

Impairment of Finite Life Intangible Assets

The Company evaluates its operations to ascertain if a triggering event has occurred which would impact the value of finite-lived intangible assets (e.g., customer lists).  Examples of such triggering events include a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business, and a significant change in the operations of an acquired business.

As of December 31, 2006, March 31, 2007 and June 30, 2007, no such triggering event had occurred, and, no impairment test was needed.  An impairment test involves a comparison of undiscounted cash flows against the carrying value of the asset as an initial test. If the carrying value of such asset exceeds the undiscounted cash flow, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the fixed or amortizing intangible asset and the carrying value to determine the amount of the impairment.  To the extent that the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.

Impairment of Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist.  FASB Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.  That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

As of December 31, 2006, March 31, 2007 and June 30, 2007 the Company concluded that there was no impairment to the carrying value of goodwill.

Results of Operations for the Year ended December 31, 2006 and the year ended January 1, 2006

From the date of its inception on May 1, 2002 through July 2, 2006, Procera was a development stage company, devoting all of its efforts and resources to developing and testing new products and preparing for introduction of its products into the market place.  During this period, Procera generated insignificant revenues from actual sales of its products.

The Company acquired Netintact AB on August 18, 2006 and Netintact PTY on September 29, 2006.  The company began to recognize increased revenues, costs and expenses associated with the acquired companies and the introduction of Netintact’s PacketLogic product line to a broader customer base.  Beginning with the three months which ended October 1, 2006, Procera emerged from its development stage

Revenues

During the fiscal year ended January 1, 2006, Procera recognized revenues of $254,809 from sales of its OptimIP product offerings.  Primarily, as a result of the acquisition of the PacketLogic product family, the company’s revenue increased to $1,914,430 for the fiscal year ended December 31, 2006, including revenue derived from sales of OptimIP of $91,939 and from PacketLogic of $1,822,491.

The Company operates from three legal entities including Procera (Americas), Netintact AB (Europe and Scandinavia) and Netintact PTY (Pacific Rim including Australia), respectively.  The table below presents the breakdown of revenue by entity;
	Fiscal Year Ended
	December 31,	January 1,	Change	Change
	2006	2006	$	%
Procera	$515,513	$254,809	$260,704	102%
Netintact AB	1,155,497	-	1,155,497	-
Netintact PTY	243,420	-	243,420	-
Total	$1,914,430	$254,809	$1,659,621	651%

Cost of Sales

Costs of sales include (i) direct material costs for products sold, (ii) applied direct labor and manufacturing overhead and (iii) adjustments, including reserves for slow moving or inactive inventory and changes to reflect the company’s policy of valuing inventory at lower of cost or market on a first-in, first-out basis.

Total costs of sales increased by $322,989 for the fiscal year ended January 1, 2006, primarily due to increased direct costs of product sales of $150,725 and inventory valuation reserves, including the write-offthe OptimIP product line inventory, of $126,738.  The following tables present the breakdown of cost of sales by entity and cost of sales by category.
Cost of sales by entity	Fiscal Year Ended
	December 31,	January 1,	Change	Change
	2006	2006	$	%
Procera	$349,344	$307,799	$41,545	13%
Netintact AB	169,693	-	169,693	-
Netintact PTY	111,751	-	111,751	-
Total	$630,788	$307,799	$322,989	105%
Costs of sales by category	Fiscal Year Ended
	December 31,	January 1,	Change	Change
	2006	2006	$	%
Direct Material, Labor and Overhead	$380,172	$229,441	$150,731	66%
Percent of Net Product Sales	19.9%	90.0%
Valuation Reserves	250,616	78,358	172,258	220%
Percent of Net Product Sales	13.1%	30.8%
Total	$630,788	$307,799	$322,989	105%

Gross Profit or Loss and Margins

Gross profit reported for the fiscal year ended January 1, 2006 was ($52,990) and consolidated gross profit reported for the fiscal year ended December 31, 2006 was $1,283,642.  The increase in gross profit of $1,336,632 is primarily attributed to the acquisition of the PacketLogic product line and Netintact companies.  Gross profit improvements resulted from an increase of 651% in sales, a reduction of direct product cost from 90% of net sales to 20%, and a decrease of valuation reserves as a percentage of sales from 31% to 13%.

The following table represents gross margin by entity;
	Fiscal Year Ended
	December 31,	January 1,	Change	Change
	2006	2006	$	%
Procera	$166,169	$(52,990)	$219,159	-
Percent of Net Product Sales	32.2%	(21%)		413%
Netintact AB	985,804	-	985,804	-
Percent of Net Product Sales	85.3%	-		-
Netintact PTY	131,669	-	131,669	-
Percent of Net Product Sales	54.1%	-		-
Total	$1,283,642	$(52,990)	$1,336,632
Percent of Net Product Sales	67.1%	(21%)		2,522%

Operating Expenses

Engineering

Engineering expenses for the fiscal year ended December 31, 2006 increased by $460,369 when compared to the fiscal year ended January 1, 2006.  Engineering expenses increased as a result of the costs of the acquired Netintact companies of approximately $309,000 and stock based compensation expense of approximately $512,000.  Offsetting these expense increases were expense decreases as a result of exiting the development phase of the OptimaIP product line including lower prototype labor and procurement support of approximately $203,000, lower prototype materials and equipment of approximately $95,000,lower development personnel costs of approximately $45,000 and other miscellaneous expense decreases of approximately $18,000.

Research and Development costs included in the fiscal years ended December 31, 2006 and January 1, 2006 were $770,144 and $293,101 respectively.  R&D costs decreased primarily as a result of completing the design stage of the OptimaIP product line, exiting the development stage phase of operation and the acquisition of the PacketLogic product line.

Sales and Marketing

Sales and marketing expenses for the fiscal year ended December 31, 2006 increased by $521,543 when compared to the fiscal year ended January 1, 2006.  Sales and marketing expenses increased as a result of costs related to the acquired Netintact companies of approximately $455,000 and stock based compensation expense of approximately $223,000.  Offsetting these expense increases were expense decreases related to lower independent sales representative fees of approximately $103,000, lower employee related costs of approximately $33,000 and miscellaneous other expense reductions of approximately $20,000.

General and Administrative

General and administrative expenses for the fiscal year ended December 31, 2006 increased by $1,368,183 when compared to the fiscal year ended January 1, 2006.  Increases in general and administrative expenses include expenses of the acquired Netintact companies of approximately $36,000, the amortization of intangible assets associated with the acquisition of the Netintact companies of approximately $1,228,000,  legal and audit fees of approximately $297,000, investor relations expenses of approximately $371,000, employee related expenses of approximately $91,000 and facility related expenses of approximately $35,000.  Offsetting these expense increases were expenses decreases due to reduction in expenses for consultant payments of approximately $524,000 associated with unsuccessful financings in 2005, insurance of approximately $42,000, stock based compensation of approximately $6,000, reduction of bad debt expenses of approximately $107,000 and miscellaneous other expense reductions of approximately $11,000.

	Fiscal Year Ended
	December 31,	January 1,	Change	Change
	2006	2006	$	%
Operating expenses
Engineering	$3,065,266	$2,604,897	$460,369	17.7%
Sales and marketing	2,274,429	1,752,886	521,543	29.8%
General and administrative	3,706,903	2,338,720	1,368,183	58.5%

Total operating expenses	$9,046,598	$6,696,503	$2,350,095	35.1%

	Fiscal Year Ended
	December 31,	January 1,	Change	Change
	2006	2006	$	%
Operating expenses
Procera	$8,247,056	$6,696,503	$1,550,553	23.1%
Netintact AB	679,845	-	679,845	-
Netintact PTY	119,697	-	119,697	-

Total operating expenses	$9,046,598	$6,696,503	$2,350,095	35.1%

Interest and Other Income

During the fiscal year which ended December 31, 2006, Procera earned interest income of $11,880 on cash balances deposited in a money market account, compared to interest income of $6,176 earned on similar deposits during the fiscal year which ended January 1, 2006. In addition, Procera recognized a currency conversion rate gain of $8,900 during the fiscal year which ended December 31, 2006 due to the foreign operations acquired in the Netintact acquisition.

Net Loss

Procera incurred a consolidated net loss of ($7,503,479) for the fiscal year ended December 31, 2006, compared to a net loss of ($6,738,915) for the fiscal year ended January 1, 2006.

Our net loss per share for the fiscal years ended  December 31, 2006 and January 1, 2006 was ($0.15) and ($0.22), respectively.

Results of Operations for the three months and the six months ended June 30, 2007 and July 2, 2006

The company’s strategy has been to expand the penetration of PacketLogic’s unique capabilities across a broader market through a combination of geographic, channel and strategic expansion.  The current quarter ending June 30, 2007 is the third full quarter of PacketLogic sales for Procera.

Revenues

During the current quarter, the company placed more emphasis on selling to original equipment manufacturers (OEM) and large accounts.  Partially as a result of the longer sales cycle attributed to this shift in emphasis, current quarter sales increased by 7% over the prior quarter ending March 31, 2007.  Sales for the last two quarters increased by 123% over the prior two quarters ending December 31, 2006.  Gross margin dropped to 68% from the prior quarter rate of 78% primarily due to new product introduction costs.

The company operates from three legal entities including Procera (Americas), Netintact AB (Europe and Scandinavia) and Netintact PTY (Pacific Rim including Australia), respectively.  The following table presents the breakdown of net revenues by entity;
	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006
Procera	$662,010	$54,751	$1,589,996	$77,083
Netintact AB	975,771	-	1,697,885	-
Netintact PTY	479,219	-	814,048	-
Total	$2,117,000	$54,751	$4,101,929	$77,083

The company acquired Netintact AB on August 18, 2006 and Netintact PTY on September 29, 2006.  Net sales for the three and six month periods ending July 2, 2006 include only Procera and Procera related products.  Net sales for the three and six month periods ending June 30, 2007 include Procera and Netintact related products and sales channels.  Revenues increased by $2,062,249 for the three months ended June 30, 2007 versus July 2, 2006 and $4,024,846 for the six months ended June 30, 2007 due to increased sales of Netintact PacketLogic products and the expanded sales channels of the Netintact companies.

Cost of Sales

Cost of sales include: (a) the direct cost of materials for products sold; (b) applied direct labor and manufacturing overhead; and (c) inventory adjustments. The following table presents the breakdown of Cost of Sales by entity:
	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006
Procera	$377,072	$151,249	$644,197	$213,110
Netintact AB	204,917	-	313,357	-
Netintact PTY	98,620	-	159,390	-
Total	$680,609	$151,249	$1,116,944	$213,110

Total cost of sales for the three and six month periods ending July 2, 2006 includes only Procera and Procera related products.  Cost of sales for the three and six month periods ending June 30, 2007 includes costs for Procera and Netintact related products and the expanded sales channels resulting from the acquisition of the Netintact companies.

During the three and six months ended July 2, 2006 manufacturing costs were applied to cost of sales based on estimated costs at full volume.  The remaining expense of manufacturing was included in operating costs related to engineering as a cost of product development.  As a result of increasing manufacturing activity, all fixed and variable manufacturing costs, effective January 1, 2007, are included in cost of sales.

Gross Profit or Loss and Margins

The following summary presents Gross Margin by entity:
	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006
Procera	$284,938	$(96,498)	$945,800	$(136,027)
Percent of Net Product Sales	43.0%	(176%)	59.5%	(176%)
Netintact AB	770,854	-	1,384,526	-
Percent of Net Product Sales	79.0%	-	81.5%	-
Netintact PTY	380,599	-	654,659	-
Percent of Net Product Sales	79.3%	-	80.4%	-
Total	$1,436,391	$(96,498)	$2,984,985	$(136,027)
Percent of Net Product Sales	67.9%	(176%)	72.8%	(176%)

Consolidated gross margins were 68% and 73% of net sales for the three and six month ended June 30, 2007, respectively.  Margins eroded during the most recent quarter due to one time costs associated with new product sales.  Consolidated gross margin for the three and six months ended July 2, 2006 were negative 176%, primarily due to product introduction costs and inventory adjustments.

Operating Expenses

Engineering

Engineering expenses for the three months ended June 30, 2007 decreased by $99,697 when compared to the three months ended July 2, 2006.  The decrease in engineering expenses for the three month period is due primarily to reductions in US payroll of approximately $168,000, stock based compensation expense of approximately $218,000, and manufacturing cost allocation of approximately $65,000.  Offsetting these expense decreases were expense increases related to the addition of Netintact engineering expenses of approximately $351,000. Engineering expenses for the six months ended June 30, 2007 increased by $28,353 when compared to the six months ended July 2, 2006.  The increase in engineering expenses for the six month period is due primarily to increases in product certification and testing of approximately $57,000 and the addition of Netintact engineering expense of approximately $702,000.  Offsetting these expense increases were expense decreases related to reductions in US payroll of approximately $203,000, stock based compensation expense of approximately $353,000 and manufacturing cost allocation of approximately $174,000.

Research and development expenses for the six months ended June 30, 2007 and July 2, 2006 were $136,911 and $198,101 respectively.  For the three months ended June 30, 2007 and July 2, 2006 research and development expenses were $95,526 and $126,710 respectively.  The decrease in both periods was primarily a result of reduced OptimaIP development spending as that product line exited the development cycle.

Sales and Marketing

Sales and marketing expenses have increased for the three and six month periods ended June 30, 2007 when compared to the three and six month periods ended July 2, 2006. The primary expense increases are due to:  (i) increased sales, customer services and marketing headcount in order to support expanding sales and markets; (ii) additional marketing programs including trade shows, literature, publications and advertisement; (iii) growth in commissions associated with increased sales volume; and (iv) the additional costs associated with the acquisition of the Netintact PacketLogic product and related sales and channels.

Sales and marketing expenses for the three months ended June 30, 2007 increased by $1,105,681 when compared to the three months ended July 2, 2006.  The primary increases in sales and marketing expenses include increases in salaries and benefits of approximately $241,000, marketing communications of approximately $110,000 commission expenses of approximately $105,000 and the addition of Netintact expenses of approximately $650,000.  Sales and marketing expenses for the six months ended June 30, 2007 increased by $1,846,496 when compared to the six months ended July 2, 2006.  The increase in sales and marketing expenses for the six month period is due to increases in salaries and benefits of approximately $281,000, stock based compensation of approximately $67,000, sales commissions of approximately $75,000, sales representative expenses of approximately $80,000, marketing communications and trade shows of approximately $178,000, travel and entertainment of approximately $71,000 and the addition of Netintact expenses of approximately $1,094,000.

It is anticipated that the growth of sales and marketing expenses will continue to accelerate from the June 30 2007 quarter as expansion plans are implemented.

General and Administrative

General and administrative expenses have increased for the three and six month periods ended June 30, 2007 when compared to the three and six month periods ended July 2, 2006.  The primary expense increases are due to: (i) the amortization of the intangible assets acquired in connection with the acquisition of Netintact; (ii) increased spending for professional services, including legal, audit and tax as a result of the acquisition and associated globalization of the company; and (iii) additional costs associated with the acquisition of Netintact.

General and administrative expenses for the three months ended June 30, 2007 increased by $1,468,099 when compared to three months ended July 2, 2006.  The primary expense increases in general and administrative expenses during this period include amortization of intangible assets of approximately $927,000, stock based compensation of approximately $104,000, professional services of approximately $248,000, reserve for doubtful accounts receivable of approximately $125,000 and expenses associated with the addition of Netintact of approximately $47,000.   The increase in expenses for the six months ended June 30, 2007 were $2,598,882 when compared to the six months ended July 2, 2006.   The primary expense increases during this period include amortization of intangible assets of approximately $1,853,000 stock based compensation of approximately $167,000, professional services of approximately $249,000, reserve for doubtful accounts receivable of approximately $125,000 and expenses associated with the addition of Netintact of approximately $118,000.
	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006
Operating expenses
Engineering	$691,409	$791,106	$1,534,023	$1,505,670
Sales and marketing	1,564,929	459,248	2,760,584	914,088
General and administrative	2,068,325	600,226	3,694,220	1,095,338

Total operating expenses	$4,324,663	$1,850,580	$7,988,827	$3,515,096

Interest and Other Income

We earned interest income on funds maintained in an interest-bearing money market account.  For the three months ended June 30, 2007 and July 2, 2006, we recorded interest and other income of $23,131 and $5,480, respectively.   For the six months ended June 30, 2007 and July 2, 2006 we recorded interest and other income of approximately $41,424 and $5,738, respectively.

Interest and Other Expense

For the three months ended June 30, 2007 and July 2, 2006, we recorded interest and other expenses of approximately $8,808 and $1,014, respectively.   For the six months ended June 30, 2007 and July 2, 2006 we recorded interest and other expense of $10,540 and $3,990, respectively.  The interest expenses incurred during these reporting periods primarily relate to the short-term financing of directors and officers insurance premiums.

Net Loss

We incurred a net loss of $(2,609,388) and $(1,942,612) for the three months ended June 30, 2007 and July 2, 2006, respectively and a net loss of $(4,467,996) and $(3,649,375) for the six months ended June 30, 2007 and July 2, 2006 respectively.

Our net loss per share was $(0.04) and $(0.04) for the three months ended June 30, 2007 and July 2, 2006, respectively and $(0.07) and $(0.09) for the six months ended June 30, 2007 and July 2, 2006, respectively

Liquidity and Capital Resources (Year ended December 31, 2006 compared to the year ended January 2, 2006)

Procera's balance of cash and cash equivalents of $5,214,177 at December 31, 2006 represents primarily net proceeds of approximately $4,840,000 from the private placement sales of common stock to fifteen accredited investors which closed on November 30, 2006, and cash and cash equivalents of approximately $600,000 held by Netintact AB and Netintact PTY.

We project that cash and cash equivalents on hand at December 31, 2006 will be insufficient to meet the needs of our business in the second half of 2007.  Procera expects that additional funds from the sale of equity will be needed in order to support its business plan.
In 2006, our cash outflow from operating activities was primarily the result of costs incurred in operating our business, our cash outflow from investing activities was primarily the result of fixed asset purchases, and our cash inflow from financing activities was from private placements and warrants exercised, during 2006.

In 2005, our cash outflow from operating activities was primarily the result of costs incurred in operating our business, our cash outflow from investing activities was primarily the result of fixed asset purchases, and our cash inflow from financing activities was from private placements that occurred during 2005.

Debt and Lease Obligations

At December 31, 2006, Procera had obligations for leased equipment from various sources as shown below. Interest rates on such debt range from 9% to 10%. Procera also leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2010.

As of December 31, 2006, future minimum lease payments that come due in the current and following fiscal years ending December 31 are as follows:

	Capital Leases	Operating Leases
2007	$24,861	$225,110
2008	22,982	88,305
2009	2,539
2010 and thereafter
Total minimum lease payments	50,382	$313,415
Less: Amount representing interest	4,248
Present value of minimum lease payments	46,134
Less: Current portion	20,982
Obligations under capital lease, net of current portion	$25,152

Deferred Revenue Items

Procera has $383,231 of deferred revenue as of December 31, 2006, compared to $7,319 as of January 1, 2006.

Material Commitments of Capital

Procera uses third-party contract manufacturers to assemble and test its products.  In order to reduce manufacturing lead-times and ensure an adequate supply of inventories, Procera's agreements with some of these manufacturers allow them to procure long lead-time component inventory on its behalf based on a rolling production forecast provided by Procera.  Procera may be contractually obligated to purchase long lead-time component inventory procured by certain manufacturers in accordance with its forecasts. In addition, Procera issues purchase orders to its third-party manufacturers that may not be cancelable at any time.  As of December 31, 2006, Procera had no open non-cancelable purchase orders with its third-party manufacturers.

Off-Balance Sheet Arrangements

As of December 31, 2006, the Company had no off-balance sheet items as described by Item 303(c) of Securities and Exchange Commission Regulation S-B.  Procera has not entered into any transactions with unconsolidated entities whereby it has financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose it to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides it with financing, liquidity, market risk or credit risk support.

Liquidity and Capital Resources (Six month period ended June 30, 2007 compared to the Six month period ended July 2, 2006)

On June 30, 2007, we had cash on hand of approximately $8,926,000.  At the levels of projected revenue, expenses and customer payments this amount of cash will be sufficient to support our operations through the foreseeable future.  If our projected levels of revenues, costs and expenses and customer payments are below expectations, our cash may be insufficient to support our operations through the end of the second quarter of 2008.  If this eventuality were to occur, we may need additional funds from financing in order to sustain our operations after the second quarter 2008 and beyond and in the event we do not receive financing prior to the end of the third quarter 2008, we may be unable to fund operations.

We have $34,645 in debt obligations and no contractual commitments that will affect liquidity.

Changes in Financial Position for the six months ended June 30, 2007.

Assets.

Cash and cash equivalents increased by approximately $3,712,000 or 71% during the six months ended June 30, 2007 and are further detailed below.  Primary elements of the change in cash and cash equivalents include increased cash from the gross proceeds of a private placement of common stock of $6,348,000, proceeds from warrant and option purchases of $261,000, and decreased cash from operating loss, adjusted for non cash items, of $2,307,000 and other working capital and investment activities of $590,000.  Common shares, in connection with the private placement, were issued in July 2007.

Accounts receivable, net increased by approximately $1,319,000 or 114% during the six months ended June 30, 2007 primarily as a result of increased sales of $701,000 over the three month periods ended June 30, 2007 and December 31, 2006 and a higher percentage of sales in the Pacific Rim.

Inventories increased by approximately $403,000 or 156% during the six months ended June 30, 2007 primarily to support higher sales volumes.

Prepaid expenses and other current assets increased by approximately $49,000 or 40% during the six months ended June 30, 2007 primarily as a result of:  (i) an increase in prepaid taxes of approximately $30,000; (ii) an increase of approximately $13,000 due to consulting fees; and (iii) an increase of approximately $17,000 due to prepaid insurance premiums.

Property and Equipment, net decreased by $1,032,000 or 16% during the six months ended June 30, 2007.  Gross assets increased by $187,000 due to expansion of product testing and the capability of evaluating customer environments.  Depreciation reserves decreased property and equipment net value by $1,219,000

Other assets decreased by approximately $768,000 or 17% during the six months ended June 30, 2007 as a result of: (i) amortization of the customer base intangible asset acquired in the acquisition of Netintact of approximately $720,000; and (ii) the refund of a payroll security deposit of approximately $48,000.

Liabilities.

Accounts payable increased by approximately $15,000 or 5% during the six months ended June 30, 2007 primarily due to purchases of raw material for building hardware inventory to support increased sales demand.

Deferred revenue increased by approximately $402,000 or 105% during the six months ended June 30, 2007 due to the growth in sales of software licenses to customers which are being amortized as revenue pro rata over the term of said licenses.

Accrued liabilities increased by approximately $1,415,000 or 216% during the six months ended June 30, 2007 primarily due to: (i) an increase of approximately $196,000 in accrued paid time-off, vacation and related payroll expenses; (ii) an increase in accrued sales commissions of approximately $274,000; (iii) an increase in accrued placement agent fees associated with the private placement sale of common stock of approximately $508,000; (iv) an increase of received not invoiced Inventory of approximately $299,000 and (v) an increase of estimated taxes and services of approximately $138,000.

Long term liabilities decreased by approximately $533,000 or 19% during the six months ended June 30, 2007.  The primary element of the decrease was the amortization of the deferred tax benefit associated with the initial write-up of intangible value as a result of the acquisition of Netintact.

Stockholders’ Equity.

Additional paid-in capital increased by approximately $6,842,000 during the six months ended June 30, 2007 primarily due to:  (i) an increase of approximately $483,000 from charges for stock-based compensation; (ii) an increase of approximately $258,000 from the issuance of shares as compensation for services performed; (iii) an increase of approximately $222,000 for the issuance of stock for cash upon the exercise of stock warrants; (iv) an increase of approximately $39,000 for the issuance of stock for cash upon the exercise of stock options; (v) an increase of approximately $6,348,000 for the issuance of stock through a private placement of common shares; and (iv) a decrease of approximately $508,000 for the estimated costs of the private placement.

DESCRIPTION OF PROPERTY

Our headquarters are located at 100 Cooper Court, Los Gatos, California, 95032.  We have a 37-month lease starting from June 1, 2005 and the rent is $12,949 per month for the first year, $14,126 per month for the second year, and $15,304 per month for the third year for 11,772 square feet.  The Swedish headquarters of Netintact is located at Hardgatan 13C, 432 31, Varberg, Sweden.  We have a 36-month lease starting from May 31, 2005 and the rent is $2,165 per month for 331 square meters.  In addition, Netintact PTY leases 55 square meters located at 205 566 St Kilda Road, Melbourne VIC 3004, Australia; the lease is for 12 months starting December 9, 2006 with a monthly payment of $1,156.  We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was quoted on the OTC Bulletin Board under the symbol "PRNW" until September 18, 2007 and, as of September 19, 2007 it listed on the American Stock Exchange under the symbol “PKT”.  Our common stock has been traded on the OTC Bulletin Board since June 24, 2003.  Prior to that date, our common stock was not actively traded in the public market.  For the periods indicated, the following table sets forth the high and low bid prices per share of common stock as stated in the Over the Counter Bulletin Board Quarterly Trade.  These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	HIGH BID	LOW BID

First Quarter 2005	$2.47	$1.22
Second Quarter 2005	$2.16	$0.88
Third Quarter 2005	$1.19	$0.42
Fourth Quarter 2005	$0.66	$0.35
First Quarter 2006	$0.88	$0.47
Second Quarter 2006	$0.75	$0.46
Third Quarter 2006	$0.85	$0.43
Fourth Quarter 2006	$2.28	$0.77
First Quarter 2007	$3.03	$1.80
Second Quarter 2007	$3.39	$2.27
Third Quarter 2007	$3.24	$2.56

On October 1, 2007, the closing price of our common stock on the AMEX was $2.92.  As of September 30, 2007, Procera had 172 holders of record of its common stock as reported to us by Pacific Stock Transfer Company.

Dividend Policy

Procera has not declared or paid any cash dividends on its common stock or other securities and does not anticipate paying any cash dividends in the foreseeable future.  Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon Procera’s financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Equity Compensation Plan Information

The following table reflects information about the securities authorized for issuance under our equity incentive plans as of December 31, 2006.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (A)	Weighted-Average Exercise Price of Outstanding Options (B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (A) (C)
Equity compensation plans approved by security holders	5,483,784	$0.96	2,016,216
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	5,483,784	$0.96	2,016,216

EXECUTIVE COMPENSATION

The following table shows the compensation awarded to, or earned by, our chief executive officer and our two other most highly compensated executive officers serving in such capacity at December 31, 2006.  We refer to these employees collectively as our “named executive officers”.

Name and Principal Position	Year	Salary		Bonus		Option Awards(5)	Non-Equity Incentive Plan Compensation	All Other Compensation
Douglas J. Glader, Chief	2006	$245,000	(1)	-		-	-	-
Executive Officer, President

Gary Johnson, Senior	2006	$126,615	(2)	$59,500	(4)	-	-	$406,255
Vice President, Sales and Marketing

Thomas Williams, Chief	2006	$126,154	(3)	-		-	-	$721,489
Financial Officer

(1)	Douglas J. Glader, our CEO and President, was paid a base salary of $245,000 per annum, effective as of October 1, 2003.

(2)
Gary Johnson, our Senior Vice President, Sales and Marketing, was paid a base salary of $120,000 effective as of October 18, 2004.  Effective November 1, 2006 Mr. Johnson’s base salary was increased to $160,000 per year.

(3)	Thomas Williams, our Chief Financial Officer was paid a base salary of $160,000 per annum, effective as of March 20, 2006.

(4)	Gary Johnson received a bonus in 2006 in recognition of achieving sales targets

(5)
The value of the stock options disclosed has been determined as set forth in Note 2 to our consolidated financial statements. The amount disclosed for each year is the portion of the grant date value of the options becoming vested in each year.

Outstanding Equity Awards at Fiscal Year-End 2006

           The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards to the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Douglas J. Glader	-	-	-	-	-	-	-	-
Gary Johnson	361,111	138,889	-	$0.92	10/12/14	-	-	-
	500,000	-	-	$0.52	8/11/16	-	-	-
Thomas Williams	16,000	-	-	$3.35	03/09/14	-	-	-
	16,000	-	-	$1.67	04/20/15	-	-	-
	450,000	-	-	$0.69	03/20/16	-	-	-
	750,000	-	-	$0.52	08/11/16	-	-	-
	75,000	-	-	$1.42	06/14/08	-	-	-
	10,000	-	-	$1.86	04/13/08	-	-	-

Compensation of Directors

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all non-employee directors of Procera:

Director Compensation for Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott McClendon	-	-	-	-	-	-	-
Thomas Saponas	-	-	-	-	-	-	-
Sven Nowicki	-	-	-	-	-	-	-

No fees or equity awards were earned during fiscal year 2006. Directors who are also our employees receive no additional compensation for serving on the Board.  We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors.  Our Directors who are also employees may participate in other incentive plans described under “Executive Compensation."

Employment agreements; Termination of employment and change of control arrangements.

In September 2003, Procera entered into an offer letter with Mr. Douglas Glader employing him as its Chief Executive Officer for a minimum term of one year.  The agreement provides for a base salary of $245,000 per year.  In addition, Procera granted to Mr. Glader the right to purchase 4,000,000 shares of our common stock at a price of $0.001 per share.  In addition, Mr. Glader is entitled to the employee benefits available to all Company employees and is eligible for participation in any executive bonus program adopted by the Company’s board of directors.  Mr. Glader’s offer letter provides that he will receive his then current base salary for an additional 18 months in the event that he is terminated without cause.  There are no other severance provisions.

In October 2004, Procera entered into an offer letter with Mr. Gary J. Johnson employing his as its Sr. Vice-President of Sales and Marketing on an at-will basis.  The agreement provides for a base salary of $120,000 per year and an incentive to earn an additional $80,000 annually in commissions based on performance.  This agreement was amended in November 2006 to provide for a base salary of $160,000 and an incentive to earn an additional $150,000 in commission based on performance.  In addition, Procera granted to Mr. Johnson an incentive stock option to purchase 500,000 shares of our common stock at a price of $0.92 per share.  In addition, Mr. Johnson is entitled to the employee benefits available to all Company employees and is eligible for participation in any executive bonus program adopted by the Company’s board of directors.  There are no severance provisions.

In March 2006, Procera entered into an offer letter with Mr. Thomas H. Williams employing him as Chief Financial Officer.  The agreement provides for a base salary of $160,000 per annum.  In addition, Procera granted to Mr. Williams an option to purchase 450,000 shares of Procera common stock at a price of $.69 per share.  In August, 2006 Mr. Williams was granted an option to purchase an additional 750,000 shares at an option price of $.52 per share.  In August 2007, Mr. Wiliams’ base salary was increased to $190,000 per annum.  Mr. Williams is eligible to participate in any executive bonus programs adopted by the Company’s board of directors.  There are no severance provisions.

On August 18, 2006, the merger between Procera Networks, Inc. and Netintact, AB closed.  At that time all shares of Netintact, AB were owned by Procera.  Mr. Sven Nowicki, is the President of Netinact, AB and has an employment contract with Netintact, AB.  This agreement is a customary Swedish employment agreement that conforms to Swedish law.  No severance provisions beyond those mandated by Swedish law are included.  Procera does not have an employment contract with Mr. Nowicki.

On May 21, 2007, Procera entered into an offer letter with David E. Stepner employing him as Chief Operating Officer on an at-will basis.  The agreement provides for a base salary of $160,000 per annum.  In addition, Procera granted to Dr. Stepner an option to purchase 250,000 shares of Procera common stock at a price of $2.53 and a grant of 300,000 shares of restricted stock.  Dr Stepner is eligible to participate in any executive bonus programs adopted by the Company’s board of directors.  There are no severance provisions.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our articles of incorporation that limit the personal liability of our directors and officers for damages for breach of their fiduciary duty as directors or officers, except for liability that (i) results from acts or omissions which involve intentional misconduct, fraud or a knowing violation law; (ii) involve the payment of dividends in violation of the Nevada General Corporation Law or (iii) cannot be eliminated under the Nevada General Corporation Law.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada General Corporation Law.  We maintain directors’ and officers’ insurance.

We have also entered into indemnification agreements with our directors and officers that may require us: to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms.

Any or all of these indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 7, 2006, our auditors, Burr, Pilger & Mayer LLP (“BPM”) stated that we no longer fit the BPM client profile and resigned. The independent auditor’s reports of BPM on our financial statements for the year ended January 1, 2006 and January 2, 2005, or any later interim period through the date of resignation, did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles.  During our two most recent fiscal years through the date of resignation, we did not have any disagreements with BPM on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of BPM would have caused BPM to make reference to the subject matter thereof in connection with BPM’s independent auditor’s report.

With the approval of our board of directors, our Audit committee engaged PMB Helin Donovan, LLP (“PMB”) as our independent registered public accounting firm for the fiscal year ended December 31, 2006.  PMB accepted such appointment on July 26, 2006.  Prior to the appointment of PMB, we did not consult with PMB on any matters relating to accounting opinions or any other matter related to us which would require disclosure pursuant to Item 304(a)(2) of Regulation S-B.

Directors who are also our employees receive no additional compensation for serving on the Board.  We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors.  Our Directors who are also employees may participate in other incentive plans described under “Executive Compensation."

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, in connection with the offering of the common stock by the selling stockholders.  This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement.  Some information is omitted and you should refer to the registration statement and our exhibits.  With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.  You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information on file at the public reference rooms.  You can also request copies of these documents, for a copying fee, by writing to the SEC.

Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov, which contains reports, and information statements and other information regarding registrants that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Our unaudited interim financial statements for the three and six month period ended  June 30, 2007 and our audited Financial Statements as of December 31, 2006 and for the fiscal year ended December 31, 2006  follow as pages F-1 through F-xx.

PART I – FINANCIAL INFORMATION

INTERIM FINANCIAL STATEMENTS-UNAUDITED

PROCERA NETWORKS, INC.
CONSOLIDATED BALANCE SHEET
June 30, 2007
(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$8,926,380
Accounts receivable, net	2,480,572
Inventories, net	662,077
Prepaid expenses and other current assets	172,990
Total Current Assets	12,242,019

Property and Equipment, net	5,298,963
Other Assets	3,646,419
Total Assets	$21,187,401

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$301,023
Deferred revenue	785,145
Accrued liabilities	2,072,714
Leases payable—current portion	20,947
Total Current Liabilities	3,179,829

Long Term Liabilities
Deferred rent	17,154
Deferred tax liability	2,302,048
Leases payable—non-current portion	13,698
Total Liabilities	5,512,729

Commitments and Contingencies:
Stockholders’ Equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; none issued and outstanding at June 30, 2007	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 69,312,576 shares issued and outstanding at June 30, 2007	69,313
Additional paid-in-capital	39,565,267
Common Stock Subscribed net of costs	5,840,160
Accumulated deficit	(29,824,831)
Comprehensive Income	24,763
Total Stockholders’ Equity	15,674,672
Total Liabilities and Stockholders’ Equity	$21,187,401

See accompanying notes to these condensed financial statements

 PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007 AND JULY 2, 2006
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006

Sales	$2,117,000	$54,751	$4,101,929	$77,083
Cost of sales	680,609	151,249	1,116,944	213,110
Gross Profit	1,436,391	(96,498)	2,984,985	(136,027)

Operating Expenses:
Engineering (a)	691,409	791,106	1,534,023	1,505,670
Sales and Marketing (b)	1,564,929	459,248	2,760,584	914,088
General and Administrative (c)	2,068,325	600,226	3,694,220	1,095,338
Total Operating Expenses	4,324,663	1,850,580	7,988,827	3,515,096

Loss from operations	(2,888,272)	(1,947,078)	(5,003,842)	(3,651,123)

Other Income (Expense)
Interest and other income	23,131	5,480	41,424	5,738
Interest and other expense	(8,808)	(1,014)	(10,540)	(3,990)
Total Other Income (Expense)	14,323	4,466	30,884	1,748

Net Loss before taxes	(2,873,949)	(1,942,612)	(4,972,958)	(3,649,375)
Provision for Income Taxes	264,561	-	504,962
Net loss after taxes	(2,609,388)	(1,942,612)	(4,467,996)	(3,649,375)

Other comprehensive income, net	(10,877)	-	10,382	-
Comprehensive Loss	$(2,620,265)	$(1,942,612)	$(4,457,614)	$(3,649,375)

Net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.07)	$(0.09)
Shares used in computing net loss per share-basic and diluted	68,904,544	46,745,012	68,642,709	41,573,067

(a)  Includes stock compensation expenses resulting from the issuance of stock options in the amount of $69,327 and $291,683 for the three months ended June 30, 2007 and July 2, 2006, respectively, and $142,266 and $501,488 for the six months ended June 30, 2007 and July 2, 2006, respectively.  In addition, this expense category includes stock compensation expenses resulting from the issuance of warrants for services provided in the amount of $2,343 for the three months and six months ended June 30, 2007

(b)  Includes stock compensation expenses resulting from the issuance of stock options in the amount of $44,448 and $58,845 for the three months ended June 30, 2007 and July 2, 2006, respectively and $125,208 and $102,451 for the six months ended June 30, 2007 and July 2, 2006, respectively.  In addition, this expense category includes stock compensation expenses resulting from the issuance of warrants for services provided in the amount of $43,997 and $3,922 for the six months ended June 30, 2007 and July 2, 2006, respectively.

(c)  Includes stock compensation expenses resulting from the issuance of stock options in the amount of $109,401 and $5,301  for the three months ended June 30, 2007 and July 2, 2006, respectively and $184,335 and $17,514 for the six months ended June 30, 2007 and July 2, 2006, respectively.  Includes stock compensation expenses resulting from the issuance of restricted common shares for services provided in the amount of $104,925 and $96,249 for the three months ended June 30, 2007 and July 2, 2006, respectively and $201,174 and $197,707 for the six months ended June 30, 2007 and July 2, 2006, respectively.   In addition, this expense category includes stock compensation expenses resulting from the issuance of warrants for services provided in the amount of $59,339 for the three months ended July 2, 2006 and $13,275 and $73,721 for the six months ended June 30, 2007 and July 2, 2006, respectively.   Includes amortization expenses of $926,583 and $1,853,166 relating to assets acquired by the Company in its acquisition of Netintact for the three months and six months ended June 30, 2007 respectively.

See accompanying notes to these condensed financial statements

PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six Months Ended June 30, 2007 and July 2, 2006
(Unaudited)

	Six Months Ended
	June 30, 2007	July 2, 2006
Cash flows from operating activities:
Net loss	$(4,467,996)	$(3,649,375)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for service rendered	258,444	99,458
Stock based compensation	483,338	625,374
Common stock subscribed for service rendered	-	96,249
Fair Value of warrants issued to non-employee	-	73,771
Depreciation	84,131	13,079
Amortization of intangibles	1,853,165	-
Deferred income taxes	(518,552)	-
Changes in assets and liabilities:
Accounts receivable	(1,278,303)	(60,806)
Inventory	(387,101)	87,777
Prepaid expenses and other assets	(3,471)	93,041
Accounts payable	13,710	(167,346)
Accrued liabilities, deferred rent	1,391,184	(87,915)
Deferred revenue	392,923	-
Net cash used in operating activities	(2,178,528)	(2,876,693)

Cash flows used in investing activities:
Purchase of property and equipment	(180,605)	(14,983)
Net cash used in investing activities	(180,605)	(14,983)

Cash flows from financing activities:
Proceeds from common stock subscription, net	5,840,160	4,101,468
Proceeds from exercise of warrants	221,934	-
Proceeds from exercise of Stock Options	38,754	-
Lease payments	(11,273)	-
Payment on loan payable	-	(110,000)
Net cash provided by financing activities	6,089,575	3,991,468

Effect of exchange rates on cash and cash equivalents	(18,239)	-

Net increase (decrease) in cash and cash equivalents	3,712,203	1,099,792

Cash and cash equivalents, beginning of period	5,214,177	1,254,831

Cash and cash equivalents, end of period	$8,926,380	$2,354,623

See accompanying notes to these condensed financial statements

 PROCERA NETWORKS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2007
(Unaudited)
NOTE 1 - BASIS OF PRESENTATION

Headquartered in Los Gatos, CA, Procera Networks, Inc. ("Procera" or the "Company") is a global provider of intelligent network traffic identification, management and control solutions for network providers.  Procera’s core product suite, the PacketLogic™ line of appliances, provides a highly accurate application identification engine through the use of its proprietary deep flow inspection engine, DRDL™ (Datastream Recognition Definition Language).   PacketLogic is deployed at more than 400 broadband service providers (“BSP’s”), telephone companies, colleges and universities worldwide.

Procera was formed as a result of a merger and plan of reorganization (the "Merger") between Zowcom, Inc. ("Zowcom"), a Nevada corporation incorporated on July 11, 2001, and Procera Networks, Inc. ("PNI"), a Delaware corporation incorporated on May 1, 2002.  On October 16, 2003, PNI merged into Zowcom in a stock-for-stock transaction.  As a result of the Merger, Zowcom continued as the surviving corporation, assumed the operations and business plan of PNI, the stockholders of PNI became stockholders of Zowcom, and Zowcom changed its name to Procera Networks, Inc. (trading symbol OTC: BB: PRNW.OB).

On June 28, 2006, Procera and all shareholders of Netintact AB, a Swedish corporation ("Netintact") entered into a Stock Exchange Agreement and Plan of Reorganization to make Netintact a wholly owned subsidiary of Procera.  The agreement was amended with the First Amended and Restated Stock Exchange Agreement and Plan of Reorganization (the "Agreement"), and closed the transaction effective as of August 18, 2006.   The Agreement was amended on January 24, 2007 to, among other things, amend several of the terms and conditions of certain warrants issued in connection with the transaction and amend the incentive share plan.

On September 29, 2006, Procera and two of the three shareholders of Netintact PTY, an Australian company (“Netintact PTY”) entered into a Stock Exchange Agreement and Plan of Reorganization whereby Procera acquired 49% of the outstanding stock of Netintact PTY and closed the transaction effective as of September 29, 2006.   Netintact, the remaining shareholder of Netintact PTY, owns 51 shares of Common Stock of Netintact PTY, constituting fifty-one (51%) of the issued and outstanding securities of Netintact PTY.

Consolidated financial information for the six months ended June 30, 2007 includes historical financial information of Procera, Netintact and Netintact PTY from January 1, 2007.  Consolidated financial information for the six months ended July 2, 2006 includes Procera only.

	Six Months Ended
	June 30,	July 2,
	2007	2006
Net Sales	$4,101,929	$77,083
Net (loss)	$(4,467,996)	$(3,649,375)
Basic Earnings per share	$(0.07)	$(0.09)

The Company's quarterly reporting during the fiscal quarter ended July 2, 2006 consisted of a thirteen-week period ending on the Sunday closest to the calendar month end.  The Company changed its reporting period to the last date of the quarter effective December 31, 2006.  The second quarter of fiscal 2007 and 2006 ended on June 30, 2007 and July 2, 2006 respectively.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements.  These condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of Procera Networks, Inc. (the "Company" or “Procera”) for the fiscal years ended December 31, 2006 and January 1, 2006 included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.  In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the consolidated financial position of the Company as of June 30, 2007, and the results of operations for the three and six months ended June 30, 2007 and July 2, 2006 and cash flows for the six months ended June 30, 2007 and July 2, 2006.  The results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Basis of Consolidation

The consolidated financial statements include the accounts of Procera Networks, Inc. and its wholly owned subsidiaries Netintact AB and Netintact Pty.  All significant intercompany balances and transactions have been eliminated.

Liquidity

The Company has experienced net losses since its inception and had an accumulated deficit of $(29,824,831) at June 30, 2007.  Such losses are attributable to cash and non-cash expenses resulting from costs incurred in the development of the Company's products, markets and infrastructure.  The Company expects operating losses to continue for the foreseeable future as it continues to develop and promote its products.  During the three month period ending June 30, 2007, the company raised $5,840,160, net of costs, in a private placement of common stock.  At the levels of projected revenue, expenses and customer payments this amount of cash will be sufficient to support our operations through the foreseeable future.  The Company may require additional funding and may sell additional shares of its common stock, preferred stock or debt securities through private placement or further public offerings.  There can be no assurance that the Company will be able to obtain additional debt or equity financing, if and when needed, on terms acceptable to the Company.  Any additional equity or debt financing may involve substantial dilution to the Company's stockholders, restrictive covenants, or high interest costs.  The failure to raise needed funds on sufficiently favorable terms could have a material adverse effect on the Company's business, operating results, and financial condition.  The Company's long-term liquidity also depends upon its ability to increase revenues from the sale of its products and achieve profitability.  The failure to achieve these goals could have a material adverse effect on the operating results and financial condition of the Company.

SIGNIFICANT ACCOUNTING POLICIES

There have been no significant changes in Procera's significant accounting policies during the six months ended June 30, 2007 as compared to what was previously disclosed in Procera's Annual Report on Form 10-KSB for the year ended December 31, 2006, except for the adoption of FIN No. 48 (see Note 13).

Use of Estimates

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Management makes estimates regarding deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies.  Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

Concentration of Credit Risk

Financial instruments potentially subjecting Procera to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable.  Procera generally invests excess cash in low risk, liquid instruments.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents.  As of June 30, 2007, the Company maintains its cash and cash equivalents with a major investment firm and a major bank in the United States and Sweden.

Cash Concentration

The Company maintains its cash in bank accounts, which at times may exceed federally insured limits.  The Company has not experienced any losses on such accounts.  One customer represents 22% of total accounts receivable as of June 30, 2007.  No other customer individually represents more than 10% of total accounts receivable.

Income Taxes

Procera records a tax provision for the anticipated tax consequences of the reported results of operations.  In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for the operating losses and tax credit carry forwards.  Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled.  Procera records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.  Management believes that sufficient uncertainty exists regarding the future realization of deferred tax assets and, accordingly, a full valuation allowance has been provided against net deferred tax assets.  Tax expense has taken into account any change in the valuation allowance for deferred tax assets where the realization of various deferred tax assets is subject to uncertainty.

NOTE 2 - STOCK BASED COMPENSATION

Effective January 2, 2006, the Company adopted the provisions of SFAS No. 123 (R), “Share-Based Payment.”  SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services.  Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period.  All of the Company’s stock compensation is accounted for as an equity instrument.  The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Equity Incentive Program

The Company’s equity incentive program is a broad-based, long-term retention program designed to align stockholder and employee interests.  Under the Company’s equity incentive program, stock options generally have a vesting period of three to four years, are exercisable for a period not to exceed ten years from the date of issuance and are generally granted at prices not less than the fair market value of the Company’s common stock at the grant date.

General Share-Based Award Information

The following table summarizes activity under the equity incentive plans for the six months ended June 30, 2007:

				Average
				Weighted
			Weighted	remaining
	Shares	Number of	Average	Contractual	Aggregate
	Available	Options	Exercise	Life (in	Intrinsic
	For Grant	Outstanding	Price	years)	Value

Balance at December 31, 2006	2,016,216	5,483,784	$0.96
Authorized	-	-	-
Granted	(140,000)	140,000	$2.07
Exercised	-	(45,293)	(0.86)
Cancelled	62,491	(62,491)	$(0.73)

Balance at June 30, 2007	1,938,707	5,516,000	$0.99	8.7	$11,284,470

Options vested and expected to vest at June 30, 2007		4,965,545	$0.99	8.7	$10,147,922

Options vested and exercisable		1,846,298	$1.03	8.1	$3,707,486

The weighted average grant date fair value of options granted during the three months ended June 30, 2007 and July 2, 2006 was $2.07 and $0.69, respectively.  The total fair value of shares vested during the six months ended June 30, 2007 and July 2, 2006 was $269,082 and $587,403, respectively.

As of June 30, 2007, the unrecorded deferred stock-based compensation balance related to share-based awards was $2,347,604, net of estimated forfeitures, and will be recognized over an estimated weighted average amortization period of 2.7 years.

The options outstanding and exercisable at June 30, 2007 were in the following exercise price ranges:

	Options Outstanding at June 30, 2007			Options Vested and Exercisable at June 30, 2007
	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average remaining Contractual Life (in years)	Weighted Average Exercise Price
$0.45 - $0.69	2,025,000	8.96	$0.56	579,512	8.89	$0.55
$0.72 - $1.19	2,335,000	8.54	$0.97	845,094	7.78	$0.86
$1.52 - $3.35	1,156,000	8.32	$1.78	421,692	7.54	$2.05
	5,516,000	8.65	$0.99	1,846,298	8.07	$1.03

Our closing stock price on the last trading day of the three months which ended June 30, 2007 was $3.03 per share.  The intrinsic value of stock options outstanding as of June 30, 2007 is $11,284,470.

The effect of recording stock-based compensation for the three and the six months ended June 30, 2007 and July 2, 2006 respectively, and the allocation to expense under SFAS No. 123(R) was as follows:

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006

Stock-based compensation expense from stock options	$247,206	$359,750	$480,995	$625,374
Tax effect on stock-based compensation	-	-	-	-
Net effect on net loss	$247,206	$359,750	$480,995	$625,374

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006

Cost of sales	$24,031	$-	$29,187	$-
Engineering	69,327	291,683	142,266	497,781
Selling, General and Administrative	153,848	68,067	309,542	$127,593
Stock-based compensation before income taxes	247,206	359,750	480,995	625,374

Income tax benefit	-	-	-	-
Total stock-based compensation expenses after income tax	$247,206	$359,750	$480,995	$625,374

No stock-based compensation has been capitalized in inventory due to the immateriality of such amounts.

The Company estimates the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS No. 123 (R), SEC SAB No. 107.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach.

The weighted average assumptions used are as follows:

	For the Six Months Ended
	June 30, 2007	July 2, 2006
Risk Free interest rate	4.81%	4.64%-4.72%
Expected life of share-based award	4.0-6.25 years	4.0 years
Expected dividends	0%	0%
Volatility	102%	105%

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on historical volatility of the Company’s common stock.  The risk-free interest rates are taken from the 3-year and 7-year daily constant maturity rate as of the grant dates as published by the Federal Reserve Bank of St. Louis and represent the yields on actively traded Treasury securities comparable to the expected term of the options.  The expected life of the options granted in 2007 is calculated using the simplified method which uses the midpoint between the vesting period and the contractual grant date.

NOTE 3 - NET LOSS PER SHARE

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006
Numerator - Basic and diluted	$(2,609,388)	$(1,942,612)	$(4,467,996)	$(3,649,375)
Denominator - basic and diluted	-	-	-	-
Weighted average common shares outstanding	68,904,544	46,745,012	68,642,709	41,573,067
Total	68,904,544	46,745,012	68,642,709	41,573,067
Net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.07)	$(0.09)
Anti dilutive securities:
Options			5,516,000	4,991,000
Warrants			8,145,990	7,319,240
Common stock subscriptions			-	504,169
Rights to purchase common stock			-	150,000
Incentive shares and warrants			4,902,000	-
Total			18,563,990	12,964,409

Basic earnings per share ("EPS") is computed by dividing net loss by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive.  The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of common stock that are not included in the diluted net loss per share calculation as their effect is antidilutive:

NOTE 4 - ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following at June 30, 2007:

June 30,
2007
Trade accounts receivable	$2,617,713
Less: Allowance for uncollectable accounts	(137,141)
Accounts receivable, net	$2,480,572

NOTE 5 - INVENTORIES, NET

Inventories consist of the following at June 30, 2007:

June 30,
2007
Raw materials	$246,303
Work-in-progress	21,302
Finished goods	521,210
Less: Inventory reserve for obsolescence	(126,738)
Inventories, net	$662,077

NOTE 6 - PREPAID EXPENSES

Prepaid expenses consist of the following at June 30, 2007:

June 30,
2007
Prepaid Trade Show	$5,230
Prepaid insurance	45,229
Prepaid rent	18,056
Prepaid equipment lease	9,860
Prepaid taxes	40,699
Prepaid software licenses	26,998
Prepaid maintenance	405
Other prepaid expenses	26,513
Total prepaid expenses	$172,990

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following at June 30, 2007:

June 30,
2007
Tooling and test equipment	$255,081
Office equipment	52,083
Computer equipment	416,710
Software	6,842,368
Furniture and fixtures	25,114
Total property and equipment	7,591,356
Less: Accumulated depreciation and amortization	(2,292,393)
Total property and equipment, net	$5,298,963

NOTE 8 – OTHER ASSETS

Other assets consist of the following at June 30, 2007:

June 30,
2007
Netintact customer base	$3,832,581
Goodwill	960,209
Deposits	47,724
Subtotal	4,840,514
Less: Accumulated amortization	(1,194,095)
Total other assets	$3,646,419

NOTE 9 - ACCRUED LIABILITIES

Accrued liabilities consist of the following at June 30, 2007:

June 30,
2007
Accrued payroll and related expenses	$265,920
Accrued vacation	288,061
Accrued audit and legal expenses	166,811
Accrued taxes payable	146,518
Accrued receipts not invoiced	370,680
Accrued Placement agent fees	507,840
Accrued sales commissions	284,414
Contingent warranty liability	33,899
Other accrued expense	8,571
Total accrued liabilities	$2,072,714

NOTE 10 - ACCRUED WARRANTY AND RELATED COSTS

PRODUCT WARRANTY

The Company warrants its products for a specific period of time, generally twelve months, against material defects. The Company provides for the estimated future costs of warranty obligations in cost of sales when the related revenue is recognized. The accrued warranty costs represent the best estimate at the time of sale of the total costs that the Company expects to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on historical experience as to product failures as well as current information on repair costs.  The Company periodically reviews the accrued balances and updates the historical warranty cost trends.  During the six months ended June 30, 2007, an estimated charge of 4% of hardware sales during the period, amounting to $12,949, was added to the contingent warranty accrual.

Warranty accrual, December 31, 2006	$20,950
Charged to cost of sales	12,949
Actual warranty expenditures	-
Warranty accrual, June 30, 2007	$33,899

NOTE 11 – STOCKHOLDERS’ EQUITY (DEFICIT)

In June 2007, the Company commenced a private placement of 3,000,000 shares of the Company’s common stock with the option to extend the offering to 4,000,000 shares at $2.00.  As of June 30, 2007, the Company had received subscriptions for $6,348,000.  The company also accrued $507,840 for the costs of the subscription as of June 30, 2007.

In April 2006, the Company issued 825,000 restricted common shares to a consulting firm to provide investor relations services which began December 1, 2005 and continued for 18 months from that date.  For the three months and six months ended June 30, 2007, investor relations expense of $64,170 and $160,419 respectively, is included in General and Administrative expenses.  The Company accrued $40,755 for the cost associated with the issuance of 16,500 restricted common shares to a consulting firm to provide investor relations services for the month of June, 2007.  This additional expense is included in General and Administrative expense for the three months and six months ended June 30, 2007.

During the 6 month period ending June 30, 2007, the Company received $221,927 to exercise warrants and $38,753 for the exercise of employee stock options.  Stock based compensation expense for the 6 month period was $483,338 and comprehensive loss for the period was $4,457,614

NOTE 12 - MARKET SEGMENT INFORMATION

The Company operates in one segment, using one measure of profitability to manage its business. Revenues for geographic regions are based upon the customer's location. The following is a summary of revenue by geographical region:

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2007	2006	2007	2006
United States	$605,613	$47,201	$1,385,822	$58,899
Latin America	59,779	-	129,044	10,634
Australia	221,833	-	372,364	-
Middle East	16,043	-	16,043	-
Asia	257,386	-	520,197	-
Europe (excluding Scandinavia)	663,303	-	703,618	-
Scandinavia	293,043	7,550	974,841	7,550
Total	$2,117,000	$54,751	$4,101,929	$77,083

The Company's long-lived assets are located in the United States, Scandinavia, and Australia. Scandinavia is shown separately, because Netintact AB is based in Scandinavia.

	Six Months Ended
	June 30,	July 2,
	2007	2006
Long-lived assets:
United States	$724,421	$135,114
Sweden	$8,188,630	$-
Australia	$32,331	$-
Total	$8,945,382	$135,114

The Company's accounts receivable are derived from billings to customers located in the United States, Latin America, Australia, Scandinavia and Europe. The Company performs ongoing credit evaluations of certain customers' financial condition and, generally, requires no collateral from its customers.  For the six months ended June 30, 2007, three customers accounted for 13%, 12%, and 10% of revenues and no other customer accounted for more than 6% of revenues. For the six months ended July 2, 2006, one customer accounted for 61% of revenues.

NOTE 13 - RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (FIN 48), an interpretation of FASB Statements No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

We adopted the provisions of FIN 48 on January 1, 2007.  As a result of the implementation of FIN 48, we recognized no material adjustment in the liability for unrecognized income tax benefits.  At the adoption date of January 1, 2007, we had $176,639 of unrecognized tax benefits, none of which would affect our effective tax rate if recognized.

We recognize interest and penalties related to uncertain tax positions in income tax expense.  As of June 30, 2007, we have no accrued interest or penalties related to uncertain tax positions.

The tax years 2001 – 2006 remain open to examination by one or more of the major taxing jurisdictions to which we are subject.

We do not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statute of limitations prior to June 30, 2008.

There were no significant changes to any of these amounts during the first six months of 2007.

Summary Tax Expense	Total Income Tax Expense/(Benefit)
	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2007	2007
Tax on profitable entities at annual effective tax rate	$(4,656)	$13,591
Tax benefit on purchase accounting adjustment (1)	(259,905)	(519,809)
State minimum taxes	-	1,256
Total Income tax Expense/(Benefit)	$(264,561)	$(504,962)

(1)
We have included the benefit from the reversal of the purchase accounting adjustment because it is a material number that affects the tax rate.  Normally, under FIN 18, temporary differences are disregarded.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g., debt issue costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of fiscal year 2008. The Company currently is determining whether fair value accounting is appropriate for any of its eligible items and cannot estimate the impact, if any, which SFAS 159 will have on its consolidated results of operations and financial condition.

In June 2007, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 provides for the recognition and classification of deferred taxes associated with dividends or dividend equivalents on nonvested equity shares or nonvested equity share units (including restricted stock units (RSUs)) that are paid to employees and charged to retained earnings.  This issue is effective for annual periods beginning after September 15, 2007.  Also in June 2007, the EITF ratified EITF Issue No. 07-3, "Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development Activities."  EITF 07-3 provides that nonrefundable advance payments made for goods or services to be used in future research and development activities should be deferred and capitalized until such time as the related goods or services are delivered or are performed, at which point the amounts would be recognized as an expense. This issue is effective for fiscal years beginning after December 15, 2007.  We have evaluated the potential impact of these issues and anticipate that they will have no material impact on our financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public   Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Procera Networks, Inc.
Los Gatos, California

We have audited the accompanying consolidated balance sheet of Procera Networks, Inc. (“Procera”) as of December 31, 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Procera Networks, Inc. as of December 31, 2006 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31,2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financials statements, the Company changed its method of accounting for stock-based compensation upon adoption of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ PMB Helin Donovan, LLP
San Francisco, California
March 27, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
of Procera Networks, Inc.

We have audited the accompanying statements of operations, stockholders’ equity (deficit), and cash flows of Procera Networks, Inc. for the year ended January 1, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of Procera Networks, Inc. for the year ended January 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Procera Networks, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
February 13, 2006

ANNUAL FINANCIAL STATEMENTS - AUDITED

Procera Networks, Inc.
Consolidated Balance Sheet
December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$5,214,177
Accounts receivable, net	1,161,170
Inventories, net	259,207
Prepaid expenses and other current assets	123,805
Total Current Assets	6,758,359

Property and Equipment, net	6,330,948
Other Assets	4,414,114
Total Assets	$17,503,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$286,232
Deferred revenue	383,231
Accrued liabilities	656,943
Leases payable—current portion	20,982
Total Current Liabilities	1,347,388

Long Term Liabilities
Deferred rent	20,621
Deferred tax liability	2,820,600
Leases payable—non-current portion	25,152
Total Liabilities	4,213,761

Commitments and Contingencies:
Stockholders’ Equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; none issued and outstanding at January 1, 2006	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 67,663,855 shares issued and outstanding at December 31, 2006	67,664
Additional paid-in-capital	38,564,450
Accumulated deficit	(25,356,835)
Foreign currency translation adjustment	14,381
Total Stockholders’ Equity	13,289,660
Total Liabilities and Stockholders’ Equity	$17,503,421

The accompanying notes are an integral part of these financial statements

Procera Networks, Inc.
Consolidated Statements of Operations and Comprehensive Income
For the Twelve Months Ended December 31, 2006 and January 1, 2006

	Twelve Months Ended
	December 31,	January 1,
	2006	2006

Sales	$1,914,430	$254,809
Cost of sales	630,788	307,799
Gross Profit	1,283,642	(52,990)

Operating Expenses:
Engineering	3,065,266	2,604,897
Sales and marketing	2,274,429	1,752,886
General and administrative	3,706,903	2,338,720
Total Operating Expenses	9,046,598	6,696,503

Loss from operations	(7,762,956)	(6,749,493)

Other Income (Expense)
Interest and other income	16,822	11,724
Interest and other expense	(8,918)	(1,146)
Total Other Income (Expense)	7,904	10,578

Net loss before taxes	(7,755,052)	(6,738,915)
Provision for Income Taxes	251,573	-
Net loss after taxes	(7,503,479)	(6,738,915)

Other comprehensive income, net	-	-
Comprehensive Loss	$(7,503,479)	$(6,738,915)

Net loss per share - basic and diluted	$(0.15)	$(0.22)
Shares used in computing net loss per share-basic and diluted	50,443,688	30,445,423

The accompanying notes are an integral part of these financial statements

Procera Networks, Inc.
Statements of Stockholders' Equity (Deficit)
For the Twelve Months Ended December 31, 2006 and January 1, 2006

	Common Stock		Stock Issuance	Add. Paid-In	Subscribed Com. Stock		Receivable	Foreign Currency	Accum.	Total Stockholders'
Description	Shares	Amount	Costs	Capital	Shares	Amount	For Stock	Translation	Deficit	Equity

Balances, January 2, 2005	24,115,406	24,115	(771,892)	11,645,247	5,762,500	4,324,375	-	-	(11,114,441)	4,107,404

Issuance of common stock in connection with private placement of common stock at $0.80 per share in December 2004, less issuance costs of $285,625	5,762,500	5,763		4,318,612	(5,762,500)	(4,324,375)				-
Issuance of common stock at $1.86 per share to charity organization in connection with private placement in December 2004	17,473	17		32,483						32,500
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in March 2005	100,000	100		7,400						7,500
Issuance of common stock for cash at $2.00 per share upon exercise of warrants in March 2005, less issuance cost of $5,000	50,000	50	(5,000)	99,950						95,000
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in April 2005	75,000	75		5,550						5,625
Issuance of common stock for cash at $1.50 per share upon exercise of warrants in April 2005, less issuance cost of $4,898	557,438	557	(4,898)	835,600						831,259
Issuance of common stock for cash at $1.40 per share upon exercise of warrants in April 2005	102,500	103		143,397						143,500
Issuance of common stock for services provided at $0.51 per share in November 2005	165,000	165		83,985						84,150

Procera Networks, Inc.
Statements of Stockholders' Equity (Deficit)
For the Twelve Months Ended December 31, 2006 and January 1, 2006

	Common Stock		Stock Issuance	Add. Paid-In	Subscribed Com. Stock		Receivable	Foreign Currency	Accum.	Total Stockholders'
Description	Shares	Amount	Costs	Capital	Shares	Amount	For Stock	Translation	Deficit	Equity
Fair value of common stock warrants issued to non-employees				542,648						542,648
Stock based employee compensation				429,386						429,386
Common stock subscribed, net of issuance costs of $112,000				-	3,500,000	1,288,000				1,288,000
Common stock subscribed for services to be rendered				-	45,833	22,917				22,917
Net loss				-	(6,738,915)	(6,738,915)
Balances, January 1, 2006	30,945,317	30,945	(781,790)	18,144,258	3,545,833	1,310,917	-	-	(17,853,356)	850,974

Procera Networks, Inc.
Statements of Stockholders' Equity (Deficit)
For the Twelve Months Ended December 31, 2006 and January 1, 2006

	Common Stock		Stock Issuance	Add. Paid-In	Subscribed Com. Stock		Receivable	Foreign Currency	Accum.	Total Stockholders
Description	Shares	Amount	Costs	Capital	Shares	Amount	For Stock	Translation	Deficit	Equity
Balances, January 1, 2006	30,945,317	$30,945	$(781,790)	$18,144,258	3,545,833	$1,310,917	$	$	$(17,853,356)	$850,974
Issuance of common stock for cash at $0.10 per share upon exercise of stock purchase rights	20,000	20		1,980						2,000
Issuance of common stock in connection with private placement of common stock at $0.40 per share in February 2006, less issuance costs of $482,541	11,500,025	11,500	(482,541)	4,588,510						4,117,469
Issuance of common stock in connection with private placement of common stock at $0.40 per share in February 2006, which had been subscribed and paid for in December 2005	3,500,000	3,500		1,396,500	(3,500,000)	(1,288,000)				112,000
Issuance of warrants to placement agents to purchase 1,500,000 common shares at $0.40 per share, as compensation for services provided in connection with the private placement in February 2006			(712,828)	712,828
Issuance of common stock in connection with private placement of common stock at $1.00 per share in November 2006, less issuance costs of $259,641	5,100,000	5,100	(259,641)	5,094,900						4,840,359
Issuance of common stock with a market value of $0.60 per share in exchange for 100% of the outstanding stock of Netintact AB (a Swedish corporation) in August 2006	15,713,513	15,714		8,670,950	1,826,000					8,686,664

Procera Networks, Inc.
Statements of Stockholders' Equity (Deficit)
For the Twelve Months Ended December 31, 2006 and January 1, 2006

	Common Stock		Stock Issuance	Add. Paid-In	Subscribed Com. Stock		Receivable	Foreign Currency	Accum.	Total Stockholders
Description	Shares	Amount	Costs	Capital	Shares	Amount	For Stock	Translation	Deficit	Equity
Issuance of common stock with a market value of $0.82 per share in exchange for 49% of the outstanding stock of Netintact PTY (an Australian corporation) in September 2006				273,693	760,000					273,693
Issuance of common stock for cash at $1.25 per share, upon exercise of stock warrants	60,000	60		145,252	56,250					145,312
Issuance of common stock for cash at $1.37 per share, upon exercise of stock warrants				82,200	60,000					82,200
Issuance of common stock for cash at $0.75 per share, upon exercise of stock warrants				37,500	50,000					37,500
Stock based employee compensation				1,168,611						1,168,611
Issuance of 825,000 shares of common stock, having a market value of $0.70 per share, in exchange for 18 months of investor relations services beginning with the month of December 2005	825.000	825		570,718	(45,833)	(22,917)	(160,420)			388,206

Procera Networks, Inc.
Statements of Stockholders' Equity (Deficit)
For the Twelve Months Ended December 31, 2006 and January 1, 2006

	Common Stock		Stock Issuance	Add. Paid-In	Subscribed Com. Stock		Receivable	Foreign Currency	Accum.	Total Stockholders'
Description	Shares	Amount	Costs	Capital	Shares	Amount	For Stock	Translation	Deficit	Equity
Issuance of warrants to placement agents to purchase 1,550,000 shares of common stock at $1.50 per share as compensation for private placement financial services in February 2006			(1,552,423)	1,552,423
Issuance of warrants to purchase 1,020,000 shares of common stock at $1.50 per share to investors who participated in the private placement financing in November 2006			(1,034,948)	1,034,948
Fair value of warrants issued to service providers				73,770						73,770
Foreign currency translation adjustment								14,381		14,381
Net Loss for 2006									(7,503,479)	(7,503,479)
Balances, December 31, 2006	$67,663,855	$67,664	$(4,824,171)	$43,549,041	2,752,250	$	$(160,420)	14,381	$(25,356,835)	$13,289,660

The accompanying notes are an integral part of these financial statements

Procera Networks, Inc.
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2006 and January 1, 2006

	Fiscal Year Ended
	December 31, 2006	January 1, 2006
Cash flows from operating activities:
Net loss	$(7,503,479)	$(6,738,915)
Adjustments to reconcile net loss to net cash used in operating activities:

Common stock issued for service rendered	388,206	84,150
Common stock subscribed for services	-	22,917
Stock based compensation	1,168,611	429,387
Fair value of warrants issued to non-employee	73,770	542,647
Depreciation	44,520	32,214
Amortization of intangibles	1,227,761	-
Deferred income taxes	(298,252)	-
Other	158	-
Changes in assets and liabilities:
Accounts receivable	(684,003)	22,872
Inventory	(7,632)	(13,403)
Prepaid expenses and other assets	72,041	45,793
Accounts payable	(142,774)	221,910
Accrued liabilities, deferred rent	76.333	(128,220)
Deferred revenue	180,960	-
Net cash used in operating activities	(5,403,780)	(5,478,648)

Cash flows from investing activities:
Purchase of property and equipment	(178,313)	(25,335)
Cash acquired in acquisition of business	452,669	-
Net cash used in investing activities	274,356	(25,335)

Cash flows from financing activities:
Proceeds from issuance of common stock to investors, net	8,939,828	-
Proceeds from common stock subscription, net	-	1,288,000
Proceeds from exercise of warrants	265,012	1,082,884
Lease payments	(8,070)
Payment on loan payable	(110,000)	-
Proceeds from notes payable-related party	-	240,000
Other	2,000	-
Net cash provided by financing activities	9,088,770	2,610,884

Effect of exchange rates on cash and cash equivalents		-

Net increase in cash and cash equivalents	3,959,346	(2,893,099)

Cash and cash equivalents, beginning of period	1,254,831	4,147,930

Cash and cash equivalents, end of period	$5,214,177	$1,254,831

(continued)

The accompanying notes are an integral part of these financial statements

Procera Networks, Inc.
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2006 and January 1, 2006

Supplemental cash flow information:
Cash paid for income taxes	$7,894	$830
Cash paid for interest	$5,072	$1,076

Non cash investing and financing activities:
Issuance of common stock in connection with
acquisition of Netintact AB and Netintact PTY	$9,444,776	$-
Issuance of common stock to charity organization in
connection with the private placement in December 2004	$-	$32,500

Conversion of notes payable	$130,000

Supplemental cash flow information regarding the Company’s acquisition of Netintact AB and Netintact PTY in 2006 is as follows:

Fair value of assets acquired	$13,304,434
Less liabilities assumed	(3,859,658)
Net assets acquired	9,444,776
Fair value of common shares issued	(9,444,776)
Cash acquired	(452,669)

The accompanying notes are an integral part of these financial statements

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

1.         Formation and Business of the Company

Procera Networks, Inc. (“Procera” or “the Company”) is a Nevada corporation and is headquartered in Los Gatos, California. Procera was spun out from Digi International of Eden Prairie, Minnesota by Douglas Glader on May 1, 2002. Procera’s mission was to develop and market intelligent network products to protect, control and optimize IP-based traffic. On October 16, 2003, Procera merged with Zowcom, Inc, a publicly-traded Nevada corporation. The merged company started trading under the symbol OTC: BB:PRNW.OB.

On June 28, 2006, Procera and all shareholders of Netintact AB, a Swedish corporation (“Netintact”) entered into a First Amended and Restated Stock Exchange Agreement and Plan of Reorganization (the “Agreement”), and closed the transaction effective as of August 18, 2006, making Netintact a wholly owned subsidiary of Procera. The Agreement was amended on January 24, 2007 to, among other things, amend several of the terms and conditions of the incentive warrants, closing date warrants and incentive share plan. A copy of the amendment is attached hereto to this Report

On September 29, 2006, Procera and two of the three shareholders of Netintact PTY, an Australian company (“Netintact PTY”) entered into a certain Stock Exchange Agreement and Plan of Reorganization and closed the transaction effective as of September 29, 2006. Netintact, the remaining shareholder of Netintact PTY, owns 51 shares of Common Stock of Netintact PTY, constituting fifty-one percent (51%) of the issued and outstanding securities of Netintact PTY.

As a result of the Netintact and Netintact PTY transactions, the core products and business of Procera have changed dramatically. Today, Procera is looking to become one of the prominent next generation traffic management solutions for broadband service networks. Netintact’s flagship product and technology, PacketLogic, now form the core of Procera’s product offering. There are over 600 PacketLogic installations at more than 200 service providers, telephone companies, enterprises, colleges and universities around the world.

Fiscal Year

Prior to the Fiscal year which ended December 31, 2006, the Company maintained its accounting records on a 52-53 week fiscal year, with the fiscal year ending on the Sunday nearest to December 31. Fiscal year 2005 ended January 1, 2006. Beginning with the current Fiscal year which ended December 31, 2006, the Company’s Board of Directors will discuss maintaining its accounting records on a Fiscal year which ends on December 31.

2.         Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, at December 31, 2006, the Company has an accumulated deficit of $25,356,835 and has sustained an operating cash flow deficiency of $19,340,047 since inception. In addition, the Company had insufficient cash at December 31, 2006 to fund its operations for the next fiscal year. The Company’s activities have been financed principally through borrowings and the issuance of equity.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Basis of Presentation (continued)

The Company will require additional financing to fund ongoing operations. There can be no assurance that any new debt or equity financing could be successfully consummated. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or amounts and classification of liabilities that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affects certain report amounts and disclosures. Accordingly, actual results could differ from those estimates.

Liquidity

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company’s growth has been funded through a combination of private equity, and lease financing. As of December 31, 2006, the Company had $5,214,177 of unrestricted cash and cash equivalents. During 2006, the Company obtained equity financing through private placements. The Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for additional investment in operations. The Company expects that it will need to raise additional capital to accomplish its business plan. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short maturities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in one financial institution in the United States. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any material losses on its deposits of cash and cash equivalents.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk (continued)

The Company’s accounts receivable are derived from revenue earned from customers located in the United States, Australia, Europe, Asia, Canada and the Middle East. There are a limited number of customers accounting for the majority of purchases in the industry worldwide. The Company maintains an allowance for doubtful accounts based upon the expected collection of its outstanding receivable balances.

On December 31, 2006, accounts receivable are owing from fifty customers and no one customer represents more than 12% of total accounts receivable.

Advertising Costs

Advertising costs are expenses as incurred. Advertising expenses were not significant for the periods ended December 31, 2006 and January 1, 2006.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments to mature within three months or less to be cash equivalents. Restricted cash consists of a certificate of deposit in the amount of $30,000 held with a financial institution as a sales tax security deposit.

Accounts Receivable

Accounts receivable are stated at net realizable value. Customers are on cash on delivery until credit approval. Uncollectible receivables are recorded as bad debt expense when all efforts to collect have been exhausted and recoveries are posted as they are received.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates actual cost on the first-in, first-out (“FIFO”) method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years for computer, tooling, test and office equipment and two years for software. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Whenever assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is expensed as incurred; significant improvements are capitalized.

Assets Held under Capital Leases:

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Intangible Assets

Effective September 29, 2006, the Company completed the purchase of Netintact AB and Netintact PTY, a privately held software company. The assets acquired included approximately $11.1 million of intangible assets, other than goodwill. Of the $11 million of acquired intangible assets, $4.3 million was assigned to customer lists, $2.2 million to management information and software, and $4.6 million to product software, these intangible assets are subject to amortization. The $11 million of acquired intangible assets have an average useful life of approximately 3 years.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Goodwill

Effective September 29, 2006, the Company acquired Netintact AB and Netintact PTY, a privately held software company. The Company issued 18,299,514 shares of common stock with a total fair value of $9.4 million, in exchange for all outstanding shares of Netintact AB and Netintact PTY. The Company accounted for the acquisition using the purchase method of accounting for business combinations. The purchase price and costs associated with the acquisition did not exceed the preliminary estimated fair value of net worth of $0.5million and intangible assets acquired by $8.9 million.

Subsequent to September 29, 2006, the Company completed the valuation of the intangible assets and analysis of deferred tax liabilities (pursuant to SFAS No. 109, paragraphs 30 and 258-260) it acquired in the Netintact transaction. Based on this analysis, the remaining an additional portion of the purchase price of $3.1 million was assigned to amortizable intangible assets of $2 million and $1 million to goodwill.

Impairment of Finite Life Intangible Assets

The Company evaluates its operations to ascertain if a triggering event has occurred which would impact the value of finite-lived intangible assets (e.g., customer lists). Examples of such triggering events include a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business, and a significant change in the operations of an acquired business.

As of December 31, 2006, no such triggering event has occurred, and, no impairment test was needed. An impairment test involves a comparison of undiscounted cash flows against the carrying value of the asset as an initial test. If the carrying value of such asset exceeds the undiscounted cash flow, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the fixed or amortizing intangible asset and the carrying value to determine the amount of the impairment. The Company determines fair value generally by using the discounted cash flow method. To the extent that the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.

Impairment of Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. FASB Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit, generally the Company’s operating segments, are determined using various valuation techniques

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Impairment of Goodwill (continued)

with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

As of December 31, 2006, the Company concluded that there was no impairment to the carrying value of goodwill.

Stock and Warrants Issued to Third Parties

The Company accounts for stock and stock warrants issued to third parties, including customers, in accordance with the provisions of the Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, and EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Under the provisions of EITF 96-18, if none of the Company’s agreements have a disincentive for nonperformance, the Company records a charge for the fair value of the stock and the portion of the warrants earned from the point in time when vesting of the stock or warrants becomes probable. EITF 01-9 requires that the fair value of certain types of warrants issued to customers be recorded as a reduction of revenue to the extent of cumulative revenue recorded from that customer. The Company has not given any stock based consideration to a customer.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Effective January 2, 2006, the Company adopted the provisions of SFAS No. 123 (R), “Share-Based Payment.” SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. All of the Company’s stock compensation is accounted for as an equity instrument. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Prior to the Adoption of SFAS No. 123(R)

Prior to the adoption of SFAS No. 123 (R), the Company provided the disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosures.” The Company recorded employee stock-based compensation for the twelve months ended December 31, 2006 for options granted to employees with a market value of the underlying common stock greater than exercise price on the date of grant.

The pro-forma information for the fiscal year ended January 1, 2006 was as follows:

January 1, 2006
Net loss as reported	$(6,738,915)

Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	429,386

Deduct; Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,412,246)

Pro forma net loss	$(7,721,775)

Earnings per share basic and diluted:	$(0.22)
Pro Forma	$(0.25)

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

Prior to the Adoption of SFAS No. 123(R) (continued)

The Company elected to adopt the modified-prospective application method as provided by SFAS No. 123(R). The effect of recording stock-based compensation for the fiscal year ended December 31, 2006 and the allocation to expense under SFAS No. 123(R) was as follows:

Year Ended
December 31,
2006
Stock-based compensation expense from employee stock options	$1,168,611
Tax effect on stock-based compensation	-
Net effect on net loss	$1,168,611

Effect on basic and diluted net loss per share	$0.02

Year Ended
December 31,
2006
Cost of sales	$-
Engineering	787,859
Selling, general and administrative	380,752
Stock based compensation before income taxes	1,168,611
Income tax benefit	-
Total stock-based compensation expenses
After income taxes	$1,168,611

No stock-based compensation has been capitalized in inventory due to the immateriality of such amounts.

The Company estimates the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS No. 123 (R), SEC SAB No. 107 and the Company’s prior period pro forma disclosures of net loss, including stock-based compensation (determined under a fair value method as prescribed by SFAS No. 123). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

The weighted average assumptions used for 2006 and 2005 are as follows:

	Year Ended
	December 31,	January 1,
	2006	2006
Risk free interest rate	4.79%	3.88%
Expected life of option	6.2 years	3.9 years
Expected dividends	0%	0%
Volatility	110%	114%

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on historical volatility of the Company’s common stock. The risk-free interest rates are taken from the 3-year and 7-year daily constant maturity rate as of the grant dates as published by the Federal Reserve Bank of St. Louis and represent the yields on actively traded Treasury securities for comparable to the expected term of the options. The expected life of the options granted in 2006 is calculated using the simplified method which uses the midpoint between the vesting period and the contractual grant date.

Income Taxes

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established, when necessary, to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized

Revenue Recognition

Procera recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”).

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

When a customer order contains multiple items such as hardware, software, and services which are delivered at varying times, the Company determines whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in Procera’s control.

In these circumstances, PROCERA allocates revenue to each element based on its relative vendor specific objective evidence of fair value (“VSOE”). VSOE for products and software is established based on the Company’s approved pricing schedules. To establish VSOE for services, the Company uses standard billing rates based on said services. Generally, the Company is able to establish VSOE for all elements of the sales order and bifurcate the customer order or contract accordingly. In these instances, sales are recognized on each element separately. However, if VSOE cannot be established or if the delivered items do not have stand alone value to the customer without additional services provided, the Company recognizes revenue on the contract as a whole based on either the completed-performance or proportional-performance methods as described below.

In most cases, revenue from hardware and software product sales is recognized when title passes to the customer. Based upon the Company’s standard shipping terms, FCA Procera, title passes upon shipment to the customer.

Revenue is recognized on service contracts using either the completed-performance or proportional-performance method depending on the terms of the service agreement. When the amount of services to be performed in the last series of acts is so significant in relation to the entire service contract that performance is deemed not to have occurred until the final act is completed or when there are acceptance provisions based on customer-specified subjective criteria, the completed-performance method is used. Once the last significant act has been performed, revenue is recognized. The Company uses the proportional-performance method when a service contract specifies a number of acts to be performed and the Company has the ability to produce reasonable estimates. The estimates used on these contracts are periodically updated during the term of the contract and may result in the Company’s revision of recognized sales in the period in which they are identified.

In many contracts, billing terms are agreed upon based on performance milestones such as the execution of a contract, the customer’s acceptance of a list detailing the equipment and/or vendor for products, the partial or complete delivery of products and/or the completion of specified services. Payments received before delivery has occurred or services have been rendered are recorded as deferred revenue until the revenue recognition criteria are met. Deferred revenue from maintenance or warranty contracts is recognized over the terms of the underlying contract.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

The Company offers rights of return to certain end-user customers on the products it sells. In accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists,” the Company records a sales return allowance based on historical trends in product return rates, when such returns became material. The allowance for future sales returns as of December 31, 2006 was $20,950.

The Company provides products to direct customers under payment terms of net 30 days, with no price protection provisions. Under standard terms, we provide initial products to indirect channel customers (value-added resellers) under payment terms of net 45 days. Thereafter, under follow-on orders from value-added resellers the Company provides products under payment terms of net 30 days. Any terms other than those just described would be considered non-standard.

Deferred Revenue

Revenue under maintenance agreements is deferred and recognized over the term of the agreements (typically one year) on a straight-line basis. At December 31, 2006, deferred revenue totaled $ 383,231 and is included under “Deferred revenue” in the accompanying Balance Sheet.

Research and Development

Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses and allocated facility costs. External expenses consist of costs associated with outsourced software development activities. In accordance with SFAS No. 2, “Accounting for Research Development Costs”, all such costs are charged to expense as incurred.

Shipping and Handling Costs

The Company includes shipping and handling costs associated with inbound and outbound freight in costs of goods sold.

Product Development Costs

The Company accounts for internally-generated software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Capitalization of eligible product development costs begins upon the establishment of technological feasibility, which we have defined as completion of a working model. Internally-generated software related costs that were eligible for capitalization was approximately $75,000 of which approximately $11,500 and $37,500 has been amortized and charged to “Engineering” in the statements of operations for the years ended December 31, 2006 and January 1, 2006, respectively.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income consists of net income and other gains and losses affecting shareholders’ equity that, under generally accepted accounting principles are excluded from net income. For the Company, such items consist primarily of foreign currency translation gains and losses. For the fiscal year ended December 31, 2006 the changes in the components of other comprehensive income (loss) related to foreign currency adjustments were de minimis. For the fiscal years ended December 31, 2006 and January 1, 2006, the Company’s comprehensive income (loss) equaled its net loss.

Net Loss per Share

Basic earnings per share (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive.

The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of common stock that are not included in the diluted net loss per share calculation as the effect is antidilutive:

	Fiscal Year Ended
	December 31,	January 1,
	2006	2006
Numerator - Basic and diluted	$(7,503,479)	$(6,738,915)

Denominator - basic and diluted
Weighted average common shares
outstanding	50,443,688	30,445,423
Weighted average unvested common
shares subject to repurchase	-	-

Total	$50,443,688	$30,445,423

Net loss per share - basic and diluted	$(0.15)	$(0.22)

Antidilutive securities:
Common stock subscriptions	166,250	3,545,833
Common stock reserved for incentives	5,462,758	-
Options	5,483,784	3,916,970
Warrants	8,901,344	7,213,178
Rights to purchase common stock	-	292,100

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Commitments and Contingencies:

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Foreign Currency Translation

Financial statements of foreign subsidiaries, located in Sweden and Australia, where the local currency, Swedish Krona and Australian Dollar, is the functional currency are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses.  Cumulative translation adjustments associated with net assets or liabilities are reported in non-owner changes in equity.  Any exchange rate gains or losses related to foreign currency transactions are recognized in the income statement as incurred, in the same financial statement caption as the underlying transaction, and are not material for any year shown.

Cash at Netintact AB, was translated at exchange rates in effect at December 31, 2006, and its cash flows were translated at the average exchange rates for the years then ended.  Changes in cash resulting from the translations are presented as a separate item in the statements of cash flows.

Registration Rights Agreements

The Company’s management reviewed the Securities and Exchange Commission’s release on December 1, 2005 entitled “Current Accounting and Disclosure Issues in the Division of Corporation Finance” as Prepared by Accounting Staff Members in the Division of Corporation Finance, U.S. Securities and Exchange Commission Washington, D.C. Furthermore, the Company evaluated the terms of the warrants and registration rights agreement in accordance with EITF Issue Nos., 00-19, 05-04, 05-07, and 06-06, and with FSP 00-19-2. The Company determined that it does not have a contingent liability in regards to the registration rights agreements.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments”.  SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.  SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company has not yet determined the effect, if any, of SFAS No. 155 on its financial position, operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS No. 109, and “Accounting for Income Taxes”.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition and will become effective for the Company for fiscal years beginning after December 15, 2006.  The Company has not yet determined the effect of FIN No. 48 on its financial position, operations or cash flows.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  It applies under other accounting pronouncements that require or permit fair value measurements, the board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this statement does not require any new fair value measurements.  This statement is effective for all financial instruments issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the effect, if any, of SFAS No. 157 on its financial position, operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108 to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that registrants quantify the impact on the current year’s financial statements of correcting all misstatements, including the carryover and reversing effects of prior years’ misstatements, as well as the effects of errors arising in the current year. SAB 108 is effective as of the first fiscal year ending after November 15, 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. There was no impact on our consolidated financial statements with respect to the adoption of SAB No. 108.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

2.         Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In February 2007, FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”.  SFAS No. 159 amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 applies to all entities, including not-for-profit organizations. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income.  This statement is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007.  The Company has not yet determined the effect of SFAS No. 159 on its financial position, operations or cash flows.

3.         Merger with Netintact

On August 18, 2006, Procera acquired 100% of the outstanding stock of Netintact, AB., (“Netintact AB”), a Swedish software company. The purchase agreement was amended on January 24, 2007. At the time of its acquisition by Procera, Netintact AB owned 51% of the outstanding shares of Netintact PTY (“Netintact PTY”), an Australian company that distributed Netintact AB’s products in Australia and Asia. On September 29, 2006, Procera acquired the remaining 49% of the outstanding shares of Netintact PTY. The total purchase price of $14.0 million. Netintact, AB’s and Netintact PTY’s results of operations have been included in the consolidated financial statements since the date of acquisition. Procera believes the Netintact companies are desirable and valuable partners due to their strategic customer base, the technology is incorporated into their software products, and their success in penetrating their markets (Europe, Australia and Asia).

Pursuant to the terms of the Stock Exchange Agreement, Procera has committed up to 22,002,000 shares of common stock including 18,299,514 shares at the close of the acquisitions, 2,876,757 shares upon the attainment of future milestones, incentive warrants convertible into 123,243 shares and warrants convertible into 702,486 shares. The fair value of common stock issued for the acquisitions, excluding future shares (incentive and milestone related) was $9,444,776. The value of the common shares issued was determined based on the market price of the Company’s common shares on the effective date of the acquisition.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

3.         Merger with Netintact (continued)

The following table presents the allocation of the acquisition cost, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values:

Cash and cash equivalents	$452,669
Accounts receivable	391,826
Inventories	129,041
Other current assets	71,235
Property, plant, and equipment	180,454
Intangible assets	11,119,000
Goodwill	960,209
Total assets acquired	13,304,434
Accounts payable	215,775
Other current liabilities	330,079
Deferred revenue	194,952
Deferred tax liability related to amortizable intangible assets	3,118,852
Total liabilities assumed	3,859,658
Net assets acquired	$9,444,776

Following the closing of the Netintact AB and Netintact PTY acquisition transactions, Procera obtained an independent third-party valuation of the intangible assets contained therein. The independent third-party valuation allocated the total fair value of common stock for the two acquisitions to intangible assets and net tangible assets. Of the $12.1 million of acquired intangible assets, $1.0 million was assigned to goodwill that is not subject to amortization and the remaining $11.1 million of acquired intangible assets have a weighted-average useful life of approximately 3 years. The intangible assets that make up that amount include: product software of $4.6 million (3-year weighted-average useful life), management information and related software of $2.2 million (3-year weighted-average useful life), and customer base of $4.3 million (3-year weighted-average useful life). The amounts allocated to the intangible assets are not expected to be deductible for tax purposes.

The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisition of Netintact had occurred at January 1, 2005:

	December 31, 2006	December 31, 2005
Sales	$3,557,175	$2,672,096
Net income	$(7,885,298)	$(7,581,147)
Net income per share—Basic and diluted	$(0.13)	$(0.17)
Weighted average shares—Basic and diluted	62,268,887	45,829,876

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

3.         Merger with Netintact (continued)

Because the Netintact acquisition was a complex operation, it required a comprehensive review of asset values and liabilities and a significant part of the evaluation had to take into consideration the valuation of the intangible assets and the deferred tax liability associated with the difference in book versus tax basis of intangible assets. The final assessment of asset values, and making other necessary changes for the deferred tax liability was not completed until the end of the fourth quarter of 2006. The determination of the final fair values resulted in adjustments, made to the initially determined values as of September 29, 2006, as follows:

Increase in goodwill	$960,209
Increase in intangible assets - customer base	838,101
Increase in intangible assets - management information systems and related software	431,770
Increase in intangible assets - product software	888,772
Total	$3,118,852

In connection with the above acquisitions, the Company has agreed to pay additional consideration in future periods, based upon the attainment by the acquired entity of defined operating objectives. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the Company does not accrue contingent consideration obligations prior to the attainment of the objectives. At December 31, 2006, maximum potential future consideration pursuant to such arrangements, to be resolved during 2007, is approximately $1.5 million. Any such payments would result in increases in goodwill.

The following unaudited pro forma summary is provided for illustrative purposes only and is not necessarily indicative of the consolidated results of operations for future periods or that actually would have been realized had Zowcom and PNI been a consolidated entity during the periods presented. The summary combines the results of operations as if the merger between Netintact and PNI had taken place as of the beginning of the periods presented.

4.         Balance Sheet Details

Accounts receivable consist of the following at December 31, 2006:

Accounts receivable	$1,172,842
Less: Allowance for bad debts	(11,672)
Accounts receivable, net	$1,161,170

Inventory consists of the following at December 31, 2006:

Raw Material	$37,871
WIP inventory	-
Finished goods inventory	340,300
Less: inventory reserve for obsolescence	(118,964)
Inventories, net	$259,207

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

4.         Balance Sheet Details (continued)

Prepaid expenses and other current assets consist of the following at December 31, 2006:

Prepaid insurance premiums	$32,244
Prepaid software licenses	27,085
Prepaid rent	12,562
Prepaid vehicle lease	6,723
Prepaid equipment lease	3,676
Prepaid maintenance	2,162
Other prepaid expenses	39,353
Total prepaid expenses and other current assets	$123,805

Property and equipment consists of the following at December 31, 2006:

Tooling and test equipment	$236,160
Office equipment	44,388
Computer equipment	258,030
Software	6,842,368
Furniture and fixtures	23,317
Total	7,404,263
Less: accumulated depreciation & amortization	(1,073,315)
Property and equipment, net	$6,330,948

Other assets consist of the following at December 31, 2006:

Netintact customer base	$3,832,581
Goodwill	960,209
Security deposit - HR and payroll services	50,615
Security deposit - Sales taxes collateral	30,000
Security deposit - Facility lease	15,304
Total other assets	4,888,709
Less: Accumulated amortization	(474,595)
Total other assets	$4,414,114

Accrued liabilities consist of the following at December 31, 2006:

Payroll and related expenses	$364,527
Accrued audit, tax & legal fees	152,864
Contingent warranty liability	20,950
VAT taxes accrued	44,154
Income taxes accrued	34,065
Other accrued expenses	40,383
Total accrued liabilities	$656,943

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

5.         Intangible Assets

Intangible assets consist of the following at December 31, 2006:

	Gross		Net
	Intangible	Accumulated	Intangible
	Assets	Amortization	Assets
Netintact customer base	$4,317,000	$(474,595)	$3,842,405
Netintact product software	4,578,000	(508,667)	4,069,333
Netintact MI & related software	2,224,000	(244,499)	1,979,501
Goodwill	960,209	-	960,209

Total intangible assets	$12,079,209	$(1,227,761)	$10,851,448

Amortization expense for those intangible assets still required to be amortized under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, was $985,643 for fiscal year ended December 31, 2006 and zero for the fiscal year ended January 1, 2006.

6.         Notes Payable

On November 29, 2005, the Company received loan proceeds of $90,000 from Cagan McAfee Capital Partners, a related party, and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. This loan, together with accrued interest of $562, was paid in full on January 6, 2006.

On December 13, 2005, the Company received loan proceeds of $150,000 from Laird Cagan, a related party who is a partner with Chadbourn Securities, Inc., and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. On February 28, 2006, Mr. Cagan requested that $130,000 of the loan principal owed to him by the Company be converted to a purchase of 325,000 shares of the Company’s common stock in conjunction with the private placement sales of the Company’s common stock that closed on that date. The remaining loan principal of $20,000, together with accrued interest of $1,971, was paid in full by the Company on March 22, 2006.

At December 31, 2006, the Company has no long-term or convertible debt outstanding.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

7.         Commitments and Contingencies

Leases

On June 1, 2005, the Company entered into a 37-month lease for 11,772 square feet of space in Los Gatos, California at a rent expense of $12,949 per month for the first 12 months, $14,126 per month for the second 12 months, and $15,304 per month for the third 12 months, with the first month’s rent under the lease at no charge. The Swedish headquarters of Netintact is located at Hardgatan 13C, 432 31, Varberg, Sweden. We have a 36 month lease starting from May 31, 2005 and the rent is $2,165 per month for 331 square meters. In addition, Netintact PTY leases 55 square meters located at 205 566 St Kilda Road, Melbourne VIC 3004, Australia; the lease is for 12 months starting December 9, 2007 with a monthly payment of $1,156. Rent expense for the year ended December 31, 2006 and the year ended January 1, 2006 was $166,523, and $127,521, respectively.

At December 31, 2006, Procera had obligations for leased equipment from various sources as shown below. Interest rates on such debt range from 9% to 10%. Procera also leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2010.

As of December 31, 2006, future minimum lease payments that come due in the current and following fiscal years ending December 31:

Period Ended December 31, 2006	Capital Leases	Operating Leases
2007	$24,861	$225,110
2008	22,982	88,305
2009	2,539	-
2010	-	-
2011	-	-
2012 and thereafter	-	-
Total minimum lease payments	50,382	$313,415
Less: Amount representing interest	(4,248)
Present value of minimum lease payments	46,134
Less: Current portion	(20,982)
Obligations under capital lease, net of current portion	$25,152

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

7.         Commitments and Contingencies (continued)

Registration Rights Agreement

The Company closed an offering of its common stock and warrants on February 28, 2006 (the “February Offering”) and a second offering on November 30, 2006 (the “November Offering”). The registration rights agreements for both Offerings contained a covenant that called for the Company to “…. use commercially reasonable efforts to file a registration statement, on the appropriate form, with the SEC, within ninety (90) days of the final closing of the entire Offering….” The Company filed a registration statement of form SB2 in May 2006 which contained the shares of the February Offering. In June, 2006, the Company signed definitive agreements to enter into a merger with Netintact, AB, a Swedish Corporation. The SEC advised the Company that its registration statement on Form SB2 would not be permitted to become effective until the Company had filed financial statements performed according to US GAAP covering the previous two fiscal years of Netintact, AB (the “Foreign Financial Statements). On October 30, 2006, the company withdrew its registration statement on Form SB2. On November 30, 2006 the company completed its November Offering. The historical audited Financial Statements of Netintact AB were filed with the SEC on March 8, 2007. The Company will file its Form 10K on or about March 8, 2007.

As of December 31, 2006, the obligation to file a registration statement for the November 30 Offering had not run its term. The obligation to file the registration statement for the February Offering within 90 days was accomplished. The Company believes that because of the rules and regulations governing the filing of registration statements, the SB2 filing will occur subsequent to the Company’s filing of its annual report on Form 10KSB for 2006. The Company believes it has and is taking commercially reasonable efforts in regards to filing of the registration statements accordingly, it was in compliance with its obligation under the registration rights agreements for the February 2006 and November 2006 financings.

Common Stock Issued with Stock Purchase Warrants

On February 28, 2006, the Company completed a private placement of 15,000,025 million shares (“Restricted Shares”) of its restricted Common Stock and received proceeds of $6,000,010 before expenses of $482,541 and recorded an increase in stockholders’ equity of $5,517,469 (the “February 2006 Placement”). The Company issued warrants to the placement agents to acquire up to 1,500,000 shares at an exercise price of $.40 per share (“Restricted Warrants”, together with the Restricted Shares, the “Restricted Securities”). The proceeds of the equity fund raisings assigned to the common stock and warrants are reflected in total within the consolidated statements of stockholders’ equity. The net proceeds of the sale will be used primarily to continue to expand the Company’s product base and for general working capital purposes.

Pursuant to the registration rights agreements executed with the holders of the Restricted Securities the Company is obligated to use commercially reasonable efforts to file a registration statement covering the resale of the Restricted Securities with the SEC within 90 days. The registration rights agreement further requires the Company to use its best efforts to cause such registration statement to become effective. Finally, the registration rights agreements specifies that it agreement does not apply to any holder who can sell all of its shares in a three month period under Rule 144 of the Securities Act

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

7.         Commitments and Contingencies (continued)

Registration Rights Agreement (continued)

Common Stock Issued with Stock Purchase Warrants (continued)

Such a registration statement was timely filed. In response to such filing, the SEC in its comments in May 2006 required the Company to obtain audited financial reports covering the last two fiscal years of Netintact AB, a Swedish corporation (“Netintact”) with which the Company merged in August, 2006 (the “Audited Financials”). The Company inquired to the SEC for relief from the Audited Financials requirement arguing that it had only signed a letter of intent. The SEC did not change its position. In October 2006, the Company withdrew its registration statement for the February 2006 Placement in anticipation of receiving the Audited Financial and making a separate offering of its securities (the “November 2006 Offering”). The Company has not yet re-filed a registration statement for the Restricted Securities. The Audited Financial statements of Netintact AB were filed with the SEC on March 8, 2007. On that date, seven million six hundred and twenty-five thousand (7,625,000) shares of the offering became eligible for sale under Rule 144.

The registration rights agreement does not require the Company to pay a penalty or liquidated damages of any sort in connection with a failure to use commercially reasonable efforts file a timely registration statement or a failure to use best efforts to pursue effectiveness of such a filed registration statement.

The Company evaluated the terms of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”). In considering the appropriate treatment of these instruments, the Company observed that there is no required payment of liquidated damages or any other penalties under the registration rights agreement. Any potential damages under the registration rights agreements relate to the risk of actual loss that a holder of Restricted Shares of the Company would be exposed to as a result of the passage of time due to the Company’s failure to cause effective registration of the Restricted Securities at the earliest possible date and not use commercially reasonable efforts. The Company filed the required registration statement in a timely way within 90 days from the close of the Offering, and the Company believes that it used best efforts to cause such statements to become effective. All circumstances causing the delay in registration were beyond the control of the Company.

At issuance of the common stock on February 28, 2006, the Company assigned an initial fair value to the registration rights agreements of zero. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to their fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/ (expense).

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

7.         Commitments and Contingencies (continued)

Registration Rights Agreement (continued)

Common Stock Issued with Stock Purchase Warrants (continued)

The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. As of March 2, 2007, the Company was not able to have a registration statement filed with the SEC as required by the registration rights agreements. However, the Company obtained an amendment to the registration rights agreements to extend the required filing date of the Company’s initial registration statement to June 30, 2007, a deadline that the Company believes it will be able to meet. Furthermore, the Company believes that, it would not be subject to any cash damages if it failed to meet the June 30, 2007 deadline provided that it had used commercially reasonable efforts to do so. As a result, at December 31, 2006, the Company in accordance with SFAS No. 5 and the terms of the registration rights agreement, determined that it had no loss in regards to this contingency.

On November 30, 2006, the Company completed a private placement of 5.1 million shares of its restricted common stock and received proceeds of $5.1 million before expenses of $259,641 and recorded an increase in stockholders’ equity of $4,840,359. The Company also issued to the same investors warrants to acquire 1,020,000 shares of its restricted common stock at an exercise price of $1.50 per share. These warrants are exercisable immediately after the closing date and expire three years from the date of issuance. The Company also issued warrants to the placement agents to acquire up to 360,000 shares at an exercise price of $1.00 per share (all transaction shares and shares underlying warrants together the “Restricted Securities”). The proceeds of the equity fundraising assigned to the common stock and warrants are reflected in total within the consolidated statements of stockholders’ equity. The net proceeds of the sale will be used primarily to continue to expand the Company’s market penetration and for general working capital purposes.

Pursuant to the registration rights agreements executed with the holders of the Restricted Securities the Company is obligated to use commercially reasonable efforts to file a registration statement covering the resale of the Restricted Securities with the SEC within 90 days. The registration rights agreement further requires the Company to use its best efforts to cause such registration statement to become effective.

The registration rights agreement does not require the Company to pay a penalty or liquidated damages of any sort in connection with a failure to use commercially reasonable efforts file a timely registration statement or a failure to use best efforts to pursue effectiveness of such a filed registration statement.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

7.         Commitments and Contingencies (continued)

Registration Rights Agreement (continued)

Common Stock Issued with Stock Purchase Warrants (continued)

The Company evaluated the terms of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”) and EITF 00-19. In considering the appropriate treatment of these instruments, the Company observed that:

•
Although entered into contemporaneously, the common stock, the warrants and registration rights agreements are separate legal agreements. The registration rights agreement does not alter the investors’ rights under either the warrant or as holders of common stock. Further, the various agreements do not relate to the same risk. The common stock and warrants have values which are based on the quoted market price of the common stock and the relation between the exercise price and the value of the Company’s common stock. This value is thus independent of any value attributed to the registration rights agreement. The risk inherent in the common stock relates to the purchasers of common stock ability to be able to sell their shares at the price of the Company’s common stock as traded daily. The warrants similarly bear risk related to the value of the Company common stock. Any potential damages under the registration rights agreements relate to the risk of actual loss that a holder of Restricted Shares of the Company would be exposed to as a result of the passage of time due to the Company’s failure to cause effective registration of the Restricted Securities at the earliest possible date. Thus, in light of the above facts and, the Company evaluated and treated the registration rights agreements, common stock and associated warrants as separate free standing agreements.

•	There is no required payment of liquidated damages penalties under the registration rights agreements, or any other agreement associated with the offering.

•
The Company is also advised by the SEC staff that the filing of the annual report on Form 10KSB for the fiscal year ended December 31, 2006 will be required for any registration statement to become effective.

•	Thus the Company believes that it has and will continue to use commercially reasonable efforts to file a registration statement.

At issuance of the common stock on November 30, 2006, the Company assigned no initial fair value to the registration rights agreements.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

7.         Commitments and Contingencies (continued)

Registration Rights Agreement (continued)

Common Stock Issued with Stock Purchase Warrants (continued)

The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. As of April 8, 2007, the Company was not able to have a registration statement filed with the SEC as required by the registration rights agreements. However, the Company obtained an amendment to the registration rights agreements to extend the required filing date of the Company’s initial registration statement to June 30, 2007, a deadline that the Company believes it will be able to meet. Furthermore, the Company believes that, it would not be subject to any cash damages if it failed to meet the June 30, 2007 deadline provided that it had used commercially reasonable efforts to do so. As a result, at December 31, 2006, the Company assigned no value to damages associated with the registration rights agreement.

8.         Guarantees

Indemnification Agreements

The Company enters into standard indemnification arrangements in our ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification agreements is generally perpetual anytime after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

The Company has entered into indemnification agreements with its directors and officers that may require the Company: to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms, which the Company currently has in place.

Product Warranty

The Company warrants its products for a specific period of time, generally twelve months, against material defects. The Company provides for the estimated future costs of warranty obligations in cost of sales when the related revenue is recognized. The accrued warranty costs represent the best estimate at the time of sale of the total costs that the Company expects to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on current information on repair costs. The Company periodically reviews the accrued balances and updates the historical warranty cost trends. The following table reflects the change in the Company’s warranty accrual during the year ended December 31, 2006:

Warranty accrual, January 1, 2006	$14,237
Charged to cost of sales	6,713
Actual warranty expenditures	-
Warranty accrual, December 31, 2006	$20,950

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

9.         Stockholders’ Equity (Deficit)

Common Stock

On February 28, 2006, the Company closed private placement sales of 15,000,025 shares of its common stock at $0.40 per share to thirty-three institutional and other accredited investors, and received cash proceeds of 5,517,469, net of financing expenses of $482,541. In addition, warrants to purchase 1,500,000 shares of the Company’s common stock at $0.40 per share was issued to placement agents as compensation for their services in completing the private placement.

On August 18, 2006, the Company agreed to exchange 17,539,513 shares of its common stock, plus 2,756,757 shares of its common stock to be issued upon successful completion of operating milestones, for all of the outstanding shares of Netintact AB (a Swedish corporation).

On September 29, 2006, the Company agreed to exchange 760,000 shares of its common stock, plus 120,000 shares of its common stock to be issued upon successful completion of operating milestones, for 49% of the outstanding shares of Netintact PTY Ltd. (an Australian corporation). Because 51% of the outstanding shares of Netintact PTY were previously owned by Netintact AB, the Company now owns all of the outstanding shares of Netintact PTY.

On November 30, 2006, the Company completed private placement sales of 5,100,000 shares of its common stock at $1.00 per share to fifteen institutional and accredited investors, and received cash proceeds of $4,840,359, net of financing expenses of $259,641. In addition, investors were issued warrants to purchase 1,020,000 shares of the Company’s common stock (representing 20% of shares purchased in the private placement) at $1.50 per share and warrants to purchase 1,530,000 shares of the Company’s common stock at $1.50 per share were issued to private placement agents as compensation for their services in completing the private placement.

In March 2005, Procera issued 17,473 shares of the Company’s stock to a charity organization in connection with the private placement of December 2004.

In November, 2005, Procera issued 165,000 shares of its restricted common stock for services provided for $0.51 per share

Common Stock Subscriptions

In April 2006, the Company issued 825,000 share of its common stock to an investor relations firm as compensation to perform investor relations services on behalf of the Company for a period of eighteen months, beginning with the month of December 2005. As of December 31, 2006, 595,829 of the share issued have been earned through the performance of investor relations services and 229,171 shares are considered to be subscribed stock, pending completion of five additional months of investor relations services.

In December 2004, 23 institutional and accredited investors (the “December 2004 Investors”), each signed a Subscription Agreement, applied to purchase a total of 5,762,500 shares of the Company’s restricted common stock for $0.80 per share for a total of $4,324,375, net of issuance costs of $285,625. Under the Subscription Agreements, the Company granted warrants to purchase common stock.

In January 2005, the Company issued 5,762,500 shares of common stock in satisfaction of the common stock subscriptions.

In December 2005, five accredited investors each signed a Subscription Agreement, applied to purchase a total of 3,500,000 shares of the Company’s restricted common stock for $0.40 per share for a total of $1,288,000, net of issuance costs of $112,000.

In November 2005, the Company agreed to issue 825,000 shares of its restricted common stock to a financial adviser as compensation for services to be provided over 18 months, beginning in December 2005 and vests ratably over the service term. At January 1, 2006, the Company recognized and reported as common stock subscriptions 45,833 shares of its restricted common stock as compensation for financial services for the month of December 2005.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006
9.         Stockholders’ Equity (Deficit) (continued)

Warrants

During the fiscal year ended December 31, 2006, 226,250 warrants were exercised at a weighted average price of $1.17 per share, for proceeds to the Company of $265,013. Shares for 106,250 of these warrants were not issued until January 2006.

In April 2005, warrants to purchase 102,500 shares of common stock were exercised and said shares were purchased for a reduced price of $1.40 per share.

During the year ended January 1, 2006, warrants to purchase 100,000 shares and 75,000 shares were exercised and the shares were purchased for a price of $0.075 per share.

In April 2005, warrants to purchase 47,438 shares of common stock were exercised and said shares were purchased at a reduced price of $1.50 per share and warrants to purchase 62,750 of common stock expired.

In April 2005, warrants to purchase 560,000 shares of common stock were exercised and said shares were purchased at a reduced price of $1.50 per share and warrants to purchase 526,250 of common stock expired

In February 2005, the Company issued warrants to purchase 100,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number one as an incentive to secure orders from prospective customers to purchase Company products. The warrants are exercisable in relation to cash payments received by the Company from customers who have purchased Company products under orders secured by the independent representative. The warrants expire on February 23, 2010. Since there were no cash collections relating to these warrants during 2005, there was no charge recorded in the financial statements for these warrants.

In February 2005, the Company issued warrants to purchase 100,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number two as an incentive to secure orders from prospective customers to purchase Company products. The warrants are exercisable in relation to cash payments received by the Company from customers who have purchased Company products under orders secured by the independent representative. The warrants expire on February 23, 2010. The fair value of warrants calculated using the Black-Scholes option pricing model was $42 and has been recorded as marketing consulting expenses for the year ended January 1, 2006.

In February 2005, the Company issued warrants to purchase 50,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number three as an incentive to secure orders from prospective customers to purchase Company products. The warrants are exercisable in relation to cash payments received by the Company from customers who have purchased Company products under orders secured by the independent representative. The warrants expire on February 23, 2010. Since there were no cash collections relating to these warrants during 2005, there was no charge recorded in the financial statements for these warrants.

In February 2005, the Company issued warrants to purchase 50,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number four as an incentive to secure orders from prospective customers to purchase Company products. The warrants are exercisable in relation to cash payments received by the Company from customers who have purchased Company products under orders secured by the independent representative. In April 2005, the Company terminated its agreement with independent sales representative four and the warrants to purchase 50,000 shares of common stock were cancelled. Since there were no cash collections relating to these warrants during 2005, there was no charge recorded in the financial statements for these warrants.

In April 2005, the Company issued warrants to purchase 10,000 shares of common stock with an exercise price of $1.86 per share to one of the Company’s directors for successfully directing and completing an equity raising initiative on behalf of the Company. The warrants are exercisable immediately and expire on April 13, 2008. The fair value of warrants calculated using the Black-Scholes option pricing model was $14,854 and has been recorded as administrative consulting expenses for the year ended January 1, 2006.

In May 2005, the Company issued warrants to purchase 25,000 shares of common stock at a price of $1.22 per share to its landlord as compensation for assisting the Company in securing a facility lease that satisfies the Company’s current

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006
9.         Stockholders’ Equity (Deficit) (continued)

Warrants (continued)

requirements at a reasonably competitive cost. The warrants vested immediately and expire 36 months from the date that the shares supporting these warrants are declared effectively registered by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $22,569. The Company will record quarterly charges over the 37-month term of the lease and $4,595 has been recorded as an addition to rent expenses for the year ended January 1, 2006.

In June 2005, the Company issued warrants to purchase 75,000 shares of common stock with an exercise price of $1.42 per share to one of the Company’s directors as partial compensation for successfully directing and coordinating activities to complete a strategic business relationship with a high profile partner(s) and/or investors. Fifty percent of the warrants became exercisable on October 14, 2005 and the remainder will vest upon completion of a PIPE or strategic investment with a minimum value of five million dollars. The warrants expire on June 14, 2008. The fair value of warrants calculated using the Black-Scholes option pricing model was $8,102 and has been recorded as administrative consulting expenses for the year ended January 1, 2006.

In September 2005, the Company issued warrants to purchase 15,000 shares of common stock with an exercise price of $0.68 per share to independent sales representative number five as compensation for assisting the Company in finalizing the specification and definition of a new Company product and other services. The warrants vest upon completion of mutually agreed upon milestones. As of January 1, 2006, milestones have not been completed and no warrant shares have vested. The warrants expire 36 months from the date that the shares supporting these warrants are declared effectively registered by the Securities and Exchange Commission.

In December 2005, the Company received subscriptions from five accredited investors to purchase 3,500,000 shares of the Company’s common stock at a price of $0.40 per share as part of the Company’s private placement sale of common shares which closed on February 28, 2006. As partial compensation to placement agents for obtaining these December subscriptions, as of January 1, 2006 the Company is obligated to issue warrants to said agents to purchase 350,000 shares of the Company’s common stock at a price of $0.40 per share. These warrants vest immediately upon issuance and expire on February 28, 2011.

At December 31, 2006, warrants to purchase 8,901,344 shares of common stock are outstanding.

The following table sets forth the key terms of these outstanding warrants:

					Weighted
					Average	Reasons for
Date of	Underlying	Shares	Vesting of	Expiration	Exercise	Grant of
Grant	Security	Outstanding	Outstanding	Date	Price	Warrants
11/2002	Common stock	20,000	Immediate	11/2007	$0.08	Raising capital
12/2002	Common stock	301,268	Milestones	06/2007	$0.01	Customer base
06/2003	Common stock	354,000	Immediate	06/2008	$0.75	Raising capital
06/2003	Common stock	50,000	Immediate	06/2008	$0.50	Legal services
04/2004	Common stock	15,000	Over 9 months period	01/2007	$2.05	Consulting services
08/2004	Common stock	100,000	Immediate	08/2007	$1.56	Investor/Public Relations services
12/2004	Common stock	1,844,297	Immediate	07/2008	$1.25	Raising capital
12/2004	Common stock	1,787,050	Immediate	07/2008	$1.37	Raising capital
02/2005	Common stock	100,000	Based on sales performance	02/2010	$1.78	Sales services

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

9.         Stockholders’ Equity (Deficit) (continued)

Warrants (continued)

					Weighted
					Average	Reasons for
Date of	Underlying	Shares	Vesting of	Expiration	Exercise	Grant of
Grant	Security	Outstanding	Outstanding	Date	Price	Warrants
02/2005	Common stock	100,000	Based on sales performance	02/2010	$1.78	Sales services
04/2005	Common stock	10,000	Immediate	04/2008	$1.86	Raising capital
05/2005	Common stock	25,000	Immediate	3 years after effective date of SB-2	$1.42	Real estate services
06/2005	Common stock	75,000	Milestones	06/2008	$1.42	Strategic investment
09/2005	Common stock	15,000	Milestones	3 years after effective date of SB-2	$0.68	Sales services
02/2006	Common stock	1,500,000 (1)	Immediate	3 years after effective date of SB-2	$0.40	Raising capital
08/2006	Common stock	400,000 (2)	Immediate	08/2008	$1.40	Investor relations
08/2006	Common stock	825,729(3)	Immediate	08/2011	$0.60	Acquisition of subsidiary company
11/2006	Common stock	1,380,000 (4)	Immediate	3years after effective date of SB-2	$1.50	Raising capital
		8,901,344

(1)
In conjunction with the closing of private placement sales of common stock on February 28, 2006, warrants to purchase 1,500,000 shares of the Company’s common stock at $0.40 per share were issued to placement agents as compensation for their services in completing the private placement.

(2)
On August 2, 2004, warrants to purchase 400,000 shares of the Company’s common stock at $1.40 per share were issued to an investor relations firm as compensation to perform investor relations services on behalf of the Company during 2004. On August 2, 2006, the subject warrants were cancelled and replacement warrants to purchase a total of 400,000 shares of the Company’s common stock at $1.40 per share were issued to said investor relations firm and one of its employees.

(3)
In conjunction with the its agreement to acquire all of the outstanding shares of Netintact AB (a Swedish corporation), the Company agreed to issue warrants as of the August 18, 2006 acquisition date to purchase 702,486 shares of the Company’s common stock at a price of $0.60 per share and to issue warrants upon successful completion of operating milestones to purchase 123,243 shares of the Company’s common stock at a price of $0.60 per share. Said warrants are not exercisable until the Company’s common stock has reached a market value of $2.00 or more and sustains that value for 90 consecutive trading days. On December 12, 2006, the Company’s stock closed with a market value of $2.06 per share and has remained above $2.00 per share since that date.

(4)
On November 30, 2006, the Company completed private placement sales of 5,100,000 shares of its common stock at $1.00 per share to fifteen institutional and accredited investors, and received cash proceeds of $4,840,359, net of financing expenses of $259,641. In addition, investors were issued warrants to purchase 1,020,000 shares of the Company’s common stock (representing 20% of shares purchased in the private placement) at $1.50 per share and warrants to purchase 360,000 shares of the Company’s common stock at $1.00 per share were issued to private placement agents as compensation for their services in completing the private placement.

On March 30, 2005, the Board of Directors approved an offer by the Company to amend the 1,177,688 shares of investor warrants issued on December 9, 2003, to reduce the exercise price of such warrants from $2.00 to $1.50 per share, and to change the expiration date of such warrants from April 26, 2005 to April 13, 2005. In addition, the Company offered to amend 1,446,438 investor warrants issued on June 27, 2004, to reduce the exercise price of such warrants from $2.00 to $1.40 per share and to change the expiration date of such warrants from June 30, 2006 to April 13, 2005. On or about April 13, 2005,

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

9.         Stockholders’ Equity (Deficit) (continued)

certain holders of the Company’s December 2003 Warrants and June 2004 Warrants exercised warrants to purchase 557,438 and 102,500 shares of its common stock at $1.50 and $1.40 per share, respectively, and the Company received net proceeds of $974,759 from the exercise of such exchange warrants. The Black-Scholes fair value of the warrant re-pricing is estimated to be $1,926,330.

Warrants Outstanding
		Weighted Average
		Remaining
Exercise	Number	Contractual Life	Number
Price	Outstanding	(Years)	Exercisable

$0.01	301,268	0.5	301,268
$0.08	20,000	0.9	20,000
$0.40	1,500,000	3	1,500,000
$0.50	50,000	0.5	50,000
$0.60	825,729	4.7	825,729
$0.68	15,000	3	15,000
$0.75	354,000	1.5	354,000
$1.00	360,000	1.5	360,000
$1.25	1,787,050	1.5	1,787,050
$1.37	1,843.297	1.5	1,843,297
$1.40	400,000	1.6	400,000
$1.42	100,000	1.8	100,000
$1.50	1,020,000	3	1,020,000
$1.56	100,000	0.7	100,000
$1.78	200,000	3.2	200,000
$1.86	10,000	1.3	10,000
$2.05	15,000	0	15,000
$1.12	8,901,344	2.4	8,901,344

Rights to Purchase Common Stock

In July, August and September 2003, the Company granted the right to purchase 250,000 shares, 175,000 shares and 150,000 shares with exercise prices of $0.075, $0.10 and $0.25 per share, respectively, to employees in connection with employment agreements. The rights vest over a three year period and expire in July, August and September 2006. The Company will record stock compensation expense for the excess of the deemed fair market value over the exercise price at the date of issuance. The compensation expense is being recognized over the vesting period of three years using the straight line method. For the years ended January 1, 2006, the Company recorded stock compensation expense of $429,387.

In November 2005, an employee terminated his employment with the Company and 32,900 additional shares of unvested rights to purchase common stock expired. At January 1, 2006, this employee had vested the right to purchase 142,100 shares of the Company’s common stock at a price of $0.10 per share, provided such purchase be made on or before January 17, 2006. On January 13, 2006 the employee purchased 20,000 shares of the Company’s common stock at $0.10 per share and on January 17, 2006 rights to purchase 122,100 shares expired.

Stock compensation to be recorded in future periods will be $18,750 in 2006. The amount of stock compensation expense to be recorded in future periods could decrease if the stock purchase rights do not fully vest.

At January 1, 2006, there are 292,100 shares of the above rights to purchase common stock outstanding.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

9.   Stockholders’ Equity (Deficit) (continued)

Stock Option Plans

In August 2003 and October 2004 our board of directors and stockholders adopted the 2003 Stock Option Plan and 2004 Stock Option Plan, respectively (collectively referred to as the “Plan”). The number of shares available for options under the 2003 Plan and 2004 Plan, as amended, is 2,500,000 and 5,000,000, respectively. The following description of our Plan is a summary and qualified in our entirety by the text of the Plan. The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors and consultants. The Plan authorizes the grant of options to purchase shares of our common stock to employees, directors and consultants. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

The number of shares available for options under the Plan is 7,500,000. As of December 31, 2006, 2,016,216 shares were available for future grants. The options under the Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options. The Plan is administered by the board of directors. Subject to the provisions of the Plan, the board of directors has authority to determine the employees, directors and consultants who are to be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between us and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of our adoption but awards granted before that date may extend beyond that date.

Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. An option becomes exercisable at such time and for such amounts as determined by the board of directors. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the board of directors on the date the option is granted. The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefore to give effect to any stock dividend, stock split, stock combination or other reorganization.

Under our 2003 Stock Plan and our 2004 Stock Option Plan (the “Option Plans”), 7,500,000 shares of Common Stock are authorized for issuance to our employees, officers, consultants, and directors. Stock options are granted at fair market value as determined by the board of directors on the date of grant with terms up to ten years. Under the terms of the Option Plans, generally 25% of the stock options granted to employees will vest one year after the date of employment or the date of grant, whichever is appropriate, and the remaining stock options will continue to vest ratably over the remainder of the four-year vesting period. Certain grants of options to employees after the initial grant of options to employees vest over three years. Stock option grants to members of our Board of Directors in compensation for their services vest over four calendar quarters

In July, August and September 2003, the Company granted the right to purchase 250,000 shares, 175,000 shares and 150,000 shares with exercise prices of $0.075, $0.10 and $0.25 per share, respectively, to employees in connection with employment agreements. The rights vest over a three year period and expire in July, August and September 2006. The Company will record stock compensation expense for the excess of the deemed fair market value over the exercise price at the date of issuance. The compensation expense is being recognized over the vesting period of three years using the straight line method. For the year ended January 1, 2006 the Company recorded stock compensation expense of $429,387.  In November 2005, an employee terminated his employment with the Company and 32,900 additional shares of unvested rights to purchase common stock expired. At January 1, 2006, this employee had vested the right to purchase 142,100 shares of the Company’s common stock at a price of $0.10 per share, provided such purchase be made on or before January 17, 2006. On January 13, 2006 the employee purchased 20,000 shares of the Company’s common stock at $0.10 per share and on January 17, 2006 rights to purchase 122,100 shares expired.

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

The following table summarizes activity under the equity incentive plans for the three years ended December 31, 2006:

	Shares Available For Grant	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Remaining Contractual Life (in years)	Aggregate Intrinsic Value

Balance at January 2, 2005	1,827,000	3,173,000	$1.41

Authorized	2,500,000	-	-
Granted	(1,263,000)	1,263,000	1.27
Exercised	-	-	-
Cancelled	519,030	(519,030)	1.36
Balance at January 1, 2006	3,583,030	3,916,970	$1.38

Authorized	-	-	-
Granted	(4,185,000)	4,185,000	0.86
Exercised	-	-	-
Cancelled	2,618,186	(2,618,186)	1.44
Balance at December 31, 2006	2,016,216	5,483,784	$0.96	9.2	$6,839,716

Options vested and expected to vest at December 31, 2006		3,939,492	$0.97	9.0	$4,805,454

Options vested and exercisable at December 31, 2006		1,116,968	$1.19	8.2	$1,188,927

The weighted average grant date fair value of options granted during the fiscal year ended December 31, 2006 and January 1, 2006 was $0.74 and $0.82, respectively. The total fair value of shares vested during the year ended December 31, 2006 and January 1, 2006 was $1,374,836 and $1,412,246, respectively. The total fair value of shares forfeited and cancelled for the fiscal year ended December 31, 2006 was $3,831,217.

The number of unvested shares as of December 31, 2006 and January 1, 2006 was 4,366,782 and 1,667,226 respectively and the weighted average grant date fair value of nonvested shares as of December 31, 2006 and January 1, 2006 was $0.73 and $1.35 respectively. The total compensation cost for nonvested shares is expected to be recognized over the next 3.1 years on a weighted average basis.

The options outstanding and exercisable at December 31, 2006 were in the following exercise price ranges:

	Options Outstanding			Options Vested and Exercisable
	At December 31, 2006			At December 31, 2006
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Remaining	Average
	Number	Contractual	Exercise	Number	Contractual	Exercise
	Outstanding	Life (Years)	Price	Outstanding	Life (Years)	Price
$0.45 - $0.69	2,025,000	9.5	$0.56	205,554	9.3	$0.50
$0.70 - $1.19	2,442,784	9.0	$0.96	563,473	8.0	$0.89
$1.20 - $3.35	1,016,000	9.0	$1.74	347,941	7.9	$2.08
	5,483,784	9.2	$0.96	1,116,968	8.2	$1.19

10.       Income Taxes

The components of income and loss before income taxes are as follows:

	December 31,	January 1,
	2006	2006
Domestic	$(7,729,336)	$(6,738,915)
Foreign	(25,716)	-
Loss before income taxes	$(7,755,052)	$(6,738,915)

The Company’s provision for income taxes consists of the following:

	December 31,	January 1,
	2006	2006
Current income taxes
Federal/state	$-	$-
Foreign	46,679	-
Total current income taxes	46,679	-

Deferred income taxes
Federal/state	-	-
Foreign	(298,252)	-
Total deferred income taxes	(298,252)	-

Provision for income taxes	$(251,573)	$-

Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	Fiscal Year Ended
	December 31, 2006	January 1, 2006
Deferred tax assets:
Federal and state net operating losses	$7,582,244	$5,468,362
Research credits	487,523	529,974
Non-deductible accrued expenses	1,248,740	1,209,378
Valuation allowance	(9,318,507)	(7,207,714)
Total deferred tax assets	-	-

Deferred tax liability:
Foreign intangibles	(2,820,600)	-
Net deferred tax liabilities	$(2,820,600)	$-

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

10.      Income Taxes (continued)

Reconciliation between the tax provision computed at the statutory income tax rate of 35% and the Company’s actual effective income tax provision is as follows:

	Fiscal Year Ended
	December 31,	January 1,
	2006	2006
Computed at statutory rate	$(2,642,376)	$(2,291,230)
Research & development credits	42,451	(147,171)
State income taxes	(288,260)	(118,709)
Stock compensation - ISO	393,175	-
Loss not benefited	2,146,098	2,398,896
Foreign tax	46,129	-
Other	4,531	158,214
Total	$(298,252)	$-

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The Valuation Allowance increased by $2,066,381 and by $2,398,896 for the fiscal years ended December 31, 2006 and January 1, 2006, respectively.

As of December 31, 2006, the Company had net operating loss carryforwards for federal income tax purposes of approximately $19,450,980 which expire beginning after the year 2020. The Company also has California net operating loss carryforwards of approximately $16,619,398 which expire beginning after the year 2012. The Company also has federal and California research and development tax credits of $230,748 and $256,776. The federal research credits will begin to expire in the year 2021 and the California research credits have no expiration date. The Company also has California Manufacturer’s Investment Credit of $4,382 which begins to expire after the year 2012.

Utilization of the Company’s net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

Undistributed earnings of our foreign subsidiaries of approximately $43,000 at December 31, 2006 are considered to be indefinitely reinvested and, accordingly, no provisions for federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. This interpretation is effective for the Company in the first quarter of fiscal year 2008. The Company is in the process of evaluating the impact of the adoption of this statement on the Company’s consolidated financial position, results of operations and cash flows.

11.      Related Party Transactions

On November 29, 2005, the Company received loan proceeds of $90,000 from Cagan McAfee Capital Partners, a related party, and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. This loan, together with accrued interest of $562, was paid in full on January 6, 2006.

On December 13, 2005, the Company received loan proceeds of $150,000 from Laird Cagan, a related party who is a partner with Chadbourn Securities, Inc., and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. On February 28, 2006, Mr. Cagan requested that $130,000 of the loan principal owed to him by the Company be converted to a purchase of 325,000 shares of the Company’s common stock in conjunction with the private placement sales of the company’s common stock that closed on this date. The remaining loan principal of $20,000, together with accrued interest of $1,971, was paid in full by the Company on March 22, 2006.

Related party transactions occurring from the issuance of options were as follows:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Douglas J. Glader	-	-	$-	-
Thomas Williams	16,000	-	$3.35	3/9/2014
	16,000	-	$1.67	4/20/2015
	450,000	-	$0.69	3/20/2016
	750,000	-	$0.52	8/11/2016
	75,000	-	$1.42	6/14/2008
	10,000	-	$1.86	4/13/2008
Gary Johnson	361,111	138,889	$0.92	10/12/2014
	500,000	-	$0.52	8/11/2016
Albert Lopez	900,000	-	$1.19	10/24/2016
Jay Zerfoss	50,000	-	$0.72	3/22/2016
Sven Nowicki	-	-	$-	-
Tom Saponas	28,000	-	$1.70	4/1/2015
	16,000	-	$1.67	4/20/2015
Scott McClendon	28,000	-	$3.35	3/9/2014
	16,000	-	$1.67	4/20/2015

Procera Networks, Inc.
Notes to Consolidated Financial Statements
December 31, 2006

12.       Segment Information

The Company operates in one segment, using one measure of profitability to manage its business. Revenues for geographic regions are based upon the customer’s location. The following are summaries of revenue and long lived assets by geographical region:

	Year Ended

	December 31,	January 1,
REVENUES	2006	2006
United States	$469,419	$208,786
Australia	195,252	-
Asia	84,545	36,466
Europe	252,113	9,557
South America	60,702	-
Scandinavia	830,898	-
West Indies	21,501	-
Total	$1,914,430	$254,809

December 31,
2006
Long-lived assets:
United States	$1,437,549
Sweden	9,263,358
Australia	44,355
Total	$10,745,262

Foreign sales as a percentage of revenues were 75% and 18% for the year ended December 31, 2006, and January 1, 2006, respectively.

The Company’s accounts receivable are derived from revenue earned from customers located in the United States, Australia, Asia, Europe, and the Middle East. The Company performs ongoing credit evaluations of certain customers’ financial condition and, generally, requires no collateral from its customers. For the year ended December 31, 2006, three customers accounted for 24%, 13% and 7% of revenues, respectively, and no other customer accounted for more than 5% of total sales for the year. For the year ended January 1, 2006, two customers accounted for 46% and 15% of revenues, respectively.

13.      Subsequent Events

None

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.

We have adopted provisions in our articles of incorporation that limit the personal liability of our directors and officers for damages for breach of their fiduciary duty as directors or officers, except for liability that (i) results from acts or omissions which involve intentional misconduct, fraud or a knowing violation law; (ii) involve the payment of dividends in violation of the Nevada General Corporation Law or (iii) cannot be eliminated under the Nevada General Corporation Law.

We have also entered into indemnification agreements with our directors and officers that may require us: to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada General Corporation Law.  We maintain directors’ and officers’ insurance.

Item 25 Other Expense of Issuance and Distribution

Registration Fee	$1,896
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$12,000
Miscellaneous	$500
Total	$44,396

Item 26 Recent Sales of Unregistered Securities

THE JULY 2007 INVESTORS.

In July 2007, we completed the sale of 3,999,750 shares of our restricted common stock for $2.00 per share for a total of $7,999,500 to institutional and accredited investors (the “July 2007 Investors”).  Chadbourn Securities, Inc. served as placement agent for the transaction.  We paid as compensation to the placement agents cash fees totaling $639,960 and issued warrants to purchase an aggregate of 199,988 shares of our common stock at a per share price of $2.00, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part..  The warrants are exercisable, in whole or in part, until July 17, 2012. Each July 2007 Investor completed a subscription agreement and a registration rights agreement, forms of which are filed as exhibits to the registration statement of which this prospectus is a part, and represented to us that they were accredited investors purchasing the shares for their own account.  The July 2007 investors received registration rights with respect to the shares of common stock issued and to the shares of common stock underlying their warrants, and this registration statement satisfies our obligations.  The offering of securities to the July 2007 Investors was made pursuant to rule 506 of the Securities Act of 1933, as amended.

THE NOVEMBER 2006 INVESTORS

In December 2004, we completed the sale of 5,762,500 shares of our restricted common stock for $0.80 per share for a total of $4,610,000 to institutional and accredited investors (the “December 2004 Investors”).  The December 2004 Investors purchased the shares pursuant to subscription agreements under which the Company also issued warrants (the "Warrants") to purchase an aggregate of 1,728,750 shares of our restricted common stock at a per share exercise price of $1.25, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part, and warrants to purchase an aggregate of 1,728,750 shares of our restricted common stock at a per share exercise price of $1.37, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.  These Warrants are exercisable, in whole or in part, until November 30, 2011. Seidler Companies and Pacific Wave Capital served as placement agents for the transaction.  We issued as compensation to the placement agents, warrants to purchase 173,206 shares of our restricted common stock at a per share exercise price of $1.25 and warrants to purchase 173,203 shares of our restricted common stock at a per share exercise price of $1.37.  These warrants are exercisable in whole or in part, until November 30, 2011. Each December 2004 Investor completed a subscription agreement, warrant agreement, and a registration rights agreement, and represented to us that they were accredited investors purchasing the shares for their own account.  The offering of securities to the November 2006 Investors was made pursuant to rule 506 of the Securities Act of 1933, as amended.

THE FEBRUARY 2006 INVESTORS

In February 2006, we completed the sale of 15,000,025 shares of our restricted common stock for $0.40 per share for a total of $6,000,010 to 33 institutional and accredited investors (the " February 2006 Investors ").  Chadbourn Securities, Inc. served as the primary placement agent for the transaction.  We paid as compensation to the placement agents cash fees totaling $480,000, and issued  warrants to purchase an aggregate of 1,500,000 of our restricted common stock at a per share exercise price of $0.40, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.  The warrants are exercisable, in whole or in part, until February 28, 2011. Each February 2006 Investor completed a subscription agreement and a registration rights agreement, forms of which are filed as exhibits to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account.  The offering of securities to the February 2006 Investors was made pursuant to rule 506 of the Securities Act of 1933, as amended.

SERVICE PROVIDERS AND EMPLOYEES

On January 24, 2007, we issued to Don Henry, for sales services to be provided, warrants to purchase 100,000 shares of our restricted common stock at a per share exercise price of $2.14.  These warrants are exercisable, in whole or in part, until January 2010.

On April 9, 2007, Thomas Costello exercised employee incentive stock options and purchased 20,000 shares and 7,784 shares of our restricted common stock at a per share exercise price of $0.92 and $0.83, respectively.

On May 29, 2007, Tai Nguyen exercised employee incentive stock options and purchased 3,000 shares of our restricted common stock at a per share exercise price of $0.72.

On June 20, 2007, Tai Nguyen exercised employee incentive stock options and purchased 11,676 shares and 2,833 shares of our restricted common stock at a per share exercise price of $0.83 and $0.72, respectively.

On July 31, 2007, we issued to Joseph A. Noel, for consulting services provided, warrants to purchase 70,000 shares of our restricted common stock at a per share exercise price of $1.12.  These warrants are exercisable, in whole or in part, until July 2010.

On August 2, 2006, we issued warrants to purchase 360,000 shares of our common stock at a price of $1.40 per share to Liviakis Financial Communications, Inc. and warrants to purchase 40,000 shares of our common stock at a price of $1.40 to Mark Berhard as compensation for business development and strategic advisory services performed during the period August 2, 2004 and February 2, 2005.  These warrants are exercisable, in whole or in part, until August 2, 2008.

On January 24, 2007, we issued warrants to purchase 15,000 shares of our common stock at a price of $2.14 per share to Al Salottolo as compensation for assisting in the identification of candidates for an executive personnel search.  These warrants are exercisable, in whole or in part, until January 24, 2012.

The above issuances of securities to service providers and employees were made in reliance on section 4(2) of the Securities Act of 1933, as amended.

Item 27 Exhibits

EXHIBITS

2.1* Agreement and Plan of Merger included in our Preliminary Proxy Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
2.2* First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between Procera and the Sellers of Netintact dated August 18, 2006 included as exhibit 2.1 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.

2.3* Form of Closing Date Warrant Agreement dated August 18, 2006. included as exhibit 2.2 in our form 8-K filed on August 18, 2006 and incorporated herein by reference
2.4* Form of Incentive Warrant Agreement dated August 18, 2006 included as exhibit 2.3 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.
2.5* Lockup Agreement dated August 18, 2006 included as exhibit 2.4 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.
2.6* Voting Agreement dated August 18, 2006 included as exhibit 2.5 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.
2.7* Escrow Agreement dated August 18, 2006 included as exhibit 2.6 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.
2.8* First Amendment to First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between Procera and the Sellers of Netintact Dated January 24, 2007 included as exhibit 2.8 in our form 10-KSB filed on April 16, 2007 and incorporated herein by reference.

3.1* Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
3.2* Amendment to Articles of Incorporation includes as Exhibit 99.1 to our form 8-K filed on October 12, 2005 and incorporated herein by reference.
3.2* Bylaws included as Exhibit 3.2 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
4.1*Form of Subscription Agreement for July, 2007 offering included as Exhibit 10.1 to our current report form 8-K filed on July 17, 2007
4.2*Form of Registration Rights Agreement for July, 2007 offering included as Exhibit 10.2 to our current report on Form 8-K filed on July 17, 2007
4.3 Form of Warrant Agreement for July, 2007 offering.
4.4* Form of Subscription Agreement for November, 2006 offering included as Exhibit 2.1 to our current report form 8-K filed on November 30, 2006 and incorporated herein by reference
4.5* Form of Registration Rights Agreement for November, 2006 offering included as Exhibit 2.3 to our current report on Form 8-K filed on November 30, 2006 and incorporated herein by reference.
4.6*Form of Warrant agreement for November, 2006 offering included as Exhibit 2.2 to our current report on Form 8-K filed on November 30, 2006 and incorporated herein by reference

4.7* Form of Subscription Agreement for February, 2006 offering included as Exhibit 10.1 to our current report on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.8* Form of Amendment to Subscription Agreement for February, 2006 offering included as Exhibit 10.2 to our current report on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.9* Form of Registration Rights Agreement for February, 2006 offering included as Exhibit 10.4 to our current report on Form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.10* Form of Subscription Agreement for December 2004 offering included as Exhibit 10.1 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference
4.11* Form of Registration Rights Agreement for December 2004 offering included as Exhibit 10.2 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.12 * From of Warrant agreement for December 2004 offering included as Exhibit 10.3 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.13 Form of Subscription Agreement for June 2003 offering.
4.14 Form of Registration Rights Agreement for June 2003 offering
4.15 Form of Warrant Agreement for June 2003 offering
5.1 Opinion of McDonald Carano Wilson LLP
10.1* 2003 Stock Option Plan included as Exhibit 10.1 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference
10.2* 2004 Stock Option Plan included as Exhibit 99.3 to our current report 8-K filed on October 12, 2005 and incorporated herein by reference
10.3 Lease agreement by and between the Company and Vasona Business Park dated as of May 1, 2005
10.4* Employee Offer Letter for Douglas J. Glader included at Exhibit 10.3 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference
10.5* Employee Offer Letter for Thomas H. Williams included as Exhibit 99.1 to our current report form 8-K filed on March 23, 2006 and incorporated heron by reference
10.6* Employee Offer Letter for Jay Zerfoss included as Exhibit 10.6 form 10KSB filed on April 3, 2006 and incorporated herein by reference
10.7* Employee Offer Letter for Gary Johnson includes as Exhibit 10.8 on form 10KSB filed on April 3, 2006 and incorporated herein by reverence
16.1* Letter on changing registrants certifying accountant included as Exhibit 4.01 to our current report form 8-K filed on June 7, 2006 and incorporated herein by reference
21.1 List of Subsidiaries
23.1 Consent of Independent Accountants – Burr, Pilger & Mayer LLP
23.2 Consent of Independent Accountants – PMB Helin Donovan, LLP
23.3 Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1)

Item 28 Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)          Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          Include any additional or changed material information on the plan of distribution.

(2)          That for determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the town of Los Gatos, State of California on October 3, 2007.

PROCERA NETWORKS, INC.

By:	/s/ Douglas Glader
Douglas Glader
Chief Executive Officer

By:	/s/ Thomas Williams
Thomas Williams
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Procera Networks, Inc., and each of us, do hereby constitute and appoint Thomas Williams and Douglas J. Glader, and each or any one of them our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Douglas J. Glader	President, Chief Executive Officer	October 3, 2007
Douglas J. Glader	and Director
(Principal Executive Officer)

/s/ Thomas Saponas	Director	October 3, 2007
Thomas Saponas

/s/ Thomas Williams	Chief Financial Officer and Director	October 3, 2007
Thomas Williams	(Principal Financial Officer)

/s/Staffan Hillberg	Director	October 3, 2007
Staffan Hillberg

/s/ Mary Losty	Director	October 3, 2007
Mary Losty

/s/ David Stepner	Chief Operating Officer	October 3, 2007
David Stepner

/s/ Gary J. Johnson	Senior VP of Sales and Marketing	October 3, 2007
Gary J. Johnson

/s/ Scott McClendon	Director	October 3, 2007
Scott McClendon

/s/ Sven Nowicki	President of Netintact, AB and Director	October 3, 2007
Sven Nowicki

/s/ Paul Eovino	VP Finance, Controller	October 3, 2007
Paul Eovino	(Principal Accounting Officer)

EXHIBIT INDEX

2.1* Agreement and Plan of Merger included in our Preliminary Proxy Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
2.2* First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between Procera and the Sellers of Netintact dated August 18, 2006 included as exhibit 2.1 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.

2.3* Form of Closing Date Warrant Agreement dated August 18, 2006. included as exhibit 2.2 in our form 8-K filed on August 18, 2006 and incorporated herein by reference
2.4* Form of Incentive Warrant Agreement dated August 18, 2006 included as exhibit 2.3 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.
2.5* Lockup Agreement dated August 18, 2006 included as exhibit 2.4 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.
2.6* Voting Agreement dated August 18, 2006 included as exhibit 2.5 in our form 8-K filed on August 18, 2006 and incorporated herein by reference...
2.7* Escrow Agreement dated August 18, 2006 included as exhibit 2.6 in our form 8-K filed on August 18, 2006 and incorporated herein by reference.
2.8* First Amendment to First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between Procera and the Sellers of Netintact Dated January 24, 2007 included as exhibit 2.8 in our form 10-KSB filed on April 16, 2007 and incorporated herein by reference.

3.1* Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
3.2* Amendment to Articles of Incorporation includes as Exhibit 99.1 to our form 8-K filed on October 12, 2005 and incorporated herein by reference.
3.2* Bylaws included as Exhibit 3.2 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
4.1*Form of Subscription Agreement for July, 2007 offering included as Exhibit 10.1 to our current report form 8-K filed on July 17, 2007
4.2*Form of Registration Rights Agreement for July, 2007 offering included as Exhibit 10.2 to our current report on Form 8-K filed on July 17, 2007
4.3 Form of Warrant Agreement for July, 2007 offering.
4.4* Form of Subscription Agreement for November, 2006 offering included as Exhibit 2.1 to our current report form 8-K filed on November 30, 2006 and incorporated herein by reference
4.5* Form of Registration Rights Agreement for November, 2006 offering included as Exhibit 2.3 to our current report on Form 8-K filed on November 30, 2006 and incorporated herein by reference.
4.6*Form of Warrant agreement for November, 2006 offering included as Exhibit 2.2 to our current report on Form 8-K filed on November 30, 2006 and incorporated herein by reference
4.7* Form of Subscription Agreement for February, 2006 offering included as Exhibit 10.1 to our current report on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.8* Form of Amendment to Subscription Agreement for February, 2006 offering included as Exhibit 10.2 to our current report on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.9* Form of Registration Rights Agreement for February, 2006 offering included as Exhibit 10.4 to our current report on Form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.10* Form of Subscription Agreement for December 2004 offering included as Exhibit 10.1 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference
4.11* Form of Registration Rights Agreement for December 2004 offering included as Exhibit 10.2 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.12 * From of Warrant agreement for December 2004 offering included as Exhibit 10.3 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.13 Form of Subscription Agreement for June 2003 offering.
4.14 Form of Registration Rights Agreement for June 2003 offering
4.15 Form of Warrant Agreement for June 2003 offering
5.1 Opinion of McDonald Carano Wilson LLP
10.1* 2003 Stock Option Plan included as Exhibit 10.1 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference

10.2* 2004 Stock Option Plan included as Exhibit 99.3 to our current report 8-K filed on October 12, 2005 and incorporated herein by reference
10.3 Lease agreement by and between the Company and Vasona Business Park dated as of May 1, 2005
10.4* Employee Offer Letter for Douglas J. Glader included at Exhibit 10.3 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference
10.5* Employee Offer Letter for Thomas H. Williams included as Exhibit 99.1 to our current report form 8-K filed on March 23, 2006 and incorporated heron by reference
10.6* Employee Offer Letter for Jay Zerfoss included as Exhibit 10.6 form 10KSB filed on April 3, 2006 and incorporated herein by reference
10.7* Employee Offer Letter for Gary Johnson includes as Exhibit 10.8 on form 10KSB filed on April 3, 2006 and incorporated herein by reverence
16.1* Letter on changing registrants certifying accountant included as Exhibit 4.01 to our current report form 8-K filed on June 7, 2006 and incorporated herein by reference
21.1 List of Subsidiaries
23.1 Consent of Independent Accountants – Burr, Pilger & Mayer LLP
23.2 Consent of Independent Accountants – PMB Helin Donovan, LLP
23.3 Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1)

*	Previously filed.